UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SCPIE HOLDINGS INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

N/A

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common stock, par value $.0001 per share, of SCPIE Holdings Inc. (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies:
9,581,333 shares of Common Stock (including shares of restricted Common Stock), 40,000 shares of deferred Common Stock and 768,100 options to purchase shares of Common Stock. For purposes of calculating the filing fee, the aggregate number of securities to which the transaction applies does not include treasury shares of Common Stock and 500,000 shares of Common Stock that have been issued to a wholly owned subsidiary of Registrant.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Calculated solely for the purpose of determining the filing fee. The filing fee was calculated based on the sum of (a) $28.00 per share for 9,581,333 shares of Common Stock and 40,000 shares of deferred Common Stock and (b) $28.00 per share minus the weighted average exercise price of $13.02 per share for 768,100 options to purchase shares of Common Stock. In accordance with Section 14(g)(1)(A) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the aggregate merger consideration of $280,903,462.

(4)	Proposed maximum aggregate value of transaction: $280,903,462

(5)	Total fee paid: $8,624

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Mitchell S. Karlan, M.D.

Chairman

January 29, 2008

Dear Stockholders:

You are cordially invited to attend a special meeting of stockholders of SCPIE Holdings Inc., or SCPIE, to be held at our principal executive offices located at 1888 Century Park East, Los Angeles, CA 90067, on March 26, 2008, at 10:00 a.m., Pacific Time.

At this important meeting you will be asked to approve the Agreement and Plan of Merger, dated as of October 15, 2007, among The Doctors Company, Scalpel Acquisition Corp (Merger Sub) and SCPIE. If the merger is approved, we will become a wholly owned subsidiary of The Doctors Company and stockholders will receive $28.00 in cash for each share of common stock. The particulars of the structure of the transaction and other important facts, such as tax consequences, are described in detail in the attached documents which we encourage you to read in their entirety.

Each of the SCPIE board of directors and the transactions committee of the board of directors has carefully reviewed and considered the terms and conditions of the merger agreement and, based on its review, has determined that the merger agreement and, the transactions contemplated thereby, are advisable and fair to and in the best interests of the stockholders of SCPIE. Therefore, your board recommends that stockholders vote “FOR” approval of the merger at the special meeting. In reaching its determination, the SCPIE board of directors and transactions committee considered a number of factors described more fully in the accompanying proxy statement.

Your vote is important. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of all outstanding shares of SCPIE common stock entitled to vote on the proposal. AS A RESULT, YOUR FAILURE TO SUBMIT A PROXY OR VOTE IN PERSON WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

Regardless of the number of shares you own, I encourage you to take action in time for your vote to be counted. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed WHITE proxy in the enclosed postage-paid envelope, or vote by telephone or via the Internet using the instructions on the proxy card before the meeting. Returning the enclosed WHITE proxy or submitting a proxy by telephone or Internet will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please give the material careful attention. You also may obtain more information about SCPIE from documents we have filed with the Securities and Exchange Commission.

If you have any questions about the proposed merger or about how to vote your shares, please call SCPIE’s proxy solicitor, MacKenzie Partners, Inc., Toll-Free at 800-322-2885 or contact SCPIE’s communications department at SCPIE Holdings Inc., 1888 Century Park East, Suite 800, Los Angeles, California 90067-1712, or by telephone at (310) 551-5900.

Thank you for your support of SCPIE.

Sincerely,

Mitchell S. Karlan, M.D.

Chairman

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the enclosed documents. Any representation to the contrary is a criminal offense.

The proxy statement is dated January 29, 2008, and is expected to be first mailed to stockholders on or about January 29, 2008.

If you have questions or need assistance voting your shares contact:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

SCPIE HOLDINGS INC.

1888 Century Park East

Los Angeles, California 90067

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 26, 2008

NOTICE IS HEREBY GIVEN that a special meeting of SCPIE Holdings Inc., or SCPIE, will be held at our principal executive offices located at 1888 Century Park East, Los Angeles, CA 90067, on March 26, 2008, at 10:00 a.m., Pacific Time, to consider and vote upon the following matters:

•

a proposal to adopt the Agreement and Plan of Merger, dated as of October 15, 2007, referred to herein as the merger agreement, by and among The Doctors Company, a California-domiciled reciprocal inter-insurance exchange, referred to herein as Parent, Scalpel Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, referred to herein as Merger Sub, and SCPIE (Item 1 of the WHITE proxy card);

•

a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, referred to herein as the adjournment proposal (Item 2 on the WHITE proxy card); and

•	any other matter that may properly come before the special meeting or any adjournment or postponement of the special meeting.

SCPIE’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT LISTED ON ITEM 1 OF THE WHITE PROXY CARD AND “FOR” THE ADJOURNMENT PROPOSAL LISTED ON ITEM 2 OF THE WHITE PROXY CARD.

Only stockholders of record at the close of business on February 4, 2008, are entitled to receive notice of and to vote at the special meeting or any adjournments or postponements thereof. All stockholders, whether or not they expect to attend the special meeting in person, are requested to complete, date, sign and return the enclosed WHITE proxy card in the accompanying envelope or to submit a proxy by telephone or the Internet by following the instructions on the WHITE proxy card. The proxy may be revoked prior to the time at which it is voted at the meeting by the person who executed it by filing with the Secretary of SCPIE an instrument of revocation or a duly executed proxy bearing a later date, or by voting in person at the special meeting.

If you fail to return your WHITE proxy card or fail to submit your proxy by phone or the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. ANY FAILURE BY YOU TO RETURN YOUR WHITE PROXY CARD OR SUBMIT YOUR PROXY OR VOTE IN PERSON WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL TO ADOPT THE MERGER AGREEMENT. However, such failure will not affect the outcome of the vote regarding the adjournment proposal.

Each of the SCPIE board of directors and the transactions committee of the board of directors has determined that the merger agreement, and the transactions contemplated thereby, are advisable and fair to and in the best interests of the stockholders of SCPIE.

If you receive more than one WHITE proxy card because you own shares that are registered differently, please submit proxies covering all of your shares shown on all of your WHITE proxy cards through one of the methods described above. If you complete, sign and submit your WHITE proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal to adopt the merger agreement and in favor of the proposal to adjourn or postpone the special meeting referred to above.

SCPIE’s stockholders have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares under applicable provisions of Delaware law. In order to perfect and exercise appraisal rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Appendix C to the accompanying proxy statement, and a summary of these provisions can be found under “Dissenters’ Appraisal Rights” in the accompanying proxy statement.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

If you have any questions or need assistance in voting your shares, please call MacKenzie Partners, Inc., our proxy solicitation agent, toll-free at (800) 322-2885.

The merger agreement and the merger are described in the accompanying proxy statement. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

By order of the Board of Directors

Joseph P. Henkes
Secretary

January 29, 2008

i

ii

SUMMARY TERM SHEET

This summary term sheet summarizes selected information in the proxy statement. However, it may not contain all of the information that may be important to your consideration of the proposed merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about SCPIE. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find Additional Information” beginning on page 82.

The Parties to the Merger.

SCPIE Holdings Inc.

SCPIE Holdings Inc., a Delaware corporation headquartered in Los Angeles, California, through its subsidiaries, is primarily a provider of medical malpractice insurance and related liability products to physicians, oral surgeons, healthcare facilities and others engaged in the healthcare industry in California and Delaware. SCPIE’s principal executive offices are located at 1888 Century Park East, Los Angeles, California 90067 and its telephone number is (310) 551-5900. References to “SCPIE,” the “Company,” “we,” “our,” or “us” in this proxy statement refer to SCPIE Holdings Inc. and its subsidiaries, unless otherwise indicated by the context.

The Doctors Company

The Doctors Company, a California-domiciled reciprocal inter-insurance exchange, which we refer to in this proxy statement as “Parent,” along with its subsidiaries, is a physician-owned medical malpractice insurer. The Doctors Company provides protection and risk management for sole practitioners, doctors’ groups, and physicians working in clinics, hospitals and managed care organizations. The Doctors Company’s principal executive offices are located at 185 Greenwood Road, Napa, California, 94558 and its telephone number is (800) 421-2368.

Scalpel Acquisition Corp.

Scalpel Acquisition Corp., a Delaware corporation, which we refer to in this proxy statement as “Merger Sub,” is a wholly owned subsidiary of Parent. Merger Sub was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its organization and in connection with the transactions contemplated by the merger agreement. Merger Sub’s principal executive offices are located at 185 Greenwood Road, Napa, California, 94558 and its telephone number is (800) 421-2368.

See “The Parties to the Merger” beginning on page 50.

The Merger.

You are being asked to vote to adopt the Agreement and Plan of Merger, dated as of October 15, 2007, among Parent, Merger Sub and SCPIE, which we refer to in this proxy statement as the “merger agreement,” pursuant to which Merger Sub will merge with and into SCPIE, with SCPIE continuing as the surviving corporation in the merger, which we refer to as the surviving corporation. The surviving corporation initially will be a wholly owned subsidiary of Parent following the merger. See “The Merger Agreement” beginning on page 55. As a result of the merger, SCPIE will cease to be an independent, publicly traded company. A copy of the merger agreement is attached as Appendix A to this proxy statement. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

Merger Consideration.

If the merger is completed, you will be entitled to receive $28.00 in cash, without interest and less any applicable withholding taxes, for each share of SCPIE common stock that you own (unless you choose to be a dissenting stockholder by exercising and perfecting your appraisal rights under Delaware law with respect to the merger). See “The Merger Agreement—Merger Consideration” and “Dissenters’ Appraisal Rights” beginning on pages 55 and 76, respectively.

Treatment of Outstanding Options, Restricted Stock and Deferred Stock.

Stock Options. At the effective time of the merger, each outstanding option to acquire SCPIE common stock will become fully vested and exercisable. All such options not exercised prior to the effective time of the merger will be cancelled and exchanged for the right to receive a cash payment equal to the number of shares of SCPIE common stock underlying the options, multiplied by the excess, if any, of $28.00 over the exercise price per share of SCPIE common stock previously subject to such options, without interest and less any applicable withholding taxes.

Restricted Stock and Deferred Stock. At the effective time of the merger, each share of restricted SCPIE common stock or deferred SCPIE common stock will become fully vested and will be converted into the right to receive the merger consideration, without interest and less any applicable withholding taxes.

See “The Merger Agreement—Treatment of Options, Restricted Stock and Deferred Stock” beginning on page 56.

Record Date and Voting.

You are entitled to vote at the special meeting if you own shares of SCPIE common stock at the close of business on February 4, 2008, the record date for the special meeting. Each outstanding share of SCPIE common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting and any adjournment or postponement thereof. As of January 22, 2008, there were approximately 9,583,165 shares of SCPIE common stock outstanding. An additional 500,000 shares of SCPIE common stock have been issued to a wholly owned subsidiary of SCPIE. These shares are neither voted nor counted for purposes of a quorum under applicable provisions of the Delaware General Corporation Law. See “The Special Meeting of Stockholders—Record Date” beginning on page 51.

Stockholder Vote Required to Adopt the Merger Agreement and the Adjournment Proposal.

You are being asked to consider and vote upon a proposal to adopt the merger agreement. For us to complete the merger, stockholders holding a majority of the shares of SCPIE common stock outstanding at the close of business on the record date and entitled to vote on the proposal must vote FOR the proposal to adopt the merger agreement. Abstentions and broker non-votes will have the effect of a vote AGAINST the proposal to adopt the merger agreement. The adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of SCPIE common stock present or represented by proxy at the special meeting. As a result, abstentions and broker non-votes will have the same effect as a vote AGAINST the adjournment proposal. See “The Special Meeting of Stockholders—Voting Rights; Quorum; Vote Required for Approval” beginning on page 51.

Voting Information.

Before voting your shares of SCPIE common stock, we encourage you to read this proxy statement in its entirety, including its appendices and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your shares can be voted at the special meeting, please complete, sign, date and mail the enclosed WHITE proxy card, or submit your proxy via the Internet or by telephone as soon as possible. If a broker holds your shares in “street name,” your broker should provide you with instructions on how to record your vote. See “The Special Meeting of Stockholders—Voting and Revocation of Proxies” beginning on page 52.

Determination of the Board of Directors and Transactions Committee.

After careful consideration, each of the SCPIE board of directors and the transactions committee of the board of directors has determined that the merger agreement, and the transactions contemplated thereby, are advisable, fair to and in the best interests of the stockholders of SCPIE. See “The Merger—Determination of the Board of Directors; Reasons for the Merger; Recommendations” beginning on page 30.

SCPIE’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT LISTED ON ITEM 1 OF THE WHITE PROXY CARD AND “FOR” THE ADJOURNMENT PROPOSAL LISTED ON ITEM 2 OF THE WHITE PROXY CARD.

Share Ownership of SCPIE Directors and Officers.

As of January 22, 2008, the directors and executive officers of SCPIE held and are entitled to vote at the special meeting, in the aggregate, approximately 967,603 shares of SCPIE common stock representing approximately 10% of the outstanding shares of SCPIE common stock. Each of the directors and executive officers has informed SCPIE that he or she currently intends to vote all of his or her shares of SCPIE common stock FOR the proposal to adopt the merger agreement and FOR the adjournment proposal. See “The Special Meeting of Stockholders—Voting Rights; Quorum; Vote Required for Approval” beginning on page 51.

Opinion of the Board of Directors’ Financial Advisor.

On October 15, 2007, and in connection with the merger, Deutsche Bank Securities Inc., the financial advisor to SCPIE, referred to herein as Deutsche Bank, delivered to SCPIE’s board of directors an oral opinion, which was subsequently confirmed in writing, to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, factors, assumptions and limitations described in the Deutsche Bank opinion, the merger consideration of $28.00 per share was fair, from a financial point of view, to holders of outstanding shares of SCPIE common stock. The full text of the written opinion, dated October 15, 2007, of Deutsche Bank, setting forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of SCPIE common stock are encouraged to read the opinion carefully in its entirety.

Deutsche Bank provided its opinion to SCPIE’s board of directors in connection with its consideration of the merger. The opinion is not to be used for any other purpose and Deutsche Bank expressed no opinion as to the merits of the underlying decision by SCPIE to engage in the merger or as to how any holder of shares of SCPIE common stock should vote with respect to the merger.

Material United States Federal Income Tax Consequences.

For U.S. federal income tax purposes, your receipt of cash (whether as merger consideration or pursuant to the proper exercise of appraisal rights) in exchange for your shares of SCPIE common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of SCPIE common stock. Under U.S. federal income tax law, you may be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding may also apply with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. The tax consequences of the merger to you are complex and will depend upon your particular circumstances. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local, non-U.S. and other taxes and, if applicable, the tax consequences of the receipt of cash in connection with the conversion of your options to purchase SCPIE common stock, your shares of SCPIE common stock, restricted SCPIE common stock and/or your shares of deferred SCPIE common stock into the right to receive the appropriate option consideration or merger consideration. See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 46.

Procedures for Receiving the Merger Consideration.

See “The Merger—Procedures for Receiving the Merger Consideration and Option Consideration” beginning on page 40. Prior to the effective time of the merger, Parent will appoint a bank or trust company reasonably acceptable to SCPIE to act as paying agent for the payment of the merger consideration, without interest and net of any applicable withholding taxes.

If shares of SCPIE common stock (excluding any shares held by Parent, SCPIE and either of their subsidiaries) are held in certificated form, the paying agent will pay such merger consideration, pursuant to the terms of the merger agreement, upon surrender of the certificates representing such shares. If shares of SCPIE common stock (other than shares held by Parent, SCPIE and either of their subsidiaries) are registered with the transfer agent in any book-entry or uncertificated form, the paying agent will pay such merger consideration upon delivery of book-entry account statements reflecting the ownership of such shares. Promptly after the effective time of the merger, the surviving corporation will cause the paying agent to mail or deliver a letter of transmittal containing instructions for such stockholders. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Appraisal Rights.

Under the General Corporation Law of the State of Delaware, holders of SCPIE common stock who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all applicable requirements of Delaware law. A summary of the relevant provisions of Delaware law is included in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Holders of SCPIE common stock intending to exercise their appraisal rights must, among other things, submit a written demand for an appraisal to SCPIE prior to the vote on the proposal to adopt the merger agreement and must not vote or otherwise submit a proxy in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Appraisal Rights” beginning on page 76 and Appendix C.

Termination of the Merger Agreement.

Under certain circumstances, SCPIE and Parent may terminate the merger agreement and abandon the merger prior to the effective time of the merger, whether before or after obtaining the required stockholder approval. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 65. Circumstances under which the merger agreement can be terminated include the following:

•	the mutual written consent of Parent and SCPIE;

•	by Parent or SCPIE if any of the following occurs:

•

so long as a breach of the merger agreement by the terminating party is not the primary cause of such action, any actions are taken by a court of competent jurisdiction or other governmental authority permanently restraining, enjoining or otherwise prohibiting the merger, if such actions have become final and nonappealable,

•

the special meeting (including any adjournment thereof) is held and SCPIE fails to obtain approval of the proposal to adopt the merger agreement from a majority of the holders of SCPIE’s outstanding common stock entitled to vote on the proposal, or

•

so long as the action or failure to act of the terminating party is not the primary cause of the failure of the merger to occur on or before such date, if the merger has not been consummated by October 15, 2008 (referred to as the “outside date”), subject to extension to April 15, 2009, if all conditions have been or are capable of being satisfied at the time of such extension, other than those relating to insurance regulatory and antitrust approval of the merger;

•	by SCPIE if any of the following occurs:

•	at any time on or after October 15, 2008, if the merger has not been consummated prior to such date;

•

subject to compliance with the covenants described under “The Merger Agreement—Solicitation of Alternate Acquisition Proposals,” beginning on page 62, if SCPIE accepts a superior proposal to the merger; or

•

if (a) any representation or warranty of Parent has become untrue or Parent has breached any covenant or agreement set forth in the merger agreement, (b) such breach or misrepresentation is not capable of being cured prior to the outside date of the merger, and (c) such breach or misrepresentation would cause SCPIE’s conditions regarding the accuracy of Parent’s representations and the performance of covenants by Parent not to be satisfied;

•	by Parent if any of the following occurs:

•

if SCPIE’s board of directors has withdrawn or adversely modified the board’s recommendation of the merger, or the board has recommended to SCPIE’s stockholders that they approve or accept an acquisition proposal other than the merger; or

•

if (a) any representation or warranty of SCPIE has become untrue or SCPIE has breached any covenant or agreement set forth in the merger agreement, (b) such breach or misrepresentation is not capable of being cured prior to the outside date of the merger, and (c) such breach or misrepresentation would cause Parent’s conditions regarding the accuracy of SCPIE’s representations and the performance of covenants by SCPIE not to be satisfied. See “The Merger Agreement—Conditions to Completing the Merger” beginning on page 64.

Termination Fee.

See “The Merger Agreement—Termination Fees” and “The Merger Agreement—Limitation on Liability” beginning on page 66. In general, if the merger agreement is terminated, there will be no liability or obligation on SCPIE or Parent except with respect to certain provisions and the termination fees provided under the agreement. If SCPIE or Parent terminates the merger agreement under certain circumstances specified in the merger agreement, SCPIE or Parent must pay the other party a termination fee equal to 3% of the aggregate merger consideration. In the event SCPIE is required to pay a termination fee in connection with a termination of the merger agreement, such fee will be Parent’s sole and exclusive remedy. In the event Parent is required to pay a termination fee in connection with a termination of the merger agreement, such fee will be SCPIE’s sole and exclusive remedy, so long as Parent has complied with its covenants to use its best efforts to obtain antitrust and insurance regulatory approvals for the merger. Except to the extent the termination fees are the sole and exclusive remedy of the party receiving the fees, each party will have the right to recover to the fullest extent permitted by applicable law any liabilities or damages incurred or suffered by it as a result of the material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in the merger agreement. This includes, in the case that SCPIE is the recovering party, a material breach by Parent of its obligations to pay the merger consideration at closing.

Conditions to the Merger.

The obligation of each party to consummate the merger is subject to the satisfaction or waiver of a number of conditions. See “The Merger Agreement—Conditions to Completing the Merger” beginning on page 64.

The obligations of SCPIE, Parent and Merger Sub to consummate the merger are subject to the satisfaction of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of the holders of not less than a majority of the outstanding shares of SCPIE common stock entitled to vote on the proposal;

•

the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act,” must have expired or been earlier terminated and Parent must have delivered to SCPIE approval by state insurance regulators in California, Delaware and Arkansas of applications for change in control (see “The Merger—Regulatory Approvals” beginning on page 48); and

•

no temporary restraining order, preliminary or permanent injunction, judgment, decree or order issued by any court of competent jurisdiction or other governmental authority which prevents the consummation of the merger shall be in effect.

On November 28, 2007, the waiting period applicable to the consummation of the merger under the HSR Act expired.

The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction of the following additional conditions:

•	the representations and warranties of SCPIE must be true and correct as of the closing date, subject to certain material adverse effect qualifications;

•

SCPIE must have performed in all material respects all obligations that it is required under the merger agreement to perform on or prior to the consummation of the merger, subject to material adverse effect qualifications to certain of SCPIE’s obligations; and

•	since the date of the merger agreement, no change, event or circumstances must have occurred and be continuing that has had a material adverse effect on SCPIE that is continuing.

The obligations of SCPIE to consummate the merger are subject to the satisfaction of the following additional conditions:

•	the representations and warranties of each of Parent and Merger Sub must be true and correct as of the closing date, subject to certain material adverse effect qualifications;

•	Parent and Merger Sub must have performed in all material respects all obligations that each is required under the merger agreement to perform on or prior to the consummation of the merger; and

•	Parent must make (or cause to be made) the payments required to be made in connection with the merger.

Solicitations and Acceptance of Alternate Acquisition Proposals.

From and after the date of the merger agreement, SCPIE is generally not permitted to directly or indirectly:

•	solicit, initiate or knowingly encourage any acquisition proposal regarding SCPIE;

•	participate in any way in discussions or negotiations with, or furnish any non-public information to, any person that has made an acquisition proposal;

•

withdraw or modify in a manner adverse to Parent the recommendation of SCPIE’s board of directors that adoption of the merger agreement by SCPIE’s stockholders is advisable and that the board has determined that the merger is fair to and in the best interests of SCPIE’s stockholders;

•	other than the merger, approve or recommend any acquisition proposal; or

•	enter into any agreement or letter of intent with respect to any acquisition proposal.

Notwithstanding these restrictions, under certain circumstances, the SCPIE board of directors may respond to a bona fide unsolicited written alternative acquisition proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal so long as SCPIE complies with certain terms of the merger agreement described under “The Merger Agreement—Solicitation of Alternate Acquisition Proposals” beginning on page 62. These terms include negotiating with Parent in good faith to make adjustments to the merger agreement and, if required, paying a termination fee.

Financing of the Merger.

The merger agreement does not contain any condition to the merger relating to the receipt of financing by Parent and Merger Sub. Parent intends to fund the aggregate amount of the merger consideration and option consideration of approximately $281 million with cash from its available surplus.

Interests of SCPIE’s Directors and Executive Officers.

In considering the recommendations of the board of directors, SCPIE’s stockholders should be aware that certain of SCPIE’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of SCPIE’s stockholders generally. The SCPIE board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters.

At the effective time of the merger, shares of SCPIE common stock held by our executive officers and directors will be converted into cash consideration on the same terms as all shares of SCPIE common stock are converted. The vesting of options to acquire SCPIE common stock, restricted SCPIE common stock and deferred SCPIE common stock will occur automatically and be accelerated at the time of the merger. Certain executive officers will receive severance benefits if their employment is not continued after the merger, including if they have good reason to voluntarily terminate their employment or if they voluntarily terminate for any reason following a specified period after closing. Our executive officers and directors will also benefit from the indemnification and insurance provisions contained in the merger agreement with respect to their acts or omissions as executive officers or directors. Our executive officers may also benefit from Parent’s obligation to continue employee benefits after the merger. See “The Merger—Interests of SCPIE’s Directors and Executive Officers in the Merger” beginning on page 42.

Regulatory Approvals.

Under the HSR Act, the merger may not be completed until notification and report forms have been filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice and the applicable waiting period has expired or been terminated. SCPIE and Parent filed notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division on October 29, 2007. The applicable waiting period terminated on November 28, 2007. In addition, the merger requires the approval of the Departments of Insurance in California, Delaware and Arkansas.

On or about November 9, 2006, SCPIE discovered that during 2005 and 2006, a proprietary online account information system created for use by clients of SCPIE was accessed on several occasions by a person or persons using computers associated with Parent. SCPIE reported this information to governmental authorities, which have initiated and are currently conducting a criminal investigation into the matter. This investigation, or any criminal or other charges that may be brought as a result of this investigation may impact or delay Parent’s ability to secure regulatory approval for the merger.

See “The Merger—Regulatory Approvals” beginning on page 48.

Market Price of SCPIE Common Stock.

The closing price of SCPIE common stock on the New York Stock Exchange on October 15, 2007, the last trading day prior to announcement of the proposed merger transaction, was $22.09 per share. The $28.00 per share merger consideration to be paid, without interest and gross of any applicable withholding taxes, for each share of SCPIE common stock represents a premium of approximately 27% to the closing price of SCPIE common stock on October 15, 2007 and a 31% premium to the one week prior closing price.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of SCPIE. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	SCPIE and The Doctors Company have agreed that SCPIE will merge with Merger Sub, subject to certain conditions. SCPIE is holding a special meeting of stockholders in order to obtain stockholder approval of a proposal to adopt the merger agreement, as described in this proxy statement. We cannot complete the merger unless our stockholders holding a majority of the outstanding shares of our common stock as of the record date approve this proposal at a special meeting of the stockholders. We have included in this proxy statement important information about the merger, the merger agreement and the special meeting. You should read this information carefully and in its entirety. We have attached a copy of the merger agreement as Appendix A. The enclosed voting materials allow you to submit a proxy by mail, telephone or the Internet to ensure that your shares of SCPIE common stock are represented and voted at the special meeting, even if you are unable to attend the special meeting. Your vote is very important and we encourage you to submit your proxy as soon as possible, regardless of whether you plan to attend the special meeting. YOUR FAILURE TO SUBMIT A PROXY OR VOTE IN PERSON WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at 1888 Century Park East, Los Angeles, CA 90067, on March 26, 2008, at 10:00 a.m., Pacific Time.

Q:	Who can vote on the merger agreement?

A:	You are entitled to vote (or submit a proxy to have your shares voted) at the special meeting if you owned shares of SCPIE common stock at the close of business on February 4, 2008, the record date for the special meeting. Each outstanding share of SCPIE common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting. As of January 22, 2008, there were approximately 9,583,165 shares of SCPIE common stock outstanding. An additional 500,000 shares of SCPIE common stock have been issued to a wholly owned subsidiary of SCPIE. These shares are neither voted nor counted for purposes of a quorum under applicable provisions of the Delaware General Corporation Law. As of January 22, 2008, there were approximately 4,689 record holders of SCPIE common stock. A list of stockholders eligible to vote at the special meeting will be available at the principal offices of SCPIE, 1888 Century Park East, Los Angeles, CA 90067, during normal business hours from March 16, 2008 through March 26, 2008, and will also be available at the special meeting and any adjournment or postponement thereof. Stockholders may examine this list during such hours on such dates for any proper purpose relating to the special meeting. See “The Special Meeting of Stockholders—Record Date” beginning on page 51.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	the adoption of the merger agreement;

•

the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, which we refer to as the adjournment proposal; and

•	any other matter that may properly come before the special meeting or any adjournment or postponement thereof.

Q:	What will be the effect of the merger?

A:	Under the merger agreement, Merger Sub, a wholly owned subsidiary of Parent, will be merged with and into SCPIE, with SCPIE being the surviving corporation. Merger Sub is a Delaware corporation formed by Parent for the purpose of completing the merger. After the merger, you will no longer have an equity interest in SCPIE and will not participate in any potential future earnings or growth of SCPIE.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $28.00 in cash, without interest and less any applicable withholding taxes, for each share of SCPIE common stock that you own (unless you choose to be a dissenting stockholder by exercising and perfecting your appraisal rights under Delaware law with respect to the merger).

At the effective time of the merger, each outstanding option to acquire SCPIE common stock will become fully vested and exercisable. All such options not exercised prior to the effective time of the merger will be cancelled and exchanged for the right to receive a cash payment equal to the number of shares of SCPIE common stock underlying the options, multiplied by the excess, if any, of $28.00 over the exercise price per share of SCPIE common stock previously subject to such options, without interest and less any applicable withholding taxes.

At the effective time of the merger, each share of restricted SCPIE common stock or deferred SCPIE common stock will become fully vested and will be converted into the right to receive the merger consideration, without interest and less any applicable withholding taxes.

See “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Treatment of Options, Restricted Stock and Deferred Stock” beginning on pages 55 and 56, respectively.

Q:	How does SCPIE’s board of directors recommend that I vote?

A:	The SCPIE board of directors recommends that you vote:

•	FOR the proposal to adopt the merger agreement; and

•	FOR the adjournment proposal.

Q:	How do SCPIE’s current directors and executive officers intend to vote?

A:	Each of our current directors and executive officers has informed us that he or she currently intends to vote all of his or her shares of SCPIE common stock FOR the proposal to adopt the merger agreement and FOR the adjournment proposal. Joseph Stilwell, a former member of SCPIE’s board of directors who resigned from the board after SCPIE’s approval and announcement of the proposed merger, abstained from voting on the merger agreement and the transactions contemplated thereby at the meeting of the board on October 15, 2007, at which the board approved these matters.

Q:	What vote of our stockholders is required to adopt the merger agreement and to approve the adjournment proposal?

A:	For us to complete the merger, stockholders holding a majority of the shares of SCPIE common stock outstanding at the close of business on the record date and entitled to vote on the proposal must vote FOR the proposal to adopt the merger agreement. A broker non-vote, failure to vote or an abstention will have the same effect as a vote AGAINST the proposal to adopt the merger agreement.

The adjournment proposal requires the affirmative vote of the holders of a majority of the shares of SCPIE common stock present or represented by proxy at the meeting. Abstentions and broker non-votes will count for purposes of determining whether a quorum is present, but will have the same effect as a vote AGAINST the adjournment proposal.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of SCPIE common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of SCPIE common stock entitled to vote at the special meeting are present at the meeting, either in person or represented by proxy. Votes AGAINST the proposals, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made and paid for by SCPIE. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation. We will pay MacKenzie approximately $350,000 plus out-of-pocket expenses for its assistance. Our directors, officers, employees, advisors and other representatives may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of SCPIE common stock that brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please submit your WHITE proxy card in one of the following ways:

•	by completing, signing, dating and returning the enclosed WHITE proxy card;

•	by using the telephone number printed on your WHITE proxy card; or

•	by using the Internet voting instructions printed on your WHITE proxy card.

You can also attend the special meeting and vote, or change your voting instructions as provided on a previously submitted proxy, in person. Even if you plan to attend the special meeting, if you hold your shares in your own name as the stockholder of record, please submit a proxy to ensure your shares are represented and voted at the special meeting by using one of the methods described above. Do NOT enclose or return your stock certificate(s) with your proxy. If you hold your shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s proxy card which includes voting instructions and instructions on how to change your vote.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Your broker, bank or nominee will vote your shares on the proposal to adopt the merger agreement, but only if you provide instructions to your broker, bank or other nominee on how to vote your shares. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker to vote your shares on that matter. Without those instructions, your shares will not be voted, which will have the same effect as voting AGAINST the proposal to adopt the merger agreement. On the adjournment proposal, your broker, bank or nominee will vote your shares in accordance with your instructions.

Q:	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. This proposal requires the affirmative vote of the holders of a majority of all outstanding shares of SCPIE common stock entitled to vote on the proposal. Abstentions will not count as votes cast on the proposal to adopt the merger agreement but will count for the purpose of determining whether a quorum is present. As a result, if you ABSTAIN, it will have the same effect as if you vote AGAINST the proposal to adopt the merger agreement.

For the adjournment proposal, you may vote FOR, AGAINST or ABSTAIN. The adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of SCPIE common stock present or represented by proxy at the special meeting. Abstentions will have the same effect as a vote AGAINST the adjournment proposal.

If you sign your WHITE proxy card without indicating your vote, your shares will be voted FOR the proposal to adopt the merger agreement, FOR the adjournment proposal, and in accordance with the recommendations of SCPIE’s board of directors on any other matter that may properly come before the meeting for a vote.

A broker non-vote occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal but will count for the purpose of determining whether a quorum is present. As a result, broker non-votes will have the same effect as a vote AGAINST the proposal to adopt the merger agreement and the adjournment proposal.

Q:	How do I revoke or change my vote?

A:	You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy if you are a stockholder of record by notifying the Secretary of SCPIE in writing or by delivering a new proxy, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person. However, simply attending the special meeting will not revoke your proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I get more than one WHITE proxy card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one WHITE proxy card. Please complete and return all of the WHITE proxy cards you receive to ensure that all of your shares are voted.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as soon as it is practicable, and we anticipate that it will be completed during the first half of 2008, subject to receipt of stockholder approval of the proposal to adopt the merger agreement at the special meeting and the satisfaction of the other closing conditions under the merger agreement.

Q:	What is required to complete the merger?

A:	We are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include receipt of the approval of our stockholders at the special meeting of the proposal to adopt the merger agreement, receipt of all required approvals of the Departments of Insurance in California, Delaware and Arkansas and expiration or early termination of the applicable waiting period under the HSR Act. The applicable HSR Act waiting period terminated on November 28, 2007. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement—Conditions to Completing the Merger” beginning on page 64.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration to which you are entitled. You should use the letter of transmittal to exchange stock certificates for that merger consideration. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Q:	What should I do with the gold proxy card I may receive or may have already received from certain of SCPIE’s stockholders?

A:	On November 16, 2007, a group of stockholders led by Joseph Stilwell (together, the “Stilwell Group”) announced that it intends to solicit proxies in opposition to the merger. In connection with the Stilwell Group’s proxy solicitation, you may receive or may have already received a gold proxy card from the Stilwell Group. Each of the SCPIE board of directors and the transactions committee of the board of directors has carefully reviewed and considered the terms and conditions of the merger agreement and, based on its review, has determined that the merger agreement, and the transactions contemplated thereby, are advisable and fair to and in the best interests of the stockholders of SCPIE. Therefore, your board recommends that you vote “FOR” approval of the merger at the special meeting by signing, dating and returning the WHITE proxy card (or submitting a proxy by telephone or the Internet by following the instructions found on the WHITE proxy card). If you have already returned a gold proxy card sent to you by the Stilwell Group, you can effectively revoke it by signing, dating and returning the WHITE proxy card (or by submitting a proxy by telephone or Internet by following the instructions found on the WHITE proxy card).

Q:	What if my stock is uncertificated and held in “street name”?

A:	If your shares are uncertificated and held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee shortly after the merger is completed as to how to effect the surrender of your “street name” shares in exchange for the merger consideration to which you are entitled. See “The Merger—Procedures for Receiving the Merger Consideration and Option Consideration” beginning on page 40. Shortly after the merger is completed, your broker, bank or other nominee will receive a letter of transmittal with instructions informing them how to send the paying agent book-entry account statements reflecting the ownership of such street name stock in order to receive the appropriate merger consideration. See “The Merger—Procedures for Receiving the Merger Consideration and Option Consideration” beginning on page 40.

Q:	What if I own uncertificated deferred SCPIE common stock?

A:	Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to surrender uncertificated deferred SCPIE common stock to the paying agent in order to receive the merger consideration to which you are entitled. You should use the letter of transmittal to exchange shares of deferred SCPIE common stock for the merger consideration. See “The Merger—Procedures for Receiving the Merger Consideration and Option Consideration” beginning on page 40.

Q:	What if I own options?

A:	If you are the beneficial owner of options, the paying agent will pay the option consideration to which you are entitled automatically by delivering the payment to you shortly after the merger is completed at the address reflected in our records. See “The Merger—Procedures for Receiving the Merger Consideration and Option Consideration” beginning on page 40.

Q:	Will the merger be taxable to me?

A:	Yes. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local, non-U.S. and other taxes and, if applicable, the tax consequences of the receipt of cash in connection with the conversion of your options to purchase SCPIE common stock, your shares of SCPIE common stock, restricted SCPIE common stock and/or deferred SCPIE common stock into the right to receive the appropriate option consideration or merger consideration. See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 46.

Q:	Am I entitled to appraisal rights?

A:	Yes. If you are a stockholder who objects to the merger, and if you comply with the required procedures for seeking an appraisal of your shares under Delaware law, including not voting in favor of the proposal to adopt the merger agreement, you will be entitled to appraisal rights under Delaware law. See “Dissenters’ Appraisal Rights” beginning on page 76 and Appendix C.

Q:	How can I obtain additional information about SCPIE?

A:	We will provide a copy of our Annual Report on Form 10-K/A for the year ended December 31, 2006, excluding its exhibits, and other filings with the SEC without charge to any stockholder who delivers a written request to SCPIE’s communications department at SCPIE Holdings Inc., 1888 Century Park East, Suite 800, Los Angeles, California 90067-1712. Our Annual Report on Form 10-K/A and other SEC filings also may be accessed on the Internet at www.sec.gov or on the investor relations page of SCPIE’s website at www.scpie.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find Additional Information” beginning on page 82.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed WHITE proxy card, you should contact MacKenzie Partners, Inc., our proxy solicitation agent, by telephone at 800-322-2885.

You may also wish to consult your own legal, tax and/or other financial advisors with respect to the merger agreement, the merger or other matters described in this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Certain statements in this proxy statement, and the documents to which we refer you in this proxy statement, are not historical and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA, including, among others, under the headings “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” “The Merger” and “The Merger Agreement.” The PSLRA provides certain “safe harbor” provisions for forward-looking statements. All forward-looking statements made in this proxy statement are made pursuant to the PSLRA. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements also include any statements concerning future financial performance (including future revenues, earnings, cash flows or growth rates), ongoing business strategies or prospects, and possible future Company actions, which may be provided by management. Such forward-looking statements involve known and unknown risks, uncertainties and other factors based on the Company’s estimates and expectations concerning future events that may cause the actual results of the Company to be materially different from historical results or from any results expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

In addition to other factors and matters contained or incorporated in this document, including, without limitation, in our Annual Report on Form 10-K/A for the year ended December 31, 2006, under the heading “Item 1A. Risk Factors,” we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that may be instituted against SCPIE, members of our board of directors and others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain the necessary stockholder approval or the failure to satisfy other conditions to consummate the merger;

•	the failure of the merger to close for any other reason;

•	risks that the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	a significant delay in the expected completion of the merger;

•	the effect of the announcement of the merger on our agent, broker and customer relationships, operating results, A.M. Best rating and business generally;

•	general economic and market conditions; and

•	the amount of the costs, fees, expenses and charges related to the merger.

The foregoing list and the risks reflected in our documents incorporated by reference in this proxy statement should not be construed to be exhaustive. Actual results or matters related to the merger could differ materially from the forward-looking statements contained in this proxy statement as a result of the timing of the completion of the merger or the impact of the merger on our results of operations, financial condition, cash flows, capital resources, profitability, cash requirements, management resources and liquidity. In view of these uncertainties, you should not place undue reliance on any forward-looking statements, which are based on our current expectations.

THE MERGER

The following is a description of the material aspects of the merger. While SCPIE believes that the following description covers the material terms of the merger, the description may not contain all of the information that is important to SCPIE stockholders. SCPIE encourages you to carefully read this entire proxy statement, including the merger agreement attached as Appendix A and incorporated herein by reference, for a more complete understanding of the merger.

General

SCPIE’s board of directors has approved the merger agreement and the transactions contemplated thereby. In the merger, Merger Sub will merge with and into SCPIE. As a result of the merger, the separate corporate existence of Merger Sub shall cease and SCPIE will continue as the surviving corporation of the merger. Parent will issue to the paying agent for the benefit of SCPIE stockholders $28.00 in cash for each share of SCPIE common stock outstanding at the effective time of the merger. See “The Merger Agreement—Merger Consideration” beginning on page 55.

Background of the Merger

SCPIE was formed in 1976 as a physician-owned professional liability insurance company called Southern California Physicians Insurance Exchange, or the “Exchange.” SCPIE began as a reciprocal or interinsurance exchange offering only a claims-made and reported policy for physicians in the state of California. SCPIE Management Company (formerly Physicians Insurance Management Inc.) was appointed attorney-in-fact by each subscriber of the Exchange in connection with the issuance and maintenance of policies of liability insurance, and it conducted the business of the Exchange. In January 1997, the Exchange merged into SCPIE Indemnity Company. The newly formed company, SCPIE Holdings Inc., completed its initial public offering and listed its common stock on the New York Stock Exchange on January 30, 1997. Today, SCPIE’s book of business includes nearly 10,000 policyholders in California and Delaware.

On August 3, 2006, the board of directors of SCPIE met to consider forming a strategic planning committee to explore SCPIE’s strategic alternatives. After reviewing and discussing a proposed charter for the committee and the composition of its membership, the board of directors established and approved the committee, consisting of Dr. Mitchell S. Karlan and Messrs. Kaj Ahlmann, Marshall S. Geller and Donald J. Zuk. Mr. Ahlmann was elected chairman of the strategic planning committee. On the same date, the committee met to discuss long term strategic alternatives for SCPIE and directed SCPIE’s management to develop financial and operational information for the committee to use in its consideration and analysis of strategic alternatives.

On August 4, 2006, the strategic planning committee met to discuss the purpose and duties of the committee. The strategic planning committee decided to identify possible candidates to serve as financial advisor to SCPIE, interview such candidates and make a recommendation to the board of directors regarding such candidates.

On August 29, 2006, the strategic planning committee met to discuss the status of efforts to assemble a list of financial advisor candidates. After discussion, the strategic planning committee determined that Mr. Zuk would contact three potential candidates and schedule in-person interviews with them later in the year.

On September 5, 2006, SCPIE’s board of directors met to discuss information submitted by members of SCPIE management regarding the current and future business prospects of SCPIE. Mr. Ahlmann and Mr. Geller described to the directors matters under consideration by the strategic planning committee in developing a strategic plan for SCPIE. The board determined that the committee should continue its work and report to the board with respect to the matters under its consideration.

During the week of October 16, 2006, members of the strategic planning committee met with three candidate firms to provide financial advisory and investment banking services with respect to the exploration of strategic alternatives for SCPIE.

On November 10, 2006, in a meeting held by SCPIE’s board of directors, along with a representative from SCPIE’s legal counsel, Latham & Watkins LLP (“Latham & Watkins”), Mr. Ahlmann reported to the board of directors that the strategic planning committee had been meeting with candidate firms to provide financial advisory and investment banking services with respect to the exploration of strategic alternatives for SCPIE. Mr. Ahlmann reviewed with the board the firms that the committee had considered and interviewed. Mr. Ahlmann reported that the strategic planning committee was of the unanimous view that Deutsche Bank Securities Inc. (“Deutsche Bank”) offered the best opportunities for SCPIE, based on its experience in advising companies in the insurance industry and strong industry contacts both domestically and internationally. After discussion, the board unanimously authorized the strategic planning committee and SCPIE’s management, together with Latham & Watkins, to negotiate and enter into a financial advisory retention agreement with Deutsche Bank on such terms that they determined were advisable and appropriate and in the best interests of SCPIE.

On December 14, 2006, SCPIE’s board of directors met to appoint and approve Joseph D. Stilwell to become a member of the board of directors and of the strategic planning committee, effective January 15, 2007. As of the date of his appointment and the date of this proxy statement, Mr. Stilwell held approximately 9% or more of SCPIE’s outstanding common stock.

On January 25, 2007, SCPIE and Deutsche Bank entered into an engagement letter under which Deutsche Bank agreed to assist SCPIE in pursuing strategic alternatives pursuant to the terms and conditions therein.

On February 27, 2007, the strategic planning committee met to discuss beginning the process of contacting potentially interested parties who might be interested in a transaction with SCPIE. The committee discussed the management presentation that would be made to potentially interested buyers after they had signed confidentiality agreements. The committee determined that, as soon as the presentation was finalized, Deutsche Bank should begin contacting potentially interested buyers.

On March 12, 2007, Deutsche Bank commenced contacting potential strategic buyers.

By March 28, 2007, SCPIE had entered into confidentiality agreements with seven potentially interested buyers.

On March 30, 2007, the strategic planning committee held a regularly scheduled meeting to discuss the progress that SCPIE and Deutsche Bank had made in contacting potentially interested buyers. The strategic planning committee discussed the potentially interested buyers contacted up to that point in time, which were categorized according to those with whom SCPIE was having active or developing discussions and those that had declined to pursue discussions with SCPIE. The committee determined that the pool of candidate buyers should be broadened to include private equity firms in the solicitation process.

On April 4 and April 5, 2007, Dr. Karlan, Chairman of the board of directors of SCPIE, and members of SCPIE management met with two potentially interested buyers in Los Angeles, California.

On April 10 and April 11, 2007, SCPIE entered into confidentiality agreements with two potentially interested buyers.

On April 11, 2007, the executive committee of SCPIE’s board of directors met with representatives of Latham & Watkins present. The executive committee discussed the list of potentially interested buyers who had been contacted, including the additional private equity firms. After discussion, the committee decided that another potentially interested buyer should be invited to participate in the process. However, that party subsequently refused to negotiate a mutually acceptable confidentiality agreement with SCPIE. The committee discussed whether Parent should be invited to participate in the process in light of a pending governmental investigation. As background, on or about November 9, 2006, SCPIE discovered that during 2005 and 2006 a proprietary online account information system created for use by clients of SCPIE was accessed on several occasions by a person or persons using a computer or computers associated with Parent. SCPIE had reported this information to governmental authorities, which had initiated a confidential investigation into the matter and requested that SCPIE not inform Parent of the governmental investigation until after the government had served Parent with a subpoena. The executive committee had extensive discussions with counsel regarding the issues associated with inviting Parent into the process in light of the confidential and ongoing governmental investigation and the governmental authority’s request, and concluded that, at that time, Parent should not be invited. The executive committee noted that if circumstances were to change or new information were to become available, then it would revisit whether to invite Parent to participate in the process. Later the same week, Dr. Anderson, Chairman and Chief Executive Officer of Parent, contacted Dr. Karlan and asked if Parent could participate in the process, and Dr. Karlan advised Dr. Anderson that Parent would not be invited into the process at that time.

On April 12, 2007, SCPIE entered into a confidentiality agreement with another potentially interested buyer.

On April 16 and April 17, 2007, Dr. Karlan, Mr. Zuk and other members of SCPIE management met with two of the potentially interested buyers.

On April 18, 2007, the strategic planning committee met to receive a process update from SCPIE management and Deutsche Bank. During the meeting, Mr. Zuk and Dr. Karlan reported on the meetings SCPIE management and Deutsche Bank had held with two potentially interested buyers on April 16 and April 17, 2007.

In the month of April 2007, Deutsche Bank sent process letters describing the procedures for submitting bids to eight potentially interested buyers that had signed confidentiality agreements with SCPIE and had not withdrawn from the process.

On April 23, 2007, three potentially interested buyers submitted bids to SCPIE. Two of the bids consisted of stock consideration and the other bid provided an option between stock consideration and a combination of stock and cash consideration.

On April 25, 2007, the executive committee met to discuss the status of discussions with potentially interested buyers. After discussion, the executive committee determined that it would recommend to the full board of directors that each of the three current bidders should be encouraged to increase their prices and that Deutsche Bank should make efforts to encourage additional potentially interested buyers to join the process.

On April 26, 2007, SCPIE’s board of directors met to receive an update on the process by Deutsche Bank. Latham & Watkins discussed with the board the fiduciary duties of directors in an auction process. At the meeting, the board decided to closely monitor the confidential governmental investigation and the issue of whether to invite Parent to participate in the process.

On May 16, 2007, the executive committee met, along with a representative of Latham & Watkins, to discuss the status of the process. During the meeting, the executive committee discussed the relative roles of the executive committee in supervising the auction process between board meetings and the strategic planning committee in selecting the financial advisor to SCPIE. At the meeting, the executive committee also authorized Mr. Zuk and Mr. Stilwell to hold a meeting with another potentially interested buyer who had expressed an interest in entering the process and who had signed a confidentiality agreement with SCPIE in September 2005.

On May 22, 2007, the SCPIE board met along with representatives of Deutsche Bank and Latham & Watkins to receive an update on the process. By this time, SCPIE, with the assistance of Deutsche Bank, had identified and contacted twenty-four potential strategic and financial buyers, ten of the potentially interested buyers had signed confidentiality agreements and received the management presentation prepared by SCPIE management, and SCPIE management had held face-to-face meetings with four potentially interested buyers. Of the ten potentially interested buyers who had signed confidentiality agreements, five declined to submit bids, one did not decline but did not submit a bid and three submitted bids. The board also discussed whether Parent should be allowed to participate in the auction in light of the ongoing and confidential governmental investigation. The board determined that if the government did not serve a subpoena within the next three weeks, then it would invite Parent into the process notwithstanding the non-service of the subpoena. The board also determined that if the subpoena were served within the three-week period, then Parent would be invited sooner.

Also on May 22, 2007, SCPIE’s independent directors held a meeting. At the meeting, the independent directors determined to retain independent counsel to represent them, given that Latham & Watkins represents SCPIE and the independent directors desired to have their own counsel. The independent directors determined to select the independent counsel at a later meeting once they had had the opportunity to consider candidate firms. At the meeting, the independent directors also discussed whether Parent should be permitted to participate in the auction process. The independent directors determined that an interval of three weeks should transpire to allow the governmental authorities additional time to serve its subpoena before Parent was invited into the process, and if the subpoena were served during the three-week period, then Parent could be invited into the process sooner. Ultimately, SCPIE was informed that the subpoena had been served within this period, and then it invited Parent into the process.

In late May 2007, pursuant to the authorization received during the May 16, 2007 executive committee meeting, Mr. Zuk and Mr. Stilwell met with the potentially interested buyer who had signed a confidentiality agreement with SCPIE in September 2005. Mr. Zuk and Mr. Stilwell encouraged the potentially interested buyer to enter the auction process. The potentially interested buyer, however, expressed a reluctance to enter the auction process.

On June 4, 2007, SCPIE provided the three bidders who had initially submitted bids with access to an electronic data room for due diligence purposes.

On June 7, 2007, SCPIE management met with Parent and Fox-Pitt Kelton Cochran Caronia Waller LLC (“Fox-Pitt Kelton”), Parent’s financial advisor. On the same day SCPIE entered into a confidentiality agreement with Parent and gave it access to the electronic data room.

On June 11, 2007, Deutsche Bank sent a process letter to Parent.

On June 13 and June 14, 2007, SCPIE management, with Deutsche Bank and Latham & Watkins present, met with a potentially interested buyer to discuss due diligence.

On June 28, 2007, the board held a regularly scheduled meeting, with representatives of Latham & Watkins and Sonnenschein Nath & Rosenthal LLP (“Sonnenschein”) present. The board reviewed discussions with Parent, the three bidders and the additional potentially interested buyer that Mr. Zuk and Mr. Stilwell were authorized to contact at the May 16, 2007 executive committee meeting. After the meeting was adjourned, the independent directors met to discuss retaining counsel to the independent directors, with representatives of Latham & Watkins present. Also present was a representative of Sonnenschein, who had been requested to attend the meeting by the independent directors. After a question and answer session with the representative of Sonnenschein, the independent directors determined to appoint Sonnenschein as counsel for the independent directors.

During the month of June 2007, Mr. Zuk and Dr. Karlan met again with the potentially interested buyer who had signed a confidentiality agreement with SCPIE in September 2005. Mr. Zuk and Dr. Karlan encouraged the potentially interested buyer to enter the auction process. The potentially interested buyer expressed a reluctance to enter the auction process.

On July 18, 2007, SCPIE management, with Deutsche Bank and Latham & Watkins present, met with a potentially interested buyer to discuss due diligence.

On August 2, 2007, the board of directors held a regularly-scheduled board meeting. Mr. Zuk discussed the proposed timing for continued due diligence sessions with the bidders and informed the board that second round bids would be requested from bidders in late August. At the meeting, representatives of Latham & Watkins discussed with the board the material terms of the proposed auction draft of the merger agreement to be distributed to bidders for comment.

On August 14, 2007, the final bid process letter and auction draft of the merger agreement were sent to four second-round participants, including Parent.

On August 15, 2007, one of the bidders informed SCPIE that it was withdrawing from the process, citing an inability to submit a competitive bid due to equity market volatility and the desire to conduct share repurchases.

On August 20, 2007, SCPIE received indicative bids from Parent and the other two remaining bidders. In its bid, Parent indicated that it would be prepared to pay $26.60 per share in cash for SCPIE. Another bidder, American Physicians Capital, Inc. (the “Second Bidder”), proposed to exchange each share of SCPIE common stock outstanding at closing for shares of its common stock according to an exchange ratio to be fixed at the time of execution of the merger agreement. In its bid, the third bidder (the “Third Bidder”) indicated that it would be prepared to negotiate a fixed purchase price per share payable in shares of its common stock.

On August 21, 2007, representatives of Deutsche Bank contacted the Third Bidder to request that it clarify its proposed purchase price for SCPIE.

On August 22, 2007, representatives of Deutsche Bank contacted Parent to discuss ways to improve its bid for SCPIE. Also on the same date, the Second Bidder sent SCPIE a revised purchase price proposal including a fixed payment collar that would provide for a fixed price per share of SCPIE common stock within a range of trailing weighted average sales prices of the Second Bidder’s common stock (i.e., if the trailing weighted average sales price of the Second Bidder’s common stock was above or below an agreed upon range, then the merger consideration would be determined by an exchange ratio that would provide for a fixed number of shares of the Second Bidder’s common stock with a value less or greater than the fixed payment collar). According to the Second Bidder’s proposal, the trailing weighted average sales price of its common stock would be determined based on the twenty business days ending on the fifth business day prior to closing. As of August 22, 2007, the value represented by the proposed fixed payment collar was less than the $26.60 per share price in Parent’s then-current bid.

On August 24, 2007, the Third Bidder sent SCPIE an improved bid. The bid indicated that the Third Bidder would be willing to exchange shares of its common stock for shares of SCPIE common stock pursuant to a fixed payment collar. At that time, the value represented by the proposed collar was below Parent’s then-current bid of $26.60. The bid also indicated that the Third Bidder would be willing to discuss a fixed exchange ratio with a collar (i.e., if the Third Bidder’s weighted average price was within a range, then the value of the merger consideration received would also vary).

Also on August 24, 2007, SCPIE’s board of directors met. Present at the meeting were representatives of Latham & Watkins, Sonnenschein and Richards, Layton & Finger, P.A. (“Richards, Layton & Finger”), SCPIE’s Delaware counsel. During the meeting, the board discussed the extent to which Mr. Stilwell should receive information with respect to, and should participate in, consideration of bids received in the auction process due to the fact that Mr. Stilwell and one of his representatives serve on the board of directors of the Second Bidder and Mr. Stilwell or affiliated funds beneficially own approximately 9% or more of the Second Bidder’s outstanding common stock. The board noted that Mr. Stilwell’s position on the board of the bidder and his economic stake in the Second Bidder put Mr. Stilwell in the position of having conflicting fiduciary duties to the stockholders of each, and potentially different economic incentives than other holders of SCPIE’s common stock. The board extensively discussed the ongoing role and involvement of Mr. Stilwell in the auction process in light of the receipt of second round bids that made clear that the Second Bidder was a serious bidder and could end up remaining competitive to the end of the process. Mr. Stilwell had previously been included in board discussions relating to the auction process based on Mr. Stilwell’s representation that he and his representative were recusing themselves from the Second Bidder’s board meetings relating to the SCPIE auction process and were preserving the confidentiality of information regarding SCPIE. Mr. Stilwell was asked voluntarily to recuse himself from deliberations of the SCPIE board regarding the auction process, given his position on the board of the Second Bidder. Mr. Stilwell responded that he did not believe he was required by Delaware law to do so. Mr. Stilwell further indicated that he did not trust the judgment of certain members of the board and did not respect certain of its members. SCPIE’s legal advisors advised the board that, in their experience, a director in these circumstances would typically recuse himself or herself if he or she were a director and a significant shareholder of both parties to a merger transaction. Mr. Stilwell was then asked whether he would assent to the formation of a committee of the board in which he did not participate to consider bids in connection with the process. Mr. Stilwell indicated that he might consider supporting the creation of such a committee, if its members included Mr. Geller, a member of the board whose judgment Mr. Stilwell indicated that he respected, but if a committee were formed without his assent, then he reserved the right as a stockholder to sue the board of directors if it were to come to a decision with respect to the process with which he disagreed. At this point, Mr. Stilwell was asked to excuse himself from the meeting, which he refused to do. However, after the board assured Mr. Stilwell that the board would not form a committee in his absence, Mr. Stilwell assented to the request. In a session without Mr. Stilwell present, the board considered a variety of factors and concluded that a number of factors were in favor of allowing Mr. Stilwell to continue to participate in board deliberations at that point in the process, so long as Mr. Stilwell complied with his fiduciary duties to SCPIE and met his obligations to fellow directors, so long as the board retained the flexibility to revisit Mr. Stillwell’s participation if circumstances changed, and so long as the board made clear that SCPIE would pursue all available remedies were it to believe that Mr. Stilwell had violated any of these duties. During the meeting, Elizabeth Murphy, who was then a director of SCPIE, gave notice of her resignation from the board of directors due to personal reasons and conflicting time commitments.

Representatives of Deutsche Bank were then invited into the meeting and gave a summary of the three bids received on August 20, 2007, a summary of subsequent discussions with the bidders, and a discussion of the price collars submitted by two of the bidders. Following Deutsche Bank’s summaries, the full board participated in a question and answer session with respect to each of the bids. Mr. Stilwell was given the opportunity to express his views regarding the bids and the board considered his viewpoints. The board then directed its advisers to seek to have the bidders improve their bids.

On August 27, 2007, SCPIE executed a confidentiality agreement with one of the bidders that was offering stock in connection with the commencement of reverse due diligence on that bidder.

On August 29 through August 30, 2007, Parent performed additional due diligence at SCPIE’s offices in Los Angeles, California.

From August 29 to August 31, 2007, Latham & Watkins met with each of the three bidders to discuss ways in which they could improve the legal terms and conditions of their bids.

On August 31, 2007, SCPIE and Deutsche Bank performed operational and financial reverse due diligence at the offices of one of the bidders that was offering stock.

On September 4, 2007, the Third Bidder reviewed work papers prepared by SCPIE’s outside accountants. On the same date, Parent held discussions with representatives of Deutsche Bank regarding its financial capability to fund an all-cash merger with SCPIE from Parent’s available surplus. Also on the same date, the Second Bidder provided an updated financial model to Deutsche Bank, which reflected the projected impact of a merger on the Second Bidder.

On September 5, 2007, the Second Bidder sent to SCPIE additional comments on the draft merger agreement between the two parties. The draft was accompanied by an increased fixed payment collar within a range of trailing weighted average sales prices of the Second Bidder’s common stock. As of September 5, 2007, the revised collar continued to represent a value that was lower than the $26.60 per share price in Parent’s then-current bid. On the same date, Parent sent to SCPIE an updated indicative bid offering an increased purchase price of $26.75 per share in cash and also sent additional comments on the draft merger agreement.

On September 6, 2007, the bidder that had on August 15, 2007, indicated it was withdrawing from the process (the “Fourth Bidder”) sent SCPIE an indicative bid offering to exchange SCPIE’s shares of common stock for shares of its common stock and a fixed amount in cash. The Fourth Bidder’s fixed exchange ratio did not include a floor or collar mechanism and, as of September 6, 2007, the value represented by its proposal was lower than the $26.75 per share price in Parent’s then-current bid.

Also on the same date, SCPIE’s board of directors met and reviewed the improved bids with representatives of Deutsche Bank, Latham & Watkins, Sonnenschein, and Richards, Layton & Finger present at the meeting. The board discussed the factors that should be considered in evaluating both stock consideration and cash consideration and reviewed a comparison of the bids. Among the items discussed were pro forma financial results analyses of the stock bidders (including considering any potential loss of SCPIE customers), an analysis of the potential impact merger arbitrage could have on the stock bidders’ trading prices, an analysis of the potential impact shareholder and customer reactions could have on stock bidders and the impact those and other factors could have on the value of stock consideration delivered at closing and the ability of SCPIE and certain stock bidders to obtain shareholder approval and close the transaction. In addition, the board received a report on the preliminary results of reverse due diligence on each of the bidders offering stock consideration. The members of the board, Deutsche Bank and outside counsel participated in an open discussion regarding the bids. Mr. Stilwell was given an opportunity to comment on the bids during this discussion. Upon conclusion of this discussion, Mr. Stilwell was asked to leave the room so that the board could have a discussion of specific strategies with respect to SCPIE’s response to the bid made by the Second Bidder. The board then received a brief update from Deutsche Bank and Latham & Watkins regarding the status of negotiations with respect to the Second Bidder’s bid and held a brief discussion during which the board directed its advisors to seek to improve such bid. After this discussion, Mr. Stilwell was asked to return to the board room and a question and answer session followed. During this discussion, Mr. Stilwell provided the board with his input on the bids and the board considered his viewpoints. The board directed SCPIE’s advisors to attempt to improve the financial, legal and other terms (including with respect to certainty of closure) of all of the bids in order to obtain the best transaction available to SCPIE’s stockholders and to do further work with regard to comparison of the stock consideration being offered by three of the bidders, including further pro forma financial results analyses and an examination of potential shareholder and customer reactions to the transaction.

On September 10, 2007, the Third Bidder communicated to SCPIE that it would not raise the price in its indicative bid. On the same date, pursuant to the board’s instructions, Dr. Karlan and representatives of Deutsche Bank held a telephone conference call with Dr. Anderson during which they discussed Parent’s ability to improve its bid.

On September 11, 2007, representatives of SCPIE and Deutsche Bank and the Second Bidder reviewed the Second Bidder’s financial projections.

On September 14, 2007, in response to questions regarding the impact of a transaction on pro forma financial results (e.g., earnings per share, return on average equity and book value per share), the Second Bidder submitted an updated financial model to Deutsche Bank, which reflected the projected impact of a merger on the Second Bidder. On the same day, the Second Bidder scheduled additional due diligence meetings with SCPIE for the week of September 24, 2007.

On September 17, 2007, representatives of SCPIE and Parent and representatives of their respective legal and financial advisors met in person to negotiate a draft merger agreement. At this meeting, Parent scheduled a series of additional due diligence meetings.

On September 19, 2007, Parent conducted additional due diligence on SCPIE. On the same date, the Third Bidder sent SCPIE additional comments on the draft merger agreement and requested additional due diligence from SCPIE.

On September 20, 2007, SCPIE’s board of directors met to discuss the status of the auction process. At the meeting, representatives of Deutsche Bank and Latham & Watkins summarized for the board the progress of the auction process, including reverse due diligence plans with respect to the bidders that were offering stock. On the same day, Parent conducted additional due diligence on SCPIE and reviewed its outside auditor work papers. Also on the same day, Parent sent to SCPIE its comments on the draft merger agreement between the two parties, and SCPIE sent the Second Bidder a revised draft of the merger agreement between the two parties.

On September 21, 2007, representatives of SCPIE management, Deutsche Bank and Latham & Watkins conducted in-person contract negotiations with Parent, Thelen Reid Brown Raysman & Steiner, LLP, Parent’s legal counsel, and Fox-Pitt Kelton. On the same day, the Fourth Bidder informed SCPIE that it might be able to raise its bid.

On September 24, 2007, the Third Bidder called Deutsche Bank to indicate an interest in improving its bid.

On September 24 and September 25, 2007, representatives of Latham & Watkins conducted reverse legal due diligence on one of the bidders that was offering stock.

On September 25, 2007, the executive committee of the board of directors met with representatives of Latham & Watkins, Richards, Layton & Finger and Sonnenschein in attendance. The committee discussed whether it was advisable to propose to the board the formation of a transactions committee in light of Mr. Stilwell’s position as a significant shareholder and member of the board of directors of the Second Bidder and his refusal to recuse himself from the board deliberations on the auction process. No decision was made by the executive committee.

Also on September 25, 2007, representatives of Parent and SCPIE’s legal advisors met telephonically to discuss the draft merger agreement between SCPIE and Parent. On the same day, the Second Bidder reviewed SCPIE’s outside auditor work papers. In addition, the Third Bidder communicated to Deutsche Bank that it was restructuring its price proposal.

On September 26, 2007, the respective legal advisors to SCPIE and the Second Bidder discussed the merger agreement between the parties telephonically. On the same day, the Second Bidder conducted additional due diligence on SCPIE. As a result of numerous conversations with Deutsche Bank about the Second Bidder’s proposed collar and how it could potentially affect their potential shareholder reaction and certainty of closure due to the existence of large swings in pro forma financial results within the collar as a result of the large percentage of its total shares outstanding that would be issued in a transaction, the Second Bidder responded to Deutsche Bank’s suggestions and structured an alternate proposal which provided for a higher fixed payment collar within a narrower range of trailing weighted average sales prices. As of September 26, 2007, the Second Bidder’s alternate fixed payment collar represented a higher value than Parent’s then-current bid of $26.75. Also on the same day, the Third Bidder submitted to SCPIE an improved bid, a portion of which would be paid in cash and a portion of which would be paid in the bidder’s common stock (with a fixed payment collar and ceiling on the stock portion of the consideration). The value represented by the per share amount of the combination of cash and the fixed payment collar was below Parent’s then-current bid of $26.75. Also on the same day, the Fourth Bidder formally submitted an updated bid which, based upon the price of its common stock on that day, was lower than the $26.75 per share price in Parent’s then-current bid.

From September 24 through September 26, 2007, Parent conducted additional due diligence at SCPIE’s offices.

On September 27, 2007, SCPIE’s board of directors met, with Latham & Watkins, Richards, Layton & Finger and Sonnenschein in attendance. At the meeting, the board discussed whether a transactions committee of the SCPIE board of directors should be formed to drive forward the auction process. The board discussed whether Mr. Stilwell should receive information with respect to, and participate in, the consideration of bids received in connection with the auction process in light of the fact that Mr. Stilwell serves on the board of directors of the Second Bidder and, together with affiliated funds, beneficially owns approximately 9% of its outstanding common stock. The board discussed the pros and the cons of allowing Mr. Stilwell to participate in the process. The pros considered at that time were that the board could then hear his views, gain the advantage of his prior experience in insurance transactions and avoid the disruption to the auction process resulting from a potential lawsuit that Mr. Stilwell had threatened to bring. The cons considered were Mr. Stilwell’s conflict of interest in that he was a director and significant shareholder of the Second Bidder, had conflicting fiduciary duties to SCPIE’s stockholders and the stockholders of the Second Bidder and had potentially differing economic interests than other stockholders of SCPIE due to his larger economic stake in the Second Bidder than in SCPIE. The board discussed that, while previously it had not been clear that the Second Bidder would continue to be competitive as the process progressed, current information indicated that the Second Bidder was likely to remain competitive to the end of the process. The board noted that it had previously explicitly reserved the right to revisit Mr. Stilwell’s role in the process in light of changing circumstances. Mr. Stilwell was asked by the board again to recuse himself from the board’s deliberations on the auction process. Mr. Stilwell again refused. He indicated that he did not respect several members of the board of directors or trust their judgment, particularly with respect to the physicians on the board. Mr. Stilwell was asked alternatively to assent to the formation of a transactions committee. Mr. Stilwell indicated that he might approve of the formation of a transactions committee if it included members that he respected, such as Mr. Geller. After further deliberations regarding Mr. Stilwell’s conflict of interest, Mr. Stilwell agreed to leave the meeting, and the board continued its discussions without Mr. Stilwell present. The board then had an extensive discussion of whether a transactions committee, consisting of directors neither affiliated with, nor beneficial owners of equity interests of, any of the bidders, should be formed to review and evaluate each of the proposed transactions on a going forward basis and to take any necessary action with respect to the proposed transactions. Mr. Stilwell was then invited back into the board meeting, and he was advised that the board had determined that, in light of Mr. Stilwell’s decision not to recuse himself from the board’s deliberations, the board had concluded that it was appropriate to form a transactions committee of the board and that the board proposed to nominate Dr. Karlan, Mr. Zuk, Mr. Geller, Mr. Ahlmann and Mr. King to the committee. Mr. Stilwell stated that he did not disagree with the idea of forming a committee of the board, but that he proposed three different nominees. Despite his previously expressed opinion and concerns regarding the judgment of the physicians on the board, Mr. Stilwell’s stated he would nominate Dr. Karlan, Dr. Wender, Dr. Renert, Dr. Moseley and Mr. Geller to serve on the transactions committee. Mr. Stilwell also stated his belief that the board was not giving adequate consideration to the possibility of a stock transaction and was instead favoring a cash transaction. After discussion, the board voted 10 to 1 (with Mr. Stilwell dissenting) to form a transactions committee comprised of Dr. Karlan and Messrs. Zuk, Geller, Ahlmann and King.

On the same day, after the board meeting, the transactions committee met, with Latham & Watkins, Richards, Layton & Finger and Sonnenschein in attendance, to nominate its chairman and to review the powers and authority of the transactions committee. A vote was taken, and Dr. Karlan was unanimously elected chairman of the transactions committee. Deutsche Bank and Latham & Watkins then provided a status update on the negotiations with the bidders and updated views on reverse due diligence, pro forma financial results analyses (including considering any potential loss of SCPIE customers), the impact potential merger arbitrage could have on bidders’ stock prices, potential shareholder and customer reactions to a transaction with the bidders offering stock consideration in a merger with SCPIE and the impact such factors could have on the value of stock consideration delivered at closing and the ability of SCPIE and any bidder required to receive a shareholder vote to close the transaction. The transactions committee, on behalf of the board of directors, instructed SCPIE’s financial and legal advisors to continue pursuing improved bids from the bidders in order to obtain the best transaction for SCPIE’s stockholders.

On the same day, SCPIE sent the Second Bidder a revised draft of the merger agreement between the two parties.

On September 28, 2007, Parent sent to SCPIE its comments on the draft merger agreement between the two parties. On the same day, the Fourth Bidder notified SCPIE that it could not improve its bid, nor would it be willing to consider any price protection via a collar for SCPIE stockholders. The Fourth Bidder indicated that it was concerned that if it provided a collar, any downward price movements within the collar (due to stock market fluctuations or potential merger arbitrage) would adversely impact its shareholders given the large percentage of its total shares outstanding that would be issued in a transaction. The following day the Fourth Bidder notified Deutsche Bank it was withdrawing from the auction.

On September 29, 2007, SCPIE sent the Third Bidder a revised draft of the merger agreement between the two parties.

On October 1, 2007, the Second Bidder sent to SCPIE its revised comments on the draft merger agreement between the two parties. On the same date, representatives of Parent and Deutsche Bank and the parties’ legal advisors met telephonically to discuss the draft merger agreement. Also on the same day, the Third Bidder informed Deutsche Bank that it could not improve its bid.

On October 2, 2007, SCPIE sent Parent a revised draft of the merger agreement between the two parties.

On October 3, 2007, representatives of SCPIE, Parent’s financial advisor and the parties’ legal advisors met telephonically to discuss the draft merger agreement between SCPIE and Parent. On the same day, SCPIE and the Second Bidder’s legal advisors held a conference call to discuss the draft merger agreement between the parties.

On October 5, 2007, SCPIE sent the Second Bidder a revised draft of the merger agreement between the two parties. On the same day, representatives of SCPIE and Latham & Watkins conducted telephonic contract negotiations with representatives of Parent and its legal and financial advisors.

In early October 2007, Mr. Zuk met again with the potentially interested buyer who had signed a confidentiality agreement with SCPIE in September 2005. Mr. Zuk encouraged the potentially interested buyer to enter the auction process. The potentially interested buyer, however, declined to enter the auction process.

On October 8, 2007, Mr. Zuk, with other members of SCPIE management and Deutsche Bank, held a call with the chief executive officer of the Second Bidder and its financial advisor to discuss its bid for a transaction with SCPIE as well as to discuss policyholder retention, integration and marketing issues. In addition, on the same day, Dr. Karlan and Dr. Anderson had a brief call to discuss whether Parent could improve its bid. On the same day, Parent agreed to increase its bid price to $27.50 per share in cash, subject to completion of open points on the draft merger agreement between the parties. The $27.50 price was greater than the value represented by the Second Bidder’s then-current fixed payment collar proposal, based on the trailing weighted average sales price of the Second Bidder’s common stock on that day.

A meeting of the transactions committee was held on the same day with representatives of Deutsche Bank, Latham & Watkins, Richards, Layton & Finger and Sonnenschein in attendance, during which the committee reviewed the status of discussions with the bidders since the prior meeting. At the meeting, the committee discussed and considered the impact Parent’s pending governmental investigation could have on Parent’s ability to close the transaction, such as by affecting Parent’s ability to secure regulatory approval for the merger or by delaying any regulatory approval. The committee noted that, under the draft merger agreement with Parent, in the event final regulatory approval of the merger was not obtained by October 15, 2008 (subject to extension in certain cases), Parent would be required to pay SCPIE a termination fee equal to a specified percentage of the aggregate merger consideration, which, in certain cases, would be SCPIE’s sole and exclusive remedy. The committee also listened to a presentation from management regarding analyses of the potential impact a transaction between SCPIE and the Second Bidder might have on SCPIE’s policyholder retention rates. Deutsche Bank discussed the various factors that the committee should consider in evaluating both stock consideration and cash consideration and a comparison of the bids, including the preliminary results of reverse due diligence on each of the bidders offering stock consideration, pro forma financial results analyses of the bidders offering stock consideration (including considering any potential loss of SCPIE customers), an analysis of the potential impact shareholder and customer reactions could have on stock bidders and the impact those and other factors could have on the value of stock consideration delivered at closing and the ability of SCPIE and certain stock bidders to obtain shareholder approval and to close the transaction. Latham & Watkins then discussed the status of various provisions in the draft merger agreements with the bidders, including provisions impacting certainty of closing for SCPIE. The transactions committee, on behalf of the board, directed SCPIE’s advisors to attempt to resolve any remaining issues with Parent and the Second Bidder as expeditiously as possible given the risks that a prolonged process could create for SCPIE.

On October 9, 2007, Latham & Watkins met telephonically with the legal advisor of the Second Bidder to discuss the draft merger agreement. On that same day, the Second Bidder submitted an improved bid with a fixed payment collar that represented a value, based on the trailing weighted average sales price of its common stock on that day, greater than Parent’s then-current offer of $27.50 per share. Based on such trailing weighted average sales price, the fixed payment collar did not adversely impact the Second Bidder’s pro forma financial results analysis due to the fact that its stock price had reached a new three-month high since it submitted its prior collar proposal.

On October 10, 2007, the Second Bidder sent SCPIE a revised draft of the merger agreement between the two parties. On the same day, the transactions committee held a meeting with representatives of Deutsche Bank, Latham & Watkins, Richards, Layton & Finger and Sonnenschein in attendance. During the meeting, Deutsche Bank discussed with the transactions committee the improved bid submitted by the Second Bidder the prior day and Latham & Watkins reported on the contract negotiations with Parent and the Second Bidder.

On October 11, 2007, SCPIE sent Parent a revised draft of the merger agreement between the two parties. On the same day, the Second Bidder sent Deutsche Bank additional financial and marketing materials it viewed helpful in persuading the board at its upcoming meeting to choose its bid. Deutsche Bank and the Second Bidder discussed the materials and the Second Bidder was asked again at that time to provide any other materials or improvement to its bid for review by SCPIE’s board. The Second Bidder chose not to provide anything further. Also on the same day, Dr. Karlan and Deutsche Bank contacted Dr. Anderson, Chairman of Parent, to discuss improving Parent’s bid.

On October 12, 2007, the Second Bidder sent SCPIE a revised draft of the merger agreement between the two parties. On the same day, Parent sent SCPIE a revised draft of the merger agreement between the two parties. In a telephonic discussion regarding the agreement, the legal representatives of the Second Bidder indicated that it was not willing to make further concessions on open legal issues in the merger agreement absent knowing the Second Bidder would be the winning bidder.

On October 13, 2007, SCPIE sent Parent a revised draft of the merger agreement between the two parties.

On October 14, 2007, representatives of Parent and Deutsche Bank and both of the parties’ legal advisors conducted a telephonic meeting to discuss the draft merger agreement between SCPIE and Parent. Later on the same day, SCPIE sent Parent a revised draft of the merger agreement between the two parties.

Early in the morning of October 15, 2007, Parent delivered to SCPIE an improved bid which increased its price from $27.50 to $28.00 per share in cash. Parent indicated that its bid would expire at the end of the day on October 15, 2007.

Later in the morning of October 15, 2007, the transactions committee met with representatives of Deutsche Bank, Latham & Watkins, Richards, Layton & Finger and Sonnenschein. Deutsche Bank gave a presentation summarizing all of the bids and updated the committee on recent conversations with all of the bidders. Among the items discussed were various factors that the committee should consider in evaluating both stock consideration and cash consideration and a comparison of the bids, including the results of reverse due diligence on each of the bidders offering stock consideration, pro forma financial results analyses of the bidders offering stock consideration (including considering any potential loss of SCPIE customers), an analysis of the potential impact shareholder and customer reactions could have on stock bidders and the impact those and other factors could have on the value of stock consideration delivered at closing and the ability of SCPIE and certain stock bidders to obtain shareholder approval and to close the transaction. Deutsche Bank then discussed with the committee the pro forma financial results analysis the Second Bidder provided to SCPIE (which included a full estimate of the synergies that would result from a business combination between the two companies). Deutsche Bank noted that, based upon this analysis, any loss of SCPIE customers as a result of the announcement of a transaction between the two companies would result in dilutive pro forma financial results per share for the Second Bidder, especially due to the limited organic growth prospects of the Second Bidder estimated by its management. Given that the Second Bidder is one of the bidders that needs shareholder approval for a transaction with SCPIE, Deutsche Bank expressed the view that the announcement of a transaction that is not accretive to the Second Bidder’s shareholders would meaningfully increase the risk that it would not be able to close the transaction. Richards, Layton & Finger led a discussion regarding the fiduciary duties of directors in connection with evaluating a sale of the company. Latham & Watkins compared and discussed with the committee the contract terms of Parent and the Second Bidder’s bids and provided an update on the information known about the status of the pending governmental investigation of Parent. After Latham & Watkins’ discussion, Deutsche Bank reviewed with the transactions committee the presentation it planned to deliver to SCPIE’s board of directors in support of its fairness opinion to be delivered to the board. Deutsche Bank indicated that it was prepared to deliver an oral fairness opinion regarding Parent’s bid to SCPIE’s board of directors, which would be subsequently confirmed by delivery of a written opinion, at the board meeting to be held later that afternoon.

Following these presentations and discussions, the transactions committee discussed each of the bids and weighed the pros and cons of each proposal. Deutsche Bank discussed with the committee that the stock consideration offered by the Second Bidder was to be based on a twenty trading-day volume-weighted average sales price of its common stock to be determined on the fifth business day prior to closing, which would likely be four-to-six months after the date of the merger agreement, and, by its nature, the ultimate value represented by this offer was indeterminable at the time of the meeting. As of October 15, 2007, the value represented by the Second Bidder’s proposal pursuant to its terms was within its fixed payment collar and equal to Parent’s then-current offer of $28.00. Based on the spot closing price of the Second Bidder’s common stock on that day, the value of the Second Bidder’s proposal would have been greater than $28.00 per share; however, the committee understood that, depending on the trading price of the Second Bidder’s common stock over the relevant twenty trading-day period, the value of the Second Bidder’s proposal pursuant to its terms could be greater or less than $28.00 per share. Deutsche Bank discussed with the transactions committee that, based on the Second Bidder’s pro forma financial results analysis, any further price increases in the Second Bidder’s proposal would further increase the dilution to the post-closing pro forma financial results of the combined company and cause downward pressure on the trading price of the Second Bidder’s common stock. Therefore, a price increase in the Second Bidder’s proposal would further negatively impact its ability to obtain shareholder approval and to close the transaction. On this basis, the Second Bidder was not provided an opportunity to improve its bid on that day. Moreover, the Second Bidder had previously been given the opportunity to improve its bid on October 11, 2007, but had declined to do so; the Third Bidder had stated to Deutsche Bank on October 1, 2007 that it was unable to improve its bid; and the Fourth Bidder had withdrawn from the auction process on September 29, 2007.

The committee first concluded that Parent’s $28.00 per share cash bid was a better alternative to SCPIE’s stockholders than maintaining SCPIE as a stand-alone, independent company. This conclusion was supported by, among other factors, that a $28.00 per share cash bid represented a premium of approximately 31% to the one week prior trading price of SCPIE’s common stock, Deutsche Bank had indicated that it was prepared to deliver a fairness opinion to SCPIE’s board of directors, and the various challenges SCPIE faces to its growth as a stand-alone, independent company including, among others, the possibility that SCPIE will continue to have a less competitive A.M. Best rating in a competitive market for a prolonged period of time. The committee also concluded that Parent’s cash bid was superior to the remaining stock bids due to its relative value and certainty of value as being all cash and the substantially fewer closing risks it presented. This conclusion was in part motivated by the fact that Parent is an established physician-owned medical malpractice insurer in California, and a merger with Parent might be less likely to result in the loss of SCPIE’s customers following the announcement of the transaction as compared to a transaction with any of the stock bidders, none of which conduct business in California and whose quality of service and products are not familiar to SCPIE’s customers. Also, as compared to a transaction with the Second Bidder, a transaction between SCPIE and Parent might be less likely to result in the loss of SCPIE’s customers following announcement of the transaction, because Parent’s A- A.M. Best rating is higher than the Second Bidder’s A.M. Best rating. In addition to market volatility and potential merger arbitrage, the potential loss of SCPIE customers (and the resulting dilutive post-closing pro forma financial results of the combined company that such loss could cause) could negatively impact the value of stock consideration. Therefore, it was possible that a stock bid, including the Second Bidder’s stock bid, would not deliver a value equal to at least $28.00 per share at closing. In addition, the loss of customers by SCPIE between signing and closing of a transaction with a stock bidder that requires shareholder approval, such as the Second Bidder, would reduce the likelihood that such a transaction would close for the following reasons:

•

First, the negative impact of the possible loss of SCPIE customers would result in dilutive post-closing pro forma financial results of the combined company, which would make the transaction less desirable for such bidder’s shareholders and therefore decrease the probability that they would vote for the transaction. In contrast, Parent does not need the approval of its equity holders to approve the proposed merger.

•

Second, a material loss of SCPIE customers could give rise to a material adverse effect on SCPIE which would permit a stock bidder, such as the Second Bidder, to exercise its ability to terminate a transaction with SCPIE. In contrast, in the merger agreement with Parent, the risk of such a termination is significantly mitigated because the agreement provides that a loss of up to 15% of SCPIE’s customers measured by gross written premiums is not a material adverse effect on SCPIE, and furthermore, the loss of customers to Parent (its largest competitor in California) does not count towards the 15%. The merger agreements proposed by the stock bidders, including the Second Bidder, did not include either one of these provisions and, after consulting with legal counsel, the transactions committee concluded that without either one of these provisions it would be more likely that a loss of customers could give rise to termination rights in favor of a stock bidder.

•

The merger agreement proposed by the Second Bidder presented other closing risks, as it would have permitted the Second Bidder to consider unsolicited acquisition proposals and, in certain cases, terminate the merger agreement with SCPIE to enter into such an unsolicited acquisition proposal (after paying SCPIE a break-up fee). The merger agreement with Parent does not permit it to consider unsolicited acquisition proposals or to terminate the merger agreement to enter into such an acquisition proposal.

The factors considered by the transactions committee are more fully described below under “Determination of the Board of Directors and Transactions Committee; Reasons for the Merger; Recommendations.”

After this extensive discussion, the transactions committee adopted resolutions that the merger agreement with Parent, and the transactions contemplated thereby, are advisable and fair to and in the best interests of the stockholders of SCPIE, and recommended that the board declare the merger agreement, and the transactions contemplated thereby, advisable and fair to and in the best interests of the stockholders of SCPIE and recommend to the stockholders of SCPIE that they approve and adopt the merger agreement.

Later in the afternoon of October 15, 2007, the full SCPIE board of directors met, along with representatives of Deutsche Bank, Latham & Watkins, Richards, Layton & Finger and Sonnenschein. At the beginning of the meeting, Mr. Stilwell was asked if he would recuse himself from the meeting since he had a conflict of interest arising from the fact that, in addition to serving on SCPIE’s board of directors, he also serves on the board of directors of the Second Bidder and, together with affiliated funds, holds approximately 9% or more of the Second Bidder’s outstanding common stock. The board noted Mr. Stilwell’s conflicting fiduciary duties to the stockholders of each company and noted that he had a potentially different economic interest in the outcome of the proposed transaction than the other stockholders of SCPIE without crossholdings in one of the bidders. By way of background, in a transaction between SCPIE and the Second Bidder, Mr. Stilwell’s crossholdings would permit him to offset any loss in value for his shares of SCPIE common stock at least in part with the decrease in dilution to the post-closing pro forma financial results of the Second Bidder and the increase in liquidity for his shares of the Second Bidder’s common stock. Mr. Stilwell declined to recuse himself from the meeting. Dr. Karlan, as chairman of the transactions committee, then reported to the board that the transactions committee had met and deliberated that day and had determined that the merger agreement with Parent, and the transactions contemplated thereby, are advisable and fair to and in the best interests of the stockholders of SCPIE, and he stated that the transactions committee recommended that the board declare the merger agreement, and the transactions contemplated thereby, advisable and fair to and in the best interests of the stockholders of SCPIE and recommend to the stockholders of SCPIE that they approve and adopt the merger agreement. Dr. Karlan then summarized the highlights of the transactions committee deliberations. Deutsche Bank then delivered to the board the same presentations that were given to the transactions committee earlier that day. Among the items discussed were various factors that the board should consider in evaluating both stock consideration and cash consideration and a comparison of the bids, including the results of reverse due diligence on each of the bidders offering stock consideration, pro forma financial results analyses of the bidders offering stock consideration (including considering any potential loss of SCPIE customers), an analysis of the potential impact shareholder and customer reactions could have on stock bidders and the impact those and other factors could have on the value of stock consideration delivered at closing and the ability of SCPIE and certain stock bidders to obtain shareholder approval and to close the transaction. Deutsche Bank then discussed with the board the pro forma financial results analysis the Second Bidder provided to SCPIE (which included a full estimate of the synergies that would result from a business combination between the two companies). Deutsche Bank noted that, based upon this analysis, any loss of SCPIE customers as a result of the announcement of a transaction between the two companies would result in dilutive pro forma financial results per share for the Second Bidder, especially due to the limited organic growth prospects of the Second Bidder estimated by its management. Given that the Second Bidder is one of the bidders that needs shareholder approval for a transaction with SCPIE, Deutsche Bank expressed the view that the announcement of a transaction that is not accretive to the Second Bidder’s shareholders would meaningfully increase the risk that it would not be able to close the transaction.

SCPIE’s board of directors then inquired whether Deutsche Bank could render an opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of SCPIE common stock of the merger consideration of $28.00 in cash per share to be received by such holders. Deutsche Bank delivered to the board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 15, 2007, that as of such date and based upon and subject to the various qualifications, factors, assumptions and limitations described in the Deutsche Bank opinion, the merger consideration of $28.00 in cash per share to be received by the holders of the outstanding shares of SCPIE common stock was fair, from a financial point of view, to such holders. During the course of Deutsche Bank’s presentation and the rendering of its opinion, representatives of Deutsche Bank responded to questions from members of the board confirming or clarifying their understanding of the analysis performed by Deutsche Bank and the opinion rendered by Deutsche Bank. Latham & Watkins also compared and discussed with the board the contract terms of Parent and the Second Bidder’s bids and provided an update on what was known about the status of the governmental investigation of Parent. Richards, Layton & Finger led a discussion regarding the fiduciary duties of directors in connection with evaluating a sale of the company.

Following these presentations and discussions, the board discussed each of the bids and weighed the pros and cons of each proposal. Deutsche Bank discussed with the board that the stock consideration offered by the Second Bidder was to be based on a twenty trading-day volume-weighted average sales price of its common stock to be determined on the fifth business day prior to closing, which would likely be four-to-six months after the date of the merger agreement, and, by its nature, the ultimate value represented by this offer was indeterminable at the time of the meeting. As of October 15, 2007, the value represented by the Second Bidder’s proposal pursuant to its terms was within its fixed payment collar and equal to Parent’s then-current offer of

$28.00. Based on the spot closing price of the Second Bidder’s common stock on that day, the value of the Second Bidder’s proposal would have been greater than $28.00 per share; however, the board understood that, depending on the trading price of the Second Bidder’s common stock over the relevant twenty trading-day period, the value of the Second Bidder’s proposal pursuant to its terms could be greater or less than $28.00 per share. Deutsche Bank discussed with the board that, based on the Second Bidder’s pro forma financial results analysis, any further price increases in the Second Bidder’s proposal would further increase the dilution to the post-closing pro forma financial results of the combined company and cause downward pressure on the trading price of the Second Bidder’s common stock. Therefore, a price increase in the Second Bidder’s proposal would further negatively impact its ability to obtain shareholder approval and to close the transaction. On this basis, the Second Bidder was not provided an opportunity to improve its bid on that day. Moreover, the Second Bidder had previously been given the opportunity to improve its bid on October 11, 2007, but had declined to do so; the Third Bidder had stated to Deutsche Bank on October 1, 2007 that it was unable to improve its bid; and the Fourth Bidder had withdrawn from the auction process on September 29, 2007.

The board first concluded that Parent’s $28.00 per share cash bid was a better alternative to SCPIE’s stockholders than maintaining SCPIE as a stand-alone, independent company. This conclusion was supported by, among other factors, that a $28.00 per share cash bid represented a premium of approximately 31% to the one week prior trading price of SCPIE’s common stock, Deutsche Bank was delivering a fairness opinion to the board, and the various challenges SCPIE faces to its growth as a stand-alone, independent company including, among others, the possibility that SCPIE will continue to have a less competitive A.M. Best rating in a competitive market for a prolonged period of time. The board also concluded that Parent’s cash bid was superior to the remaining stock bids due to its relative value and certainty of value and the substantially fewer closing risks it presented. This conclusion was in part motivated by the fact that Parent is an established physician-owned medical malpractice insurer in California, and a merger with Parent might be less likely to result in the loss of SCPIE customers following the announcement of the transaction as compared to a transaction with any of the stock bidders, none of which conduct business in California and whose quality of service and products are not familiar to SCPIE’s customers. Also, as compared to a transaction with the Second Bidder, a transaction between SCPIE and Parent might be less likely to result in the loss of SCPIE’s customers following announcement of the transaction, because Parent’s A- A.M. Best rating is higher than the Second Bidder’s A.M. Best rating. The board noted that each of the remaining stock bids included a fixed payment collar without any floor. In addition to market volatility and potential merger arbitrage, the potential loss of customers (and the resulting dilutive post-closing pro forma financial results of the combined company that such loss could cause) could negatively impact the value of stock consideration. Therefore, it was possible that a stock bid, including the Second Bidder’s stock bid, would not deliver a value equal to at least $28.00 per share at closing. In addition, the loss of customers by SCPIE between signing and closing of a transaction with a stock bidder that requires shareholder approval, such as the Second Bidder, would reduce the likelihood that such a transaction would close for the following reasons:

•

First, the negative impact of the possible loss of SCPIE customers would result in dilutive post-closing pro forma financial results of the combined company, which would make the transaction less desirable for such bidder’s shareholders and therefore decrease the probability that they would vote for the transaction. In contrast, Parent does not need the approval of its equity holders to approve the proposed merger.

•

Second, a material loss of SCPIE customers could give rise to a material adverse effect on SCPIE which would permit a stock bidder, such as the Second Bidder, to exercise its ability to terminate a transaction with SCPIE. In contrast, in the merger agreement with Parent, the risk of such a termination is significantly mitigated because the agreement provides that a loss of up to 15% of SCPIE’s customers measured by gross written premiums is not a material adverse effect on SCPIE, and furthermore, the loss of customers to Parent (its largest competitor in California) does not count towards the 15%. The merger agreements proposed by the stock bidders, including the Second Bidder, did not include either one of these provisions and, after consulting with legal counsel, the board concluded that without either one of these provisions it would be more likely that a loss of customers could give rise to termination rights in favor of a stock bidder.

•

The merger agreement proposed by the Second Bidder presented other closing risks, as it would have permitted the Second Bidder to consider unsolicited acquisition proposals and, in certain cases, terminate the merger agreement with SCPIE to enter into such an unsolicited acquisition proposal (after paying SCPIE a break-up fee). The merger agreement with Parent does not permit it to consider unsolicited acquisition proposals or to terminate the merger agreement to enter into such an acquisition proposal.

The factors considered by the board are more fully described below under “Determination of the Board of Directors and Transactions Committee; Reasons for the Merger; Recommendations.”

After deliberation and discussion, the SCPIE board of directors adopted resolutions that the merger agreement, and the transactions contemplated thereby, are advisable and fair to and in the best interest of the stockholders of SCPIE, and recommended to the stockholders of SCPIE that they approve and adopt the merger agreement. Mr. Stilwell abstained from voting on the merger agreement and the transactions contemplated thereby. At the meeting during which the vote of the board was taken, Mr. Stilwell was given the opportunity to make a presentation to the board for as long as he chose regarding the bids presented to the board, and Mr. Stilwell’s viewpoints were considered by the board in reaching its determination and recommendation. At the meeting, Mr. Stilwell advised the board that he intended to vote his shares of SCPIE common stock against the merger agreement with Parent and might conduct a proxy contest against the approval and adoption of the merger agreement with Parent. At the meeting, Mr. Stilwell advocated for a transaction with the Second Bidder, notwithstanding his conflict of interest and the rest of the board’s concerns regarding certainty of closing a transaction with the Second Bidder. The board noted that Mr. Stilwell had disparate economic incentives as compared to both the stockholders of SCPIE and the shareholders of the Second Bidder. By way of background, in a transaction between SCPIE and this bidder, Mr. Stilwell’s crossholdings in the two companies would permit him to offset any dilution to the post-closing pro forma financial results of the Second Bidder otherwise suffered by its shareholders at least in part with the premium received for his shares of SCPIE common stock. Conversely, in such a transaction, Mr. Stilwell’s crossholdings also would permit him to offset any loss in value for his shares of SCPIE common stock at least in part with the decrease in dilution to the post-closing pro forma financial results of the Second Bidder and the increase in liquidity for his shares of the Second Bidder’s common stock

The merger agreement was executed by SCPIE, Parent and Merger Sub on October 15, 2007. On October 16, 2007, prior to the commencement of trading on the New York Stock Exchange, SCPIE and Parent issued a joint press release announcing the merger.

Determination of the Board of Directors and Transactions Committee; Reasons for the Merger; Recommendations

Transactions Committee. After careful consideration, on October 15, 2007, the transactions committee of SCPIE’s board of directors determined that the merger agreement, and the transactions contemplated thereby, are advisable and fair to and in the best interests of the stockholders of SCPIE. Accordingly, the transactions committee recommended that SCPIE’s board of directors approve the merger agreement, declare that the merger agreement and the transactions contemplated thereby advisable and fair to and in the best interests of the stockholders of SCPIE and recommend to the stockholders of SCPIE that they approve and adopt the merger agreement.

In considering its recommendation, the transactions committee consulted Deutsche Bank and representatives of Latham & Watkins and Richards, Layton & Finger regarding the fiduciary duties of the members of the transactions committee and the terms of the merger agreement.

In the course of reaching its determination and recommendation, the transactions committee considered a number of potentially positive factors in its deliberations, including the following:

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the current and historical market prices of SCPIE common stock and the fact that the $28.00 per share cash merger consideration represents a premium of approximately 31% to its closing price of $21.41 on October 8, 2007, one week before SCPIE signed the merger agreement;

•

possible alternatives to the sale of SCPIE, such as continuing to operate SCPIE on a stand-alone, independent basis, and the risks associated with such alternatives, including the risks associated with SCPIE’s ability to maintain or expand its business or improve its profitability, compared to the certainty to stockholders of realizing a fair value for their investment if the merger is consummated;

•

the comprehensive and thorough auction process conducted by SCPIE, with the assistance of SCPIE’s financial and legal advisors, which involved engaging in discussions with twenty-four parties to determine their interest in acquiring SCPIE, entering into confidentiality agreements with eleven parties and receiving four definitive proposals to acquire SCPIE;

•

the value of the $28.00 per share cash merger consideration, as compared to the current and historical market prices and liquidity characteristics of, and business risks associated with, the stock consideration proposed by other potential acquirers;

•

the relatively lower likelihood that a transaction with Parent would result in the loss of SCPIE customers, as compared to a transaction with the other bidders, because Parent is an established, physician-owned medical malpractice insurer in California, while none of the other bidders conducts business in California and SCPIE’s customers are not familiar with the quality of their services and products and, as compared to a transaction with the Second Bidder, because Parent’s A- A.M. Best rating is higher than the Second Bidder’s A.M. Best rating;

•

the relative certainty of the value of the cash merger consideration, as compared to the stock consideration proposals of the other bidders which possibly would not have delivered at least an equal value at closing due to potential decreases in the trading price of such stock from market volatility and potential merger arbitrage dilution to the post-closing pro forma financial results of the combined company (after taking into account any loss of SCPIE’s customers following the announcement of a transaction with one of the other bidders);

•	the relative likelihood that the proposed merger with Parent would be consummated on a timely basis, based on, among other things, that:

•

Parent would not need the approval of its equity holders to consummate the merger, while proposed mergers with certain other bidders, including the Second Bidder, would present additional closing risks due to the need to obtain shareholder approval for the issuance of stock consideration (especially if following the announcement of a transaction with one of the other bidders SCPIE experienced a loss of customers and the bidder’s shareholders discovered that the transaction would be dilutive to the bidder’s post-closing pro forma financial results);

•

Parent might be less likely to confront difficulties obtaining insurance regulatory approval for the merger as compared to the Second Bidder because, among other reasons, it is already a California-domiciled insurance company and its A.M. Best rating of A- is higher than the Second Bidder’s A.M. Best Rating; and

•	the merger agreement with Parent is not subject to a financing condition;

•	the presentation of Deutsche Bank regarding the financial terms of the merger agreement;

•

the opinion of Deutsche Bank addressed to the SCPIE board of directors that, as of October 15, 2007, and based upon and subject to the various qualifications, factors, assumptions and limitations described in the opinion, the merger consideration of $28.00 per share was fair, from a financial point of view, to holders of outstanding shares of SCPIE common stock;

•

the availability of appraisal rights to SCPIE’s stockholders who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery plus interest, if any, on the amount determined to be the fair value;

•

the structure of the transaction as a merger which will result in detailed public disclosure and a period of time prior to a stockholder vote on the merger during which an unsolicited superior proposal could materialize;

•	the reasonableness of the terms and conditions of the merger agreement, including the following:

•

SCPIE’s ability to consider unsolicited acquisition proposals and, in certain circumstances, to terminate the merger agreement to accept a superior proposal after payment of a termination fee of 3% of the aggregate merger consideration (which the transactions committee believed would not preclude a superior proposal), which would be Parent’s sole and exclusive remedy in the event of such a termination;

•

the requirement that Parent pay a termination fee equal to 3% of the aggregate merger consideration if all necessary antitrust and insurance regulatory approvals are not obtained for the merger prior to the outside date, as it may be extended;

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the ability of SCPIE’s board of directors to change its recommendation to SCPIE’s stockholders prior to a stockholder vote and to terminate the merger agreement if it concludes that the failure to do so would be inconsistent with its fiduciary duties; provided that if a third party has publicly announced an acquisition proposal prior to such termination, SCPIE must pay a termination fee of 3% of the aggregate merger consideration to Parent, which fee would be Parent’s sole and exclusive remedy in such an event;

•	the reasonableness of the covenants, representations and warranties required to be made by SCPIE; and

•

the conditions to closing of the transaction, including the lack of a financing contingency and the provisions that reduce risk of a failure to close by limiting Parent’s ability to terminate the agreement in the case of a loss of customers to Parent following announcement of the transaction or other loss of customers representing less than 15% of SCPIE’s insurance subsidiaries’ gross written premium on a current-period-over-the-comparable-period-of-the-preceding-year basis;

•	the terms and conditions proposed by other competing bidders in the auction process conducted by us, including the following:

•

the amount, trading history and liquidity characteristics of the stock consideration offered by such bidders, including the relative illiquidity of the Second Bidder’s common stock, compared to that of companies with larger market capitalizations and more widely traded stock;

•	lack of appraisal rights in a transaction with the other bidders offering stock consideration;

•

the limitations on our ability to consider unsolicited acquisition proposals under the contractual terms proposed by such bidders, and the termination provisions and break-up fee provisions contained in such proposals, including the relatively more onerous provisions proposed by the Second Bidder with respect to these matters as compared to the merger agreement with Parent;

•

the reciprocal ability of the Second Bidder to consider unsolicited acquisition proposals made to it under the contractual terms proposed by such bidder and the right of the Second Bidder to terminate its agreement with SCPIE in such a case, subject to payment of a break-up fee to SCPIE, and the risk to SCPIE that this might occur;

•	the closing condition related to the receipt of shareholder approval by the shareholders of certain of the bidders, including the Second Bidder, and the risk of non-receipt of such approval;

•	the covenants, representations and warranties proposed by such bidders; and

•

the conditions to closing of the transaction proposed by such bidders, including the relatively more onerous “material adverse effect” definition proposed by such bidders as compared to the definition included in the merger agreement with Parent (which provides that Parent may not terminate the merger agreement based on a loss of insureds to Parent or other loss of insureds representing less than 15% of SCPIE’s insurance subsidiaries’ gross written premium); and

•	the ratings of the other bidders, and the impact of this rating on the combined company’s potential to maintain or expand SCPIE’s business or improve its profitability.

The transactions committee also considered the following material risks or potentially adverse factors in making its determination and recommendation:

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the fact that SCPIE will cease to be a public company and its current stockholders will no longer participate in any of its potential future growth or potential future growth of a combined company with a bidder offering stock consideration;

•

the fact that the value of the consideration in the other bidders’ proposals offering stock consideration could have been potentially greater than the consideration offered by Parent, and that the consideration proposed by Parent is below the 52 week high trading price of SCPIE common stock on the date the board approved the merger of $28.97;

•	the fact that gains from all-cash transactions are generally taxable to SCPIE’s stockholders for U.S. federal income tax purposes;

•

the fact that SCPIE’s largest stockholder informed SCPIE prior to entry into the merger agreement that it intended to vote against a transaction with Parent and was considering whether to conduct a proxy fight against approval of the merger by SCPIE’s stockholders;

•	the risk of losing employees prior to the closing and the impact such losses could have on SCPIE’s ability to close the merger;

•	the interests of certain of SCPIE’s directors and executive officers may be different from, or in addition to, the interests of SCPIE’s other stockholders;

•	the closing conditions of the merger, including approval by SCPIE’s stockholders and regulatory approvals;

•	the terms of the merger agreement that place limitations on SCPIE’s ability to consider competing proposals and to terminate the merger agreement and accept a superior proposal;

•	the risk of diverting management focus and resources from operational matters while working to implement the merger;

•	the possibility of disruption to SCPIE’s operations following the announcement of the merger, and the resulting effect if the merger does not close; and

•

the restrictions on the conduct of SCPIE’s business prior to completion of the merger which could delay or prevent it from undertaking business opportunities that arise pending completion of the merger.

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by the transactions committee, but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the transactions committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the transactions committee may have given different weights to different factors.

Board of Directors. After careful consideration, on October 15, 2007, based on the recommendation of the transactions committee and the conduct of its own independent review and other factors, SCPIE’s board of directors determined that the merger agreement, and the transactions contemplated thereby, are advisable and fair to and in the best interests of the stockholders of SCPIE and approved the merger agreement. Accordingly, the SCPIE board of directors recommends that stockholders vote FOR the proposal to adopt the merger agreement and FOR the adjournment proposal.

In considering the merger with Parent, SCPIE’s board of directors consulted its financial advisor and sought and received from Deutsche Bank an oral opinion, subsequently confirmed in writing, as to the fairness as of the date of such opinion, from a financial point of view, of the merger consideration to be received by holders of outstanding shares of SCPIE common stock, which opinion is described below under “—Opinion of Deutsche Bank.” SCPIE’s board of directors also consulted with representatives of Latham & Watkins LLP and Richards, Layton & Finger, P.A., SCPIE’s legal counsel, regarding the fiduciary duties of the members of the board of directors and the terms of the merger agreement.

In the course of reaching that determination and recommendation, SCPIE’s board of directors considered, among other things, the same factors considered by the transactions committee in its deliberations, as described above. Joseph Stilwell, a former member of SCPIE’s board of directors who resigned from the board after SCPIE’s announcement of the proposed merger, abstained from voting on the merger agreement and the transactions contemplated thereby. At the meeting during which the vote of the board was taken, Mr. Stilwell was given the opportunity to make a presentation to the board for as long as he chose regarding the bids presented to the board, and Mr. Stilwell’s viewpoints were considered by the board in reaching its determination and recommendation.

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by SCPIE’s board of directors, but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, SCPIE’s board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of SCPIE’s board of directors may have given different weights to different factors.

Opinion of Deutsche Bank

Pursuant to the terms of an engagement letter dated January 25, 2007, SCPIE engaged Deutsche Bank to act as the financial advisor to its board of directors. Deutsche Bank provided the board of directors with certain financial advisory and investment banking services and was asked by the board of directors to render an opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of SCPIE common stock of the merger consideration of $28.00 in cash per share to be received by such holders pursuant to the merger agreement.

At the meeting of SCPIE’s board of directors on October 15, 2007, Deutsche Bank rendered its oral opinion, which was subsequently confirmed in writing, that, as of October 15, 2007, and based upon and subject to the various qualifications, factors, assumptions and limitations described in the Deutsche Bank opinion, the merger consideration of $28.00 in cash per share to be received by holders of SCPIE common stock was fair, from a financial point of view, to such holders.

The full text of Deutsche Bank’s opinion, dated October 15, 2007, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Deutsche Bank, is attached as Appendix B to this proxy statement and is incorporated herein by reference. Deutsche Bank’s opinion, which was addressed to, and for the use and benefit of, SCPIE’s board of directors was not a recommendation to holders of SCPIE common stock to approve the merger. The opinion was limited to the fairness, from a financial point of view, of the merger consideration to the holders of the outstanding shares of SCPIE common stock as of the date of the opinion, and

Deutsche Bank expressed no opinion as to the merits of the underlying decision by SCPIE to engage in the merger, the relative merits of the merger as compared to any alternative business or financial strategies that might exist for SCPIE, including remaining independent, the financing for the merger, the effects of any other transaction in which SCPIE might engage or as to how any holder of shares of SCPIE common stock should vote with respect to the merger. No limitations were imposed by SCPIE’s board of directors upon Deutsche Bank with respect to the investigations made or procedures followed by it in rendering its opinion. The summary of Deutsche Bank’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Holders of SCPIE common stock are encouraged to, and should, read Deutsche Bank’s opinion carefully and in its entirety, including all text and tables.

In connection with rendering its opinion, Deutsche Bank, among other things:

•	reviewed the terms of the merger agreement;

•	reviewed certain publicly available financial and other information concerning SCPIE;

•	compared certain financial and stock market information for SCPIE with similar information for certain other companies whose securities are publicly traded;

•	reviewed the reported prices and trading activity for the common stock of SCPIE;

•	reviewed certain internal analyses, financial forecast and other information furnished to it by SCPIE;

•	reviewed the financial terms of certain recent business combinations which it deemed relevant to the extent publicly available; and

•	performed such other studies and analyses and considered such other information as it deemed appropriate.

In addition, representatives of Deutsche Bank held discussions with members of senior management of SCPIE regarding the business and prospects of SCPIE.

In giving its opinion, Deutsche Bank did not assume responsibility for independently verifying, and has not independently verified, any information, whether publicly available or furnished to it concerning SCPIE or Parent, including without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of SCPIE’s properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of SCPIE’s assets or liabilities. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of SCPIE’s management as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion.

For purposes of rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis, the representations and warranties of Parent, Merger Sub and SCPIE contained in the merger agreement are true and correct, Parent, Merger Sub and SCPIE will each perform all of the covenants and agreements to be performed by it under the merger agreement and all conditions to the obligations of each of Parent, Merger Sub and SCPIE to consummate the merger will be satisfied without any waiver thereof.

Deutsche Bank also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either SCPIE or Parent is a party or is subject or by which it is bound, no limitations, restrictions or conditions would be imposed or amendments, modifications or waivers would be made that would have a material adverse effect on SCPIE or Parent or materially reduce the contemplated benefits of the merger.

Based upon and subject to the foregoing qualifications, limitations, factors and assumptions and those set forth in the opinion, Deutsche Bank was of the opinion that, as of October 15, 2007, the $28.00 in cash per share of SCPIE’s common stock to be received by the holders of SCPIE’s common stock in the merger was fair, from a financial point of view, to such holders.

In connection with rendering its opinion to SCPIE’s board of directors on October 15, 2007, Deutsche Bank performed a variety of financial and comparative analyses, including those described below. The following summary of Deutsche Bank’s analyses is not a complete description of the analyses underlying its opinion. The preparation of an opinion is a complex process involving subjective judgments and various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, an opinion is not necessarily susceptible of partial analysis or summary description. In arriving at its opinion, Deutsche Bank made qualitative judgments as to the significance and relevance of each analysis and factor that it considered.

Accordingly, Deutsche Bank believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Deutsche Bank’s analyses and opinion. Deutsche Bank did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support Deutsche Bank’s opinion. Rather, Deutsche Bank arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as of the date of Deutsche Bank’s opinion as to the fairness of the merger consideration, from a financial point of view, to the holders of SCPIE’s common stock.

The financial forecasts and projections of SCPIE’s future performance provided by SCPIE’s senior management to Deutsche Bank and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In performing its analyses, Deutsche Bank considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond SCPIE’s control. No company, transaction, or business used in Deutsche Bank’s analyses as a comparison is identical to SCPIE or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. Estimates of the financial value of companies or securities do not purport to be appraisals or to reflect the prices at which companies or securities may actually be sold. Accordingly, Deutsche Bank’s analyses and estimates are inherently subject to substantial uncertainty.

The merger consideration was determined through negotiation between SCPIE and Parent and the decision to enter into the merger agreement was solely that of SCPIE’s board of directors. Deutsche Bank’s opinion and financial analyses were only one of many factors considered by SCPIE’s board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the board of directors or management with respect to the merger or the merger consideration. Deutsche Bank’s opinion was provided to the board of directors to assist it in connection with its consideration of the proposed merger and does not constitute a recommendation to any person, including the holders of SCPIE’s common stock, as to how to vote with respect to the proposed merger.

The following is a summary of the material financial analyses underlying Deutsche Bank’s opinion, dated October 15, 2007, that Deutsche Bank presented to SCPIE’s board of directors in connection with the merger at a meeting of the board of directors on October 15, 2007. The order of the analyses described below does not represent the relative importance or weight given to those analyses by Deutsche Bank. The financial analyses summarized below include information presented in tabular format. In order to fully understand Deutsche Bank’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Deutsche Bank’s financial analyses.

Historical Stock Trading Premiums Analysis

Deutsche Bank compared SCPIE’s recent per share closing prices and average share prices over different periods in the last year to the per share merger consideration of $28.00. Deutsche Bank noted that historical stock trading premiums analyses are not valuation methodologies but were presented merely for informational purposes. The following table presents the results of Deutsche Bank’s calculations:

Implied Premium to:
1 day (based upon the closing price of $22.69 on October 12, 2007)	23.4%
7 days prior	31.8%
30 days prior	34.0%
Prior week average	26.5%
Prior month average	34.0%
Prior 3-month average	28.4%
Prior 6-month average	27.0%
Prior year average	17.9%

Regression Analysis

Deutsche Bank performed a regression analysis to review, for a set of 18 property and casualty insurers, the relationship between (i) the ratio of closing stock price as of October 10, 2007, to book value per share as of June 30, 2007, and (ii) the 2007 estimated return on average equity based on available Institutional Brokers’ Estimate Service, or “IBES,” estimates, and in the case of SCPIE, based on management projections.

Based on this analysis, Deutsche Bank derived an implied book value multiple for SCPIE of 1.02x on the curve.

Selected Comparable Publicly Traded Companies Analysis

Deutsche Bank compared the financial and operating performance of SCPIE with publicly available information of selected medical malpractice insurance companies. The companies selected were as follows:

•	ProAssurance Corporation (PRA);

•	American Physicians Capital, Inc. (ACAP); and

•	FPIC Insurance Group, Inc. (FPIC)

These companies were selected, among other reasons, for their specialization in the medical malpractice insurance sector. None of the companies utilized in this analysis, however, is identical to SCPIE. Accordingly, Deutsche Bank made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

As part of its analysis, Deutsche Bank reviewed and compared the ratio of daily price to IBES mean 12-month forward earnings per share estimates for PRA, ACAP, and FPIC for one-year and three-year periods ending October 12, 2007. Over the one-year period, the average multiples of price to IBES mean 12-month forward earnings per share for PRA, ACAP, and FPIC were 12.7x, 10.9x and 10.7x, respectively. Over the three-year period, these same average multiples were 14.2x, 11.0x and 11.3x, respectively.

Deutsche Bank also calculated various financial multiples and ratios based on selected companies’ stock prices as of October 12, 2007, and financial data it obtained from the most recent publicly available SEC filings and IBES estimates. Selected financial multiples were applied to financial data of SCPIE provided by SCPIE’s management and information obtained from SEC filings. The following table presents the results of this analysis:

	Comparable Company Range	Selected Multiples Range
Price/2007 Estimated Earnings	9.9x – 12.7x	10.0x – 12.0x
Price/2008 Estimated Earnings	11.6x – 12.1x	10.0x – 12.0x
Price/June 30, 2007 Book Value Excluding
Accumulated Other Comprehensive Income	1.53x – 1.76x	0.95x – 1.05x

Based on this analysis, Deutsche Bank derived a reference range for the implied equity value per share of SCPIE of $20.17 to $22.60.

Selected Precedent Transactions Analysis

Using publicly available information, Deutsche Bank examined the following selected transactions within the medical malpractice insurance industry since 2005:

Announcement Date	Acquiror	Target
February 28, 2005	ProAssurance	NCRIC Group
May 5, 2005	Berkshire Hathaway	Medical Protective Corp
September 6, 2005	The Doctors Company	Northwest Physicians Mutual
December 8, 2005	ProAssurance	Physicians Insurance Company of WI
October 5, 2006	The Doctors Company	OHIC Insurance Co

Deutsche Bank calculated the transaction equity value as a multiple of the prior year’s statutory net income and surplus of the target companies and as a multiple of the prior quarter’s GAAP book value of the target companies. No transaction reviewed was directly comparable to the proposed transaction and, accordingly, this analysis involved complex considerations and judgments concerning differences in financial and operating characteristics of SCPIE relative to the targets in the selected transactions and other factors that would affect the acquisition values in the precedent transactions.

Deutsche Bank calculated that the ratio of transaction equity value to the prior year’s statutory net income for the target companies ranged from a low of 6.5 to a high of 31.8 with a median of 11.7, that the ratio of transaction equity value to statutory surplus ranged from a low of 1.04x to a high of 1.77x with a median of 1.34x, and that the ratio of transaction equity value to GAAP book value for the target companies ranged from a low of 0.97 to a high of 1.19, with a median of 1.08. Based upon the multiples derived from this analysis, Deutsche Bank derived a range of implied equity values for SCPIE of between $21.15 and $25.03 when selected multiples were applied to SCPIE’s statutory 2006 net income, June 30, 2007 statutory surplus and June 30, 2007 GAAP book value.

Adjusted Book Value Analysis

Deutsche Bank performed an adjusted GAAP June 30, 2007 book value analysis of SCPIE by adding capital that an acquirer with superior financial strength may be able to remove to the result of applying an adjusted price to GAAP book value multiple to the GAAP book value adjusted for the capital removed. Deutsche Bank derived a range of implied equity values for SCPIE of between $21.63 and $23.09 per share by applying a 1.00x to 1.10x price to GAAP book value multiple to the GAAP June 30, 2007 book value adjusted for the capital removed and then adding to that result the dollar amount of capital that an acquirer potentially could remove.

Dividend Discount Analysis

Deutsche Bank performed a discounted dividend analysis of SCPIE to calculate ranges of implied per share values of SCPIE.

The dividends/cash flows were modeled assuming that SCPIE continued to operate as an independent entity and based upon management’s financial projections to December 31, 2013. Deutsche Bank also calculated a range of terminal values of SCPIE at the end of the forecast period by applying to SCPIE’s price to forward earnings ratio a range of terminal exit multiples from 10.0x to 12.0x and by applying to SCPIE’s price to book value a range of exit multiples from 1.2x to 1.4x. SCPIE’s estimated dividends and the terminal value were then discounted to present values using a range of discount rates from 9.0% to 11.0%.

The discounted dividends analysis indicated a range of equity values of between $22.12 and $24.06 per share when using a price to forward earnings basis for terminal value, and between $21.63 and 23.57 per share on a price to book basis for terminal value.

General

As described above, Deutsche Bank’s opinion to SCPIE’s board of directors was among many factors taken into consideration by the board of directors in making its determination to approve the merger agreement and recommend the merger proposal. Such decisions were solely those of the board of directors. The opinion of Deutsche Bank was provided to the board of directors and does not constitute a recommendation to any person, including the holders of SCPIE’s common stock, as to how such person should vote or act on any matter related to the merger proposal.

Under the terms of Deutsche Bank’s engagement letter, SCPIE has agreed to pay Deutsche Bank a fee of approximately $3.5 million for its services in connection with the merger, $300,000 of which was payable upon Deutsche Bank’s initial engagement by SCPIE, $750,000 of which was payable upon Deutsche Bank rendering its opinion to the board of directors, and the balance of which is contingent upon consummation of the merger. In addition, SCPIE has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement.

Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, referred to as the “DB Group”). Members of the DB Group may, in the future, provide investment and commercial banking services to Parent or SCPIE, for which SCPIE would expect DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent and SCPIE for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

SCPIE selected Deutsche Bank as SCPIE’s financial advisor in connection with the merger due to Deutsche Bank’s reputation as an internationally recognized investment banking firm with substantial experience in similar transactions. Deutsche Bank, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Effects of the Merger

If SCPIE’s stockholders adopt the merger agreement, and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will merge with and into SCPIE, with SCPIE continuing as the surviving corporation in the merger. The surviving corporation initially will be a wholly owned subsidiary of Parent following the merger. As a result of the merger, SCPIE will cease to be an independent, publicly traded company.

If the merger is completed, each share of SCPIE common stock (other than treasury shares, shares held by Parent, Merger Sub or their respective subsidiaries and shares held by any SCPIE stockholders who chose to be dissenting stockholders by exercising and perfecting their appraisal rights under Delaware law with respect to the merger) will be converted into the right to receive $28.00 in cash, without interest and less any applicable withholding taxes. The receipt of cash in exchange for shares of SCPIE common stock in the merger will constitute a taxable transaction to U.S. persons for U.S. federal income tax purposes. At the effective time of the merger:

•

each outstanding option to acquire SCPIE common stock will become fully vested and exercisable. All such options not exercised prior to the effective time of the merger will be cancelled and exchanged for the right to receive a cash payment equal to the number of shares of SCPIE common stock underlying the options multiplied by the excess, if any, of $28.00 over the exercise price per share of SCPIE common stock previously subject to such option, without interest and less any applicable withholding taxes, which cash payment is referred to as the option consideration;

•

each share of restricted SCPIE common stock or deferred SCPIE common stock will become fully vested and will be converted into the right to receive the merger consideration, without interest and less any applicable withholding taxes.

At the effective time of the merger, current SCPIE stockholders will cease to have ownership interests in SCPIE or rights as SCPIE stockholders. Therefore, such current stockholders of SCPIE will not participate in any future earnings or growth of SCPIE and will not benefit from any appreciation in value of SCPIE.

SCPIE common stock is currently registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is listed on the New York Stock Exchange under the symbol “SKP.” As a result of the merger, Parent will own all of the capital stock of SCPIE. After the merger, SCPIE common stock will cease to be quoted on the New York Stock Exchange. In addition, registration of SCPIE common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to SCPIE. After the effective time of the merger and assuming the termination of SCPIE common stock’s registration under the Exchange Act, SCPIE will also no longer be required to file periodic reports with the SEC.

At the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the initial directors of the surviving corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the surviving corporation. The officers of SCPIE immediately prior to the effective time of the merger will remain the officers of the surviving corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the surviving corporation. The certificate of incorporation of SCPIE will be amended to read in the form of the certificate of incorporation attached to the merger agreement as Exhibit A. The by-laws of SCPIE will be amended to read in the form of the by-laws attached to the merger agreement as Exhibit B.

Procedures for Receiving the Merger Consideration and Option Consideration

Prior to the effective time of the merger, Parent will appoint a bank or trust company reasonably acceptable to SCPIE to act as paying agent for the payment of the merger consideration and the option consideration, without interest and net of any applicable withholding taxes.

Merger Consideration. If shares of SCPIE common stock are held in certificated form, the paying agent will pay such merger consideration, pursuant to the terms of the merger agreement, upon surrender of the certificates representing such shares. If shares of SCPIE common stock are registered with the transfer agent in any book-entry, uncertificated form, referred to in this proxy statement as street name stock, the paying agent will pay such merger consideration upon delivery of book-entry account statements reflecting the ownership of such street name stock.

Promptly after the effective time of the merger, Parent will cause the paying agent to mail or deliver a letter of transmittal containing instructions for each record holder of SCPIE common stock (other than Parent, SCPIE and either of their subsidiaries) to effect the necessary exchanges for the merger consideration. A record holder of shares of SCPIE common stock (other than uncertificated deferred SCPIE common stock) will be entitled to receive such merger consideration for the number of shares registered in his or her name only upon surrender to the paying agent of the holder’s share certificate(s), or, for street name stock, book-entry account statements reflecting the ownership of such shares, together with the letter of transmittal and other required documentation, duly executed and completed in accordance with the instructions. A holder of shares of uncertificated deferred SCPIE common stock will be entitled to receive such merger consideration for the number of shares registered in his or her name only upon delivery to the paying agent of a letter of transmittal and other required documentation, duly executed and completed in accordance with the instructions. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Option Consideration. The paying agent will pay the option consideration automatically with respect to options entitled to such consideration by delivering payment to the beneficial owner at the address reflected in SCPIE’s records.

Effects on SCPIE if the Merger is not Completed

In the event that SCPIE’s stockholders do not adopt the merger agreement or if the merger is not completed for any other reason, neither our stockholders nor holders of options or shares of deferred SCPIE common stock that may be exercised or settled for SCPIE common stock will receive any consideration in respect of their shares of SCPIE common stock, options to purchase such shares or deferred SCPIE common stock as a result of the merger, but will continue to hold their shares, options or deferred SCPIE common stock. Instead, SCPIE will remain an independent public company and SCPIE common stock will continue to be listed and traded on the New York Stock Exchange and registered under the Exchange Act. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that stockholders will continue to be subject to the same risks and opportunities as they currently are. These risks include the risks associated with SCPIE’s ability to maintain and expand its core business and improve its profitability, its successful withdrawal from the assumed reinsurance and other existing lines of business, the continued solvency of SCPIE’s reinsurers, its ability to obtain rate change regulatory approvals, and general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your SCPIE common stock, options to acquire SCPIE common stock or deferred SCPIE common stock that may be exercised or settled for SCPIE common stock. From time to time, SCPIE’s board of directors will evaluate and review the business operations, properties and capitalization of SCPIE, among other things, make such changes as are deemed appropriate and may continue to seek to identify strategic alternatives to maximize stockholder value. If SCPIE’s stockholders do not adopt the merger agreement or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to SCPIE as fair to, and in the best interests of, our stockholders will be offered, or that the business, prospects or results of operations, financial condition, or cash flows of SCPIE will not be adversely impacted.

In addition, if the merger agreement is terminated under certain circumstances, SCPIE will be obligated to pay a termination fee of 3% of the aggregate merger consideration to Parent. See “The Merger Agreement— Termination Fees” beginning on page 66.

Interests of SCPIE’s Directors and Executive Officers in the Merger

In addition to their interests in the merger as stockholders, certain of SCPIE’s current and former directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as stockholders. In considering the recommendations of SCPIE’s board, SCPIE’s stockholders should be aware of these interests. SCPIE’s board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions and recommendations with respect to the merger agreement and related matters.

Treatment of Stock Options Held by SCPIE’s Directors and Officers

As of December 31, 2007, there were approximately 768,100 shares of SCPIE common stock subject to outstanding stock options granted under SCPIE’s stock option plans to SCPIE’s current directors and executive officers. Each stock option to purchase SCPIE common stock outstanding immediately prior to the merger, whether or not then exercisable or vested, will become fully vested and will be canceled at the effective time of the merger, and each holder of such stock option will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of:

•	the total number of shares of SCPIE common stock previously subject to such stock option; and

•	the excess, if any, of $28.00 over the exercise price per share of SCPIE common stock previously subject to such stock option.

The following table summarizes the outstanding in-the-money vested and unvested stock options held by SCPIE’s current directors and executive officers as of December 31, 2007 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options, gross of applicable withholding taxes:

Name	No. of Shares Underlying Vested and Unvested Options	Weighted Average Per Share Exercise Price of Vested and Unvested Options	Resulting Consideration
Directors
Mitchell S. Karlan, M.D.	22,000	$15.97	$264,730
Donald J. Zuk	204,000	11.33	3,401,700
Kaj Ahlmann	—	—	—
Marshall S. Geller	—	—	—
Willis T. King, Jr.	22,000	15.97	264,730
Jack E. McCleary, M.D.	22,000	15.97	264,730
Wendell L. Moseley, M.D.	22,000	15.97	264,730
William A. Renert, M.D.	22,000	15.97	264,730
Henry L. Stoutz, M.D.	22,000	15.97	264,730
Ronald H. Wender, M.D.	25,000	11.70	407,550

Executive Officers
Robert B. Tschudy	100,000	10.25	1,775,000
Ronald L. Goldberg	70,000	11.33	1,167,250
Joseph P. Henkes	90,000	11.33	1,500,750
Edward G. Marley	25,000	5.95	551,250
Margaret McComb	65,000	10.91	1,110,750

Treatment of Restricted Stock and Deferred Stock Held by SCPIE’s Directors

As of December 31, 2007, there were approximately 40,000 shares of our deferred SCPIE common stock and restricted SCPIE common stock held by SCPIE’s current directors under its stock option plans. Under the terms of the merger agreement, at the effective time of the merger, all such shares outstanding immediately prior to the merger will become vested and will be converted into the right to receive $28.00 in cash, without interest and net of any applicable withholdings.

The following table summarizes the deferred SCPIE common stock and restricted SCPIE common stock held by SCPIE’s current directors as of December 31, 2007, and the consideration that each of them are expected to receive pursuant to the merger agreement in connection with the cancellation of such rewards:

Name	Restricted Stock: No. of Shares	Deferred Stock: No. of Shares	Total Shares	Total Consideration
Directors
Mitchell S. Karlan, M.D.	—	8,000	8,000	$224,000
Donald J. Zuk	—	—	—	—
Kaj Ahlmann	2,000	—	2,000	56,000
Marshall S. Geller	—	4,000	4,000	112,000
Willis T. King, Jr.	2,000	—	2,000	56,000
Jack E. McCleary, M.D.	—	4,000	4,000	112,000
Wendell L. Moseley, M.D.	—	8,000	8,000	224,000
William A. Renert, M.D.	—	8,000	8,000	224,000
Henry L. Stoutz, M.D.	—	6,000	6,000	168,000
Ronald H. Wender, M.D.	—	2,000	2,000	56,000

Change in Control Severance Agreements

SCPIE has entered into Change in Control Severance Agreements with each of its executive officers which will require it to provide benefits with respect to certain terminations of employment within a specified period after change in control of SCPIE. The merger would constitute a change in control under these agreements.

Under the agreements, if an officer’s employment is terminated by SCPIE other than for cause or disability or the officer resigns with good reason within two years following a change in control transaction involving SCPIE (referred to as a “qualifying termination”), the officer will be paid a severance payment equal to two times (three times for our Chief Executive Officer, Mr. Donald J. Zuk) such officer’s base salary and annual bonus plus the value of certain other benefits and payments forgone due to the termination and will continue to receive all employee benefits for two years (three years for Mr. Zuk) after the date of termination. An officer also may voluntarily terminate employment for any reason during the 30-day period following the first anniversary of the change in control (a “covered resignation”), in which case he or she will be provided with the same benefits, except the severance payment would be reduced by 50% and the employee benefits would be provided for a period of one year (eighteen months for Mr. Zuk) after the covered resignation. If it is determined that any payments made to an officer pursuant to a Change in Control Severance Agreement would subject such officer to an excise tax pursuant to Section 4999 of the Internal Revenue Code, under certain circumstances such officer will also be paid an additional amount sufficient to put such officer in the same tax position as he or she would have been in had no excise tax been imposed on such payment.

As used in the agreements and in this proxy statement, “cause” is generally defined as termination upon (a) the employee’s willful and continued failure to substantially perform his or her duties, with certain exceptions, after a written demand for substantial performance is delivered to the employee by SCPIE’s board of directors, (b) the employee’s willful and continued failure to substantially follow and comply with the specific and lawful directives of the board, as reasonably determined by the board, with certain exceptions, after a written demand for substantial performance is delivered to the employee by the board, (c) the employee’s willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to SCPIE or (d) the employee’s willful engagement in illegal conduct or gross misconduct, in each case which is materially and demonstrably injurious to SCPIE.

As used in the agreements and in this proxy statement, a “change of control” is generally defined as one of the following: (a) the acquisition by any person of beneficial ownership of 20% or more of SCPIE’s voting stock, (b) certain business combinations involving SCPIE, (c) a stockholder approved disposition of substantially all of SCPIE’s assets or (d) a change in a majority of the incumbent board members, except for changes in the majority of such members approved by at least two-thirds of such members.

As used in the agreements and in this proxy statement, “good reason” is generally defined as one of the following: (a) the material diminution in the executive’s position, authority, duties or responsibilities held prior to the change of control, (b) the reduction by more than 10% of the executive’s annual total compensation as in effect prior to the change of control, (c) the relocation of the executive’s principal location of employment prior to the change in control which results in the one-way commuting distance for the executive increasing by more than thirty miles, (d) SCPIE’s failure to pay to the executive his or her compensation when due or (e) SCPIE’s failure to continue in effect any material compensation or benefit plan in which the executive participates prior to the change of control.

As used in the agreements and in this proxy statement, “disability” is generally defined as the executive’s absence due to physical or mental illness from the full-time performance of his or her duties with SCPIE for six consecutive months and after thirty days’ written notice of termination given by SCPIE.

The following table shows the potential payments to which our executive officers are entitled pursuant to the agreements in connection with the merger assuming that the merger was consummated and a qualifying termination of the officers occurred on December 31, 2007:

Name	Multiple of Salary and Bonus (1)	Retirement Benefits (2)	Employment Benefits (3)	280G Tax Gross Up (4)	Aggregate Payments
Donald J. Zuk	$3,174,750	$47,950	$157,844	$1,557,322	$4,937,866
Robert B. Tschudy	1,058,400	47,950	71,563	502,470	1,680,383
Ronald L. Goldberg	840,000	47,950	84,433	426,447	1,398,830
Joseph P. Henkes	826,000	47,950	72,536	392,020	1,338,506
Edward G. Marley	666,400	47,950	54,456	332,312	1,101,118
Margaret A. McComb	624,400	46,830	71,563	330,627	1,073,420

(1)	Represents a severance payment equal to two times (three times for Mr. Zuk) the sum of the executive officer’s (a) annual base salary for 2007, and (b) targeted annual bonus for 2007 or the average annual bonus received by the executive officer for the three years immediately prior to the change in control, whichever is greater. In the event of a covered resignation, the executive officer would be entitled to receive 50% of this severance payment.

(2)	Represents the payments SCPIE is required to make pursuant to the Change in Control Severance Agreements for matching contributions under SCPIE’s 401(k) Plan. Under the agreements, in such an event, the executive is entitled to receive an amount equal to the matching contributions that SCPIE otherwise would have made under the 401(k) Plan for three years after the date of termination, assuming the executive officer had made the maximum elected deferral contributions.

(3)	Represents the payments SCPIE is required to make pursuant to the Change in Control Severance Agreements for continued medical and dental health benefits and outplacement services for a period of two years (three years for Mr. Zuk) after the closing of the merger and a qualifying termination. Benefit calculation assumes the lesser of 25% of base salary or estimated $20,000 cost per year (actual cost may vary) over two years. Mr. Zuk’s benefits calculations also includes an estimated $70,500 for the continuation of medical expense reimbursements (based on the average annual amount of $23,500 actually paid by SCPIE in excess of medical plan benefits in each of the last three years).

(4)	Assumes a federal income tax rate of 35%, a state income tax rate of 9.3%, a Medicare tax of 1.45% and an excess parachute tax rate of 20%.

Donald P. Newell Deferred Compensation Agreement

We are party to a Deferred Compensation Agreement with Donald P. Newell, our former Senior Vice President and General Counsel, dated as of January 1, 2001, as amended effective December 31, 2004. Mr. Newell retired from SCPIE on March 31, 2007. Under his Deferred Compensation Agreement, in the event of a change in control of SCPIE, the unpaid balance of Mr. Newell’s deferred compensation, including all interest accrued thereon to the effective date of the change in control, would become immediately due and payable if he elects to receive payment. Assuming the merger closes on December 31, 2007, the unpaid balance of Mr. Newell’s deferred compensation would be $1,344,525 as of such date.

Donald J. Zuk Deferred Compensation Agreement

We are a party to a Deferred Compensation Agreement with Mr. Zuk dated as of December 8, 2005. Under his Deferred Compensation Agreement, in the event of a change in control of SCPIE, the unpaid balance of Mr. Zuk’s deferred compensation as of the effective date of the change in control will be immediately due and payable. The payment must be made within ten days following the effective date of the change in control. Assuming the merger closes on December 31, 2007, the unpaid balance of Mr. Zuk’s deferred compensation would be $130,800 as of such date.

Amendment to the Southern California Physicians Insurance Exchange Retirement Plan for Outside Governors and Affiliated Directors

SCPIE maintains the Southern California Physicians Insurance Exchange Retirement Plan for Outside Governors and Affiliated Directors, or the Governors Plan, which is a nonqualified supplemental retirement plan that provides a $12,000 annual retirement benefit for certain of SCPIE’s directors. Participation in the Governors Plan was frozen on December 31, 1996. Any persons receiving benefits on that date continue to receive them. All other eligible persons under the Governors Plan became 100% vested in the benefits accrued prior to that date and no additional benefits accrued after that date. No additional individuals are eligible to participate in the Governors Plan.

Pursuant to the amendment to the Governors Plan adopted on December 21, 2007, each of the participants in the Governors Plan will receive a special lump sum payment of his or her benefits under the Governors Plan upon a Change in Control of SCPIE. A “Change in Control” means a change in the ownership or effective control of SCPIE, or in the ownership of a substantial portion of the assets of SCPIE, as defined in Section 409A of the Internal Revenue Code and the Treasury Regulations and Internal Revenue Service guidance thereunder. The proposed transaction between SCPIE and Parent would constitute a Change in Control for these purposes.

The following table sets forth, for each director that participates in the Governors Plan, the lump sum amount he or she would receive assuming a Change in Control were consummated on December 31, 2007. Such amount represents the present value of each director’s accrued benefits, assuming a discount rate of 3.575% (which is the discount rate applicable under the amendment), and assuming the payment of such director’s benefits had commenced on such date.

Directors	Lump Sum Payment
Mitchell S. Karlan, M.D.	$58,448

Jack E. McCleary, M.D.	78,852

Wendell L. Moseley, M.D.	73,008

William A. Renert, M.D.	36,463

Henry L. Stoutz, M.D.	105,530

Amendment to the Supplemental Employee Retirement Plan for Selected Employees of SCPIE Management Company

SCPIE maintains the Supplemental Employee Retirement Plan for Selected Employees of SCPIE Management Company, as amended, or the SERP, for Messrs. Zuk and Henkes and a former employee of SCPIE. The SERP was amended to cease further benefit accruals with respect to certain participants as of

December 31, 2000, and was further amended to suspend further benefit accruals and vesting for all remaining participants as of February 24, 2004.

Pursuant to the amendment to the SERP adopted on December 21, 2007, Messrs. Zuk and Henkes will receive a special lump sum payment of his benefits under the SERP upon a Change in Control of SCPIE. A “Change in Control” means a change in the ownership or effective control of SCPIE, or in the ownership of a substantial portion of the assets of SCPIE, as defined in Section 409A of the Internal Revenue Code and the Treasury Regulations and Internal Revenue Service guidance thereunder. The proposed transaction between SCPIE and Parent would constitute a Change in Control for these purposes.

The following table sets forth, for each of Messrs. Zuk and Henkes, the lump sum amount he would receive assuming a Change in Control were consummated on December 31, 2007. Such amount represents the present value of the retirement benefits payable under the SERP to Mr. Zuk or Mr. Henkes, as applicable, assuming a discount rate of 3.575% (which is the discount rate applicable under the amendment), and assuming that the payment of his benefits commenced on such date the of Change in Control.

Participants	Lump Sum Payment
Donald J. Zuk	$1,939,474

Joseph P. Henkes	660,473

Benefit Arrangements with the Surviving Corporation

Pursuant to the merger agreement, SCPIE’s directors and officers are entitled to certain benefit arrangements with the surviving corporation. See “The Merger Agreement—Employee Benefit Matters” beginning on page 69.

Indemnification and Insurance

Pursuant to the merger agreement, SCPIE’s directors and officers are entitled to certain indemnification and insurance arrangements with Parent and the surviving corporation. See “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 69.

Material U.S. Federal Income Tax Consequences

The following discussion describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of our common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, the Treasury Regulations promulgated thereunder, or the Treasury Regulations, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or the IRS, all as in effect on the date of this proxy statement. These authorities may change at any time, possibly retroactively, and any such change could affect the continuing validity of this discussion. We have not requested a ruling from the IRS with respect to the U.S. federal income tax consequences described in this proxy statement and, accordingly, we cannot assure you that the IRS will not take a contrary position regarding the tax consequences of the merger. The statements in this discussion are not binding on the IRS or any court and, accordingly, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction or the U.S. federal estate or gift tax laws. Accordingly, this discussion is not a comprehensive description of all of the tax consequences that may be relevant to any particular holder of our common stock.

This discussion assumes that holders hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code and does not address the tax consequences that may be relevant to a particular holder subject to special treatment under U.S. federal income tax law, including but not limited to:

•	U.S. expatriates;

•	non-U.S. holders (as defined below);

•	banks or other financial institutions;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	regulated investment companies;

•	passive foreign investment companies;

•	insurance companies;

•	traders in securities that elect mark-to-market;

•	brokers or dealers in securities or foreign currencies;

•	persons subject to the alternative minimum tax;

•	persons who hold shares of our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment; and

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes and partners in such partnerships.

This discussion does not address the U.S. federal income tax consequences of the merger to holders who acquired our common stock through stock option or stock purchase plan programs or in other compensatory arrangements, nor does it address the receipt of cash in connection with the cancellation of any stock options, restricted stock units, deferred stock and performance awards or other compensatory stock-based awards, or any other matters relating to equity compensation or benefit plans. This discussion also does not address the U.S. federal income tax consequences to holders who exercise statutory appraisal rights under California law.

As used in this discussion, a U.S. holder is any beneficial owner of our common stock who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has validly elected under the applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A non-U.S. holder is a beneficial owner of our common stock other than a U.S. holder.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of its partners will depend on a partner’s status and the activities of the partnership. Partnerships and their partners should consult their tax advisors regarding the particular U.S. federal income tax consequences to them of the merger.

Consequences of the Merger

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who receives cash in exchange for our shares of common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged for cash pursuant to the merger. Gain or loss recognized on a sale of our common stock must be determined separately for each identifiable block of common stock (i.e., shares of common stock acquired at the same cost in a single transaction). Any such gain or loss will be long-term capital gain or loss if the U.S. holder has held the common stock for more than one year as of the effective date of the merger. Long-term capital gains of non-corporate U.S. holders will be subject to U.S. federal income tax at a maximum rate of 15%. Capital gains of corporate U.S. holders will be subject to U.S. federal income tax at the regular tax rates applicable to corporations. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments made to certain U.S. holders in the merger will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). Certain holders (including corporations) are not subject to backup withholding. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return the substitute Form W-9 that each holder will receive with the letter of transmittal following completion of the merger. The substitute Form W-9 will require a U.S. holder to provide its taxpayer identification number and certify that such holder is a U.S. person, the taxpayer identification number provided is correct and that such holder is not subject to backup withholding. A U.S. holder who fails to provide its correct taxpayer identification number or falsely certifies that it is not subject to backup withholding may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT APPLY TO A PARTICULAR HOLDER DEPENDING ON THE PARTICULAR HOLDER’S PARTICULAR SITUATION. THIS DISCUSSION DOES NOT ADDRESS EVERY U.S. FEDERAL INCOME TAX CONSIDERATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF OUR COMMON STOCK. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OF OUR COMMON STOCK PURSUANT TO THE MERGER, INCLUDING ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

Regulatory Approvals

HSR Act; Insurance Regulatory Approvals. The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules, which we refer to in this proxy statement as the HSR Act, provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On October 29, 2007, SCPIE, Parent and Merger Sub made the required filings with the Antitrust Division of the DOJ and the FTC, and the applicable waiting period terminated on November 28, 2007.

At any time before or after consummation of the merger, the Antitrust Division of the DOJ or the FTC may, however, challenge the merger on antitrust grounds. Private parties could take antitrust action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after consummation of the merger, notwithstanding the termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, SCPIE, Parent and Merger Sub will prevail.

The insurance laws and regulations of the three states where our insurance subsidiaries are domiciled, California, Delaware and Arkansas, require prior approval by the insurance departments of such states of the acquisition of control of those insurance subsidiaries whether control is acquired directly by acquiring the shares of the insurance subsidiaries or indirectly by acquiring shares of companies that, in turn, control the insurance subsidiaries. The necessary applications for change in control have been or will be filed with those states.

Under the merger agreement, SCPIE and Parent have agreed to use their reasonable best efforts to obtain all required governmental approvals to avoid any action or proceeding by any governmental authority in connection with the merger agreement and the consummation of the merger. In addition, each of SCPIE and Parent have agreed to use their best efforts (a) to cause the expiration of the notice periods with respect to the HSR Act and any other laws with respect to the transactions completed by the merger agreement as promptly as is reasonably practicable, and (b) to resolve any objections asserted by any governmental authority with respect to the merger or other transactions contemplated by the merger agreement. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the transaction contemplated by the merger agreement as violative of any law, SCPIE and Parent must cooperate and use their best efforts to contest and resist any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the merger.

On or about November 9, 2006, SCPIE discovered that during 2005 and 2006, a proprietary online account information system created for use by clients of SCPIE was accessed on several occasions by a person or persons using computers associated with Parent. SCPIE reported this information to governmental authorities, which have initiated and are currently conducting a criminal investigation into the matter. This investigation, or any criminal or other charges that may be brought as a result of this investigation, may impact or delay Parent’s ability to secure regulatory approval for the merger.

SCPIE’s board of directors considered risks arising from this matter in deciding whether to recommend the merger. Among the factors considered by the board were the provisions in the merger agreement relating to regulatory approvals. In particular, pursuant to the merger agreement, Parent has agreed to use reasonable best efforts to obtain regulatory approvals from governmental authorities and to avoid any action or proceedings by any governmental authority. Parent has also agreed to inform SCPIE of any agreement with any governmental authority relating to the transactions contemplated by the merger agreement. It has also agreed to use best efforts to resolve objections that may be asserted by any governmental authority with respect to the merger. In addition, in the event final regulatory approval of the merger is not obtained by October 15, 2008 (subject to extension to April 15, 2009, in certain cases), Parent has agreed to pay SCPIE a termination fee equal to 3% of the merger consideration, which, other than in the case of a breach by Parent of its covenants with respect to seeking regulatory approval, would be SCPIE’s sole and exclusive remedy.

Except as noted above, and subject to the filing of a certificate of merger in Delaware at or before the effective time of the merger, SCPIE is unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

THE PARTIES TO THE MERGER

SCPIE Holdings Inc.

SCPIE Holdings Inc., a Delaware corporation organized in 1996 with its headquarters in Los Angeles, California, is a holding company owning subsidiaries licensed to provide insurance and reinsurance products. SCPIE is primarily a provider of medical malpractice insurance and related liability insurance products to physicians, oral surgeons, healthcare facilities and others engaged in the healthcare industry in California and Delaware. Previously, SCPIE had also been actively engaged in hospital and dental liability insurance, medical malpractice insurance and related products in other states and the global assumed reinsurance business. Since 2002, the assumed reinsurance business, hospital and dental business and medical malpractice insurance business outside its core states of California and Delaware have been in run-off.

A detailed description of SCPIE’s business is contained in its Annual Report on Form 10-K/A for the year ended December 31, 2006, which is incorporated by reference into this proxy statement. See “Where You Can Find Additional Information” beginning on page 82.

SCPIE’s principal executive offices are located at 1888 Century Park East, Los Angeles, California 90067 and its telephone number is (310) 551-5900. SCPIE is publicly traded on the New York Stock Exchange under the symbol “SKP”.

The Doctors Company and Scalpel Acquisition Corp.

The Doctors Company, a California-domiciled reciprocal inter-insurance exchange, along with its subsidiaries, is a physician-owned medical malpractice insurer. The Doctors Company provides protection and risk management for sole practitioners, doctors’ groups, and physicians working in clinics, hospitals and managed care organizations. As of September 30, 2007, The Doctors Company reported having $2.6 billion in assets, more than $440 million in written premium, over $800 million in statutory surplus, 33,700 physician members nationwide and A- ratings from A.M. Best Co. and Fitch Ratings. The Doctors Company’s principal executive offices are located at 185 Greenwood Road, Napa, California, 94558 and its telephone number is (800) 421-2368.

Scalpel Acquisition Corp., a Delaware corporation, which we refer to in this proxy statement as Merger Sub, is a wholly owned subsidiary of Parent. Merger Sub was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its organization and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Merger Sub will merge with and into SCPIE. SCPIE will survive the merger and Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at 185 Greenwood Road, Napa, California, 94558 and its telephone number is (800) 421-2368.

THE SPECIAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by SCPIE’s board of directors for the special meeting of its stockholders relating to the merger.

Date, Time and Place of the Meeting

The special meeting is scheduled to be held as follow:

Date: March 26, 2008

Time: 10:00 a.m., Pacific Time

Place: The principal executive offices of SCPIE Holdings Inc., 1888 Century Park East, Los Angeles, CA 90067.

Proposals to be Considered at the Special Meeting

At the special meeting, you will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;

•	to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to act upon any other matter that may properly come before the special meeting and any adjournment or postponement thereof.

Record Date

SCPIE’s board of directors has fixed the close of business on February 4, 2008 as the record date for the special meeting, and only holders of record of SCPIE common stock on the record date are entitled to vote (in person or by proxy) at the special meeting. As of January 22, 2008, there were approximately 9,583,165 shares of SCPIE common stock outstanding. An additional 500,000 shares of common stock have been issued to a wholly owned subsidiary of SCPIE. These shares are neither voted nor counted for purposes of a quorum under applicable provisions of the Delaware General Corporation Law.

Voting Rights; Quorum; Vote Required for Approval

Each share of SCPIE common stock outstanding on the record date entitles its holder to one vote on all matters properly coming before the special meeting. The presence, in person or by proxy, of the holders of a majority of the shares of SCPIE common stock entitled to vote at the special meeting will constitute a quorum for the purpose of considering the proposals. Shares of voting SCPIE common stock represented at the special meeting but not voted, including shares of SCPIE common stock for which proxies have been received but marked as abstentions and “broker non-votes” (which occur when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares), will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Adoption of the merger agreement requires the affirmative vote of stockholders holding a majority of the shares of SCPIE common stock outstanding on the close of business on the record date and entitled to vote on the proposal. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN.

Abstentions will count for the purpose of determining whether a quorum is present, but will have the same effect as a vote AGAINST the proposal to adopt the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST the proposal to adopt the merger agreement. Your broker, bank or nominee will vote your shares on the proposal to adopt the merger agreement only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or nominee.

The adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of SCPIE common stock present or represented by proxy at the special meeting. For the adjournment proposal, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining a quorum, and will be considered shares present or represented by proxy at the special meeting. As a result, abstentions and broker non-votes will have the same effect as a vote AGAINST the adjournment proposal.

As of January 22, 2008, the directors and executive officers of SCPIE held, in the aggregate, approximately 967,603 shares of SCPIE common stock, representing approximately 10% of the outstanding shares of SCPIE common stock. Each of our current executive officers and directors has informed SCPIE that he or she currently intends to vote all of his or her shares of SCPIE common stock FOR the proposal to adopt the merger agreement and FOR the adjournment proposal. If our executive officers and directors vote all of their respective shares in favor of the proposal to adopt the merger agreement, approximately 10% of the outstanding shares of SCPIE common stock will have voted for the proposal to adopt the merger agreement. This means that additional holders of approximately 40% of all shares entitled to vote at the special meeting would need to vote for the proposal to adopt the merger agreement in order for it to be adopted.

Voting and Revocation of Proxies

Stockholders of record may submit proxies by mail. Stockholders who wish to submit a proxy by mail should mark, date, sign and return the WHITE proxy card in the envelope furnished. If you hold your shares in your name as a stockholder of record, you may submit your proxy by telephone or electronically through the Internet by following the instructions included with your WHITE proxy card. Stockholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by mail, or by telephone or the Internet if those services are offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your WHITE proxy card without indicating your vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment proposal, and in accordance with the recommendations of our board of directors on any other matter that may properly come before the special meeting and any adjournment or postponement thereof.

You have the right to revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying SCPIE’s Corporate Secretary, Joseph P. Henkes, at 1888 Century Park East, Los Angeles, CA 90067;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated WHITE proxy card; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your WHITE proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.

To Attend the Special Meeting

You do not need to make a reservation to attend the special meeting. However, please note that to be admitted to the meeting you will need to demonstrate that you are a SCPIE stockholder entitled to vote at the meeting or the holder of a valid proxy granted by a SCPIE stockholder entitled to vote at the meeting. If your shares are held in the name of your broker, bank or other nominee, you will need to bring evidence of your ownership of the shares, such as your most recent account statement. If you do not have an admission card or proof that you own SCPIE common stock or hold a valid proxy, you may not be admitted to the meeting.

Rights of Stockholders Who Object to the Merger

Stockholders of SCPIE are entitled to appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation, plus interest, if any, on the amount determined to be the fair value of those shares. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount of consideration you would have received for your shares pursuant to the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to SCPIE before the vote is taken on the merger agreement at the special meeting, and you must not vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Appraisal Rights” beginning on page 76 and the text of the Delaware appraisal rights statute reproduced in its entirety as Appendix C.

Solicitation of Proxies

This proxy solicitation is being made and paid for by SCPIE on behalf of its board of directors. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation. We will pay MacKenzie Partners $350,000 plus out-of-pocket expenses for their assistance in the solicitation of proxies for the special meeting. Our directors, officers, employees, advisors and other representatives may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of SCPIE common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify MacKenzie Partners against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which accompanies this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of SCPIE common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed WHITE proxy card or voting instructions, please call MacKenzie Partners, Inc., our proxy solicitor, toll-free at 800-322-2885, or contact SCPIE’s communications department at SCPIE Holdings Inc., 1888 Century Park East, Suite 800, Los Angeles, California 90067-1712, or by telephone at (310) 551-5900.

Availability of Documents

The reports, opinions, analyses or appraisals referenced in this proxy statement filed by SCPIE concurrently with this proxy statement will be made available for inspection and copying at the principal executive offices of SCPIE during its regular business hours by any interested holder of SCPIE common stock.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, which is qualified in its entirety by the merger agreement. A copy of the merger agreement is attached to this proxy statement as Appendix A and is incorporated herein by reference. This summary may not contain all of the information that is important to you. Stockholders are urged to read the merger agreement in its entirety.

Structure of the Merger

At the effective time of the merger, Merger Sub will merge with and into SCPIE and the separate corporate existence of Merger Sub will cease. Immediately after the effective time of the merger, SCPIE will be the surviving corporation and a wholly owned subsidiary of Parent.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger, which time is referred to as the effective time.

Certificate of Incorporation; Bylaws; and Directors and Officers of SCPIE and the Surviving Corporation

At the effective time of the merger:

•	the certificate of incorporation of SCPIE will be amended to read in the form of the certificate of incorporation attached to the merger agreement as Exhibit A;

•	the by-laws of SCPIE will be amended to read in the form of the by-laws attached to the merger agreement as Exhibit B;

•

the directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the surviving corporation; and

•

the officers of SCPIE immediately prior to the effective time of the merger will remain the officers of the surviving corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the surviving corporation.

Merger Consideration

At the effective time of the merger, each issued and outstanding share of SCPIE common stock issued and outstanding immediately prior to the effective time of the merger (other than shares that will be cancelled without payment, as described below, and shares held by a holder who has validly demanded appraisal rights, which are referred to as dissenting shares) will be automatically converted into the right to receive $28.00 in cash, which is referred to as the merger consideration. After the effective time of the merger, each holder of shares of SCPIE common stock (other than dissenting shares) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. Dissenting shares will be converted into the right to receive payment from the surviving corporation in accordance with Delaware law.

At the effective time of the merger, each share of SCPIE common stock (a) held by Parent, Merger Sub or any wholly owned subsidiary of Parent or Merger Sub, or (b) held in treasury by SCPIE or owned by any wholly owned subsidiary of SCPIE (other than shares of SCPIE common stock held by SCPIE Indemnity Company), will be cancelled without any payment. Each share of SCPIE common stock held by SCPIE Indemnity Company will be converted into the right to receive the merger consideration.

Treatment of Options, Restricted Stock and Deferred Stock

Stock Options. At the effective time of the merger, each outstanding option to acquire SCPIE common stock will become fully vested and exercisable. All such options not exercised prior to the effective time of the merger will be cancelled and exchanged for the right to receive a cash payment equal to the number of shares of SCPIE common stock underlying the options multiplied by the excess, if any, of $28.00 over the exercise price per share of SCPIE common stock previously subject to such option, without interest and less any applicable withholding taxes. The amounts payable under the merger agreement with respect to options to acquire SCPIE common stock are referred to as the “option consideration”.

Restricted Stock and Deferred Stock. At the effective time of the merger, each share of restricted SCPIE common stock or deferred SCPIE common stock will become fully vested and will be converted into the right to receive the merger consideration, without interest and less any applicable withholding taxes.

Payment of Merger Consideration and Option Consideration

Payment of Merger Consideration. Prior to the effective time of the merger, Parent will designate a bank or trust company reasonably satisfactory to SCPIE to act as Parent’s agent for purposes of, among other things, distributing the merger consideration to SCPIE’s stockholders. At or prior to the effective time, Parent will deposit with the paying agent, for the benefit of holders of shares of SCPIE common stock (including restricted SCPIE common stock and deferred SCPIE common stock), cash in an amount sufficient to pay the merger consideration, which is referred to as the exchange fund.

No later than two business days after the effective time, Parent will be required to cause the paying agent to mail to each holder of record of a certificate representing SCPIE common stock or shares of SCPIE common stock held in book-entry form as of immediately prior to the effective time a letter of transmittal containing instructions for surrendering certificates or book-entry shares in exchange for the merger consideration. Until properly surrendered, each share certificate will be deemed to represent only the right to receive the merger consideration, without interest and net of any applicable withholding taxes. No interest will be paid or accrued on the merger consideration, payable upon surrender of any certificate or book-entry share. All merger consideration paid in accordance with the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to shares of SCPIE common stock with respect which the payments are made.

IF YOUR SHARES OF SCPIE COMMON STOCK ARE CERTIFICATED, YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If payment of the merger consideration is to be made to a person other than the person in whose name a share certificate is registered, it will be a condition of payment that the share certificate so surrendered be properly endorsed, with the signature guaranteed, or otherwise be in proper form for transfer, and the person requesting the consideration payment either pay the paying agent any transfer or other taxes required or establish to the satisfaction of the paying agent that the tax has been paid or is not applicable. If any certificate representing shares of SCPIE common stock is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such certificate, the paying agent will issue in exchange for such lost, stolen or destroyed certificate the merger consideration without interest thereon.

Any portion of the exchange fund which remains undistributed to the holders of SCPIE common stock for twelve months after the effective time of the merger will be delivered to Parent upon demand. Any holders of SCPIE common stock who have not complied with the applicable provisions in the merger agreement will be able to look only to Parent (subject to abandoned property, escheat and similar laws) as general creditors for payment of the merger consideration without any interest thereon. Neither Parent nor SCPIE will be liable to any holder of SCPIE common stock for any cash from the exchange fund delivered to a public official pursuant to any abandoned property, escheat or similar law.

Payment of Option Consideration. At the effective time of the merger, Parent will deposit with the paying agent, for the benefit of the holders of options to acquire SCPIE common stock, cash in an amount sufficient to pay the option consideration, plus the amount of any employment taxes payable by the surviving corporation in respect of the payment of the option consideration. Within two business days after the effective time of the merger, the paying agent will be required to pay the option consideration to each holder of an option entitled to receive the consideration. All option consideration paid in accordance with the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the options to acquire SCPIE common stock with respect to which the payments are made.

Withholdings. Parent, the surviving corporation or the paying agent will be entitled to deduct and withhold from the merger consideration and option consideration such amounts as may be required under state, local or foreign tax laws with respect to such payment. To the extent that amounts are so withheld by Parent, the surviving corporation or the paying agent, such withheld amounts will be treated for all purposes of the merger agreement as having been paid to the applicable holder of SCPIE common stock (including restricted stock and deferred stock) or options to acquire SCPIE common stock.

Dissenters’ Rights

At the effective time of the merger, dissenting shares will not be converted into the right to receive the merger consideration. Instead, dissenting shares will be converted into the right to receive such consideration as may be due pursuant to Section 262 of the Delaware General Corporation Law, or DGCL, unless the holder of such dissenting shares, referred to as a dissenting stockholder, fails to perfect, withdraws or otherwise loses his or her right to the appraisal of his or her shares. If, after the effective time of the merger, a dissenting stockholder fails to perfect, withdraws or otherwise loses the right to appraisal, each share of SCPIE common stock held by the dissenting stockholder will no longer be considered a dissenting share and will be deemed to have converted as of the effective time of the merger into the right to receive the merger consideration in accordance with the merger agreement. At the effective time of the merger, all dissenting shares will automatically be canceled, cease to exist and no longer be outstanding and the holders thereof will cease to have any rights with respect to such shares, except the right to receive either payment of the fair value of the dissenting shares in accordance with Section 262 of the DGCL or, if the holder of such dissenting shares fails to perfect, loses or withdraws such holder’s right to appraisal, as the case may be, upon the surrender of the certificate representing the shares (or, with respect to shares held in book-entry form, adherence to the procedures for surrendering such shares). See “Dissenter’s Appraisal Rights” beginning on page 76 and the text of the Delaware appraisal rights statute reproduced in its entirety as Appendix C.

Transfer of Shares

After the effective time of the merger, the stock transfer books of SCPIE will be closed and there will be no further registration of transfers of SCPIE common stock or options to acquire SCPIE common stock that were outstanding on SCPIE’s records. From and after the effective time of the merger, the holders of certificates representing shares of SCPIE common stock (or share of SCPIE common stock held in book-entry form) immediately prior to the effective time of the merger will cease to have any rights with respect to such SCPIE common stock, except as otherwise provided in the merger agreement or by law.

Representations and Warranties

The merger agreement contains representations and warranties by each of the parties to the merger agreement. The representations and warranties made by SCPIE, Parent and Merger Sub are qualified and subject to important limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. Furthermore, the representations and warranties were made as of specific dates and in some cases may be subject to important exceptions, limitations and supplemental information contained in the confidential disclosure schedules SCPIE provided to Parent and Merger Sub in connection with the signing of the merger agreement and may be additionally subject to standards of materiality applicable to SCPIE, Parent and Merger Sub that may be different from those that are applicable to you or generally applicable under federal securities laws. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between SCPIE, Parent and Merger Sub, rather than to establish matters of fact. While SCPIE does not believe that the disclosure schedules contain information that securities laws require us to disclose, other than information that has already been so disclosed, the disclosure schedules contain information that may modify, qualify or create exceptions to the representations and warranties set forth in the merger agreement. The disclosure schedules contain certain information that has been included in SCPIE’s prior public disclosures and may contain additional non-public information. Information concerning the subject matter of SCPIE’s representations and warranties may have changed since the date of the merger agreement, and subsequent information may or may not be fully reflected in our public disclosures, except to the extent required by law. The representations and warranties in the merger agreement and the description of them in this document should be read in conjunction with the other information contained in SCPIE’s reports, statements and filings publicly filed with the SEC.

Representations and Warranties of SCPIE. In the merger agreement, SCPIE made representations and warranties to Parent and Merger Sub, subject to identified exceptions and qualifications, including those relating to:

•	the organization, valid existence and qualification to do business of SCPIE and its subsidiaries;

•	the completeness of the SCPIE organizational documents furnished to Parent;

•	the capital structure of SCPIE;

•	the valid issuance of outstanding SCPIE common stock and the shares of common stock of SCPIE’s subsidiaries;

•	the requisite corporate power and authority of SCPIE to execute and deliver the merger agreement and to perform its obligations and consummate the transactions contemplated by the merger agreement;

•	the due execution and delivery of the merger agreement by SCPIE and the validity and binding effect of the merger agreement on SCPIE;

•

the sufficiency of the actions taken by SCPIE’s board of directors in approving the merger agreement and the merger to render inapplicable the restrictions on business combinations contained in Section 203 of the DGCL or other similar anti-takeover laws;

•

the absence of any conflicts with or violations of SCPIE’s organizational documents or laws applicable to SCPIE or its subsidiaries as a result of the execution and delivery of the merger agreement by SCPIE and the performance of the merger agreement and the consummation of the merger by SCPIE;

•

the absence of any breach, default, loss of benefits, need for consent, change of control payments or other right of termination, acceleration or cancellation or similar events under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other legally binding obligation to which SCPIE or any of its subsidiaries is a party as a result of the execution and delivery of the merger agreement by SCPIE, and the performance of the merger agreement and the consummation of the merger by SCPIE;

•	other than certain specified approvals, the absence of the necessity to obtain consents or approvals from governmental authorities in connection with the merger agreement or the merger;

•	the possession of all permits by SCPIE and its subsidiaries necessary to carry on their business and the compliance by SCPIE and its subsidiaries with such permits;

•

the absence of misstatements or omissions in the reports and other documents filed by SCPIE with the SEC since January 1, 2004, and the compliance of such documents with the requirements of the Securities Act of 1933, as amended, and the Exchange Act, as of their respective filing dates;

•

the fair presentation of the financial position, results of operations and cash flows of SCPIE and its subsidiaries in the financial statements contained in SCPIE’s SEC filings since January 1, 2004, and the audited statutory financial statements of SCPIE’s insurance subsidiaries for the periods ended December 31, 2005 and 2006;

•	the absence of certain undisclosed liabilities of SCPIE and its subsidiaries;

•	the establishment of whistleblower procedures under the Exchange Act;

•	the maintenance by SCPIE of disclosure controls and procedures and internal control over financial reporting under the Exchange Act;

•	the absence of misstatements and omissions of the information supplied by SCPIE in this proxy statement and other documents filed with the SEC relating to the merger;

•	the absence of certain changes or events since December 31, 2006;

•	the administration and compliance of employee benefit plans of SCPIE under the Employee Retirement Income Security Act of 1974 and other applicable laws;

•	the compliance by SCPIE and its subsidiaries with labor and other employment laws and the absence of work stoppages, slowdowns or labor strikes against SCPIE and its subsidiaries;

•	certain matters with respect to SCPIE’s and its subsidiaries’ material contracts and reinsurance contracts;

•	the absence of litigation against its SCPIE and its subsidiaries;

•	the compliance by SCPIE and its subsidiaries with environmental laws and permits, and other environmental matters;

•	the ownership, license and lawful use of intellectual property used by SCPIE and its subsidiaries, and other intellectual property matters;

•	the real property leased and the personal property used by SCPIE and its subsidiaries and other matters relating to their assets and properties;

•	the payment of required taxes by SCPIE and its subsidiaries, and other tax matters;

•	the compliance by SCPIE and its subsidiaries with insurance regulatory laws and other insurance matters;

•	the vote of SCPIE’s stockholders required to adopt the merger agreement;

•	the absence of brokers entitled to fees in connection with the merger (other than Deutsche Bank); and

•	the receipt by the board of directors of SCPIE of an opinion of its financial advisor in connection with the merger.

Some of the representations and warranties referred to above are qualified by a material adverse effect standard. See “The Merger Agreement—Definitions of Company Material Adverse Effect and Related Terms” beginning on page 66 for a description of the definition of “material adverse effect on SCPIE” or “Company Material Adverse Effect.”

Representations and Warranties of Parent and Merger Sub. The merger agreement also contains various representations and warranties made by Parent and Merger Sub to SCPIE, subject to identified exceptions and qualifications, including those relating to:

•	the organization, valid existence and qualification to do business of Parent and its subsidiaries;

•

the requisite corporate power and authority of each of Parent and Merger Sub to execute and deliver the merger agreement and to perform its obligations and consummate the transactions contemplated by the merger agreement;

•

the absence of any conflicts with or violations of Parent’s or Merger Sub’s organizational documents or laws applicable to Parent or its subsidiaries as a result of the execution and delivery of the merger agreement by Parent and Merger Sub, and the performance of the merger agreement and the consummation of the merger by each of them;

•

the absence of any breach, default, loss of benefits, need for consent, or other right of termination, acceleration or cancellation or similar events under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other legally binding obligation to which Parent or any of its subsidiaries is a party as a result of the execution and delivery of the merger agreement by Parent and Merger Sub, and the performance of the merger agreement and the consummation of the merger by each of them;

•	other than certain specified approvals, the absence of the necessity to obtain consents or approvals from governmental authorities in connection with the merger agreement or the merger;

•	the absence of misstatements and omissions in the information supplied by Parent or Merger Sub in this proxy statement and other documents filed with the SEC relating to the merger;

•	the absence of litigation against its Parent and its subsidiaries;

•	the capital structure of Merger Sub and the absence of obligations or liabilities of Merger Sub other than as contemplated by the merger agreement;

•	the absence of any required vote of Parent’s equity holders to consummate the transactions contemplated by the merger agreement;

•	the absence of brokers entitled to fees in connection with the merger (other than Fox-Pitt Kelton); and

•

the sufficiency of funds available to Parent to pay the merger consideration and the option consideration from its statutory surplus without causing any of its subsidiaries to pay a dividend to Parent;

•	the absence of any arrangements between Parent or its affiliates and any of the officers or directors of SCPIE;

•

the compliance by Parent and its subsidiaries with the provisions of Section 203 of the DGCL necessary for each of them not to be an “interested stockholder” of SCPIE, and the lack of ownership by Parent and its subsidiaries of ownership of SCPIE common stock; and

•	the acknowledgement by Parent and Merger Sub that they have been provided access to conduct their own investigation of SCPIE and its subsidiaries.

Some of the representations and warranties referred to above are qualified by a material adverse effect standard. As used in the merger agreement and this proxy statement, a “material adverse effect on Parent” or a “Parent Material Adverse Effect” means any change or event that has a material adverse effect on the business, financial condition, or results of operations of Parent and its subsidiaries, taken as a whole. However, none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a material adverse effect on Parent: (a) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the merger or the transactions contemplated thereby; (b) any adverse change, effect, event, occurrence, state of facts or development after the date of the merger agreement, attributable to conditions affecting any of the industries in which Parent participates, the U.S. economy or financial markets; or (c) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of the merger agreement.

Covenants Relating to Conduct of Business Pending the Merger

From the date of the merger agreement to the effective time of the merger, subject to identified exceptions, and unless Parent otherwise consents in writing (such consent not to be unreasonably withheld or delayed), SCPIE must:

•

conduct its operations in the ordinary course of business substantially consistent with past practice (including with respect to underwriting matters, except that SCPIE may make changes in underwriting matters or reduce prices in response to competitive activities by Parent or otherwise arising from announcement of the transactions contemplated under the merger agreement);

•	use its commercially reasonable efforts to maintain its relationships with officers, key employees and customers and to renew policies with current insureds; and

•	use its commercially reasonable efforts to preserve intact its business organization and goodwill.

In addition, subject to identified exceptions, from the date of the merger agreement to the effective time of the merger, SCPIE is not permitted to do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

•	amend its certificate of incorporation or by-laws (other than as necessary to make shares of SCPIE common stock eligible to participate in a direct registration program);

•

except in certain cases (including investment management in the ordinary course of business), (a) issue or authorize the issuance of any shares of its capital stock or options, other than upon settlement of options outstanding on the date of the merger agreement or settlement of deferred stock outstanding on the date of the merger agreement or granted in the ordinary course of business or (b) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any material property or assets of SCPIE;

•

declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock or, except in certain cases, enter into any agreement with respect to the voting of its capital stock;

•	except in certain cases, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests of other securities;

•	acquire any interest in any person or all or substantially all of the assets of any person, other than in connection with investment management in the ordinary course of business;

•

materially change any of its accounting policies or procedures (including making any material change in actuarial policies or procedures or ceasing to use a third party consulting actuary), other than in the ordinary course of business substantially consistent with past practice or except as may be required by GAAP, statutory accounting practices, applicable law or a governmental authority;

•	make certain material changes to tax elections or tax accounting methods, or enter into certain material tax agreements or settlements;

•

except in certain cases, enter into, amend, renew or exercise any option to terminate or extend any material real estate lease; enter into, amend or terminate any material contract; or enter into or amend any change in control or indemnification agreement with any director or officer of SCPIE;

•

other than as required by any judgment, order or arbitral award, enter into any agreement relating to the commutation of any assumed reinsurance program or assumed reinsurance treaty existing on the date of the merger agreement, except for (a) individual commutations where the aggregate settlement amount (net of applicable recoverables from reinsurance) exceeds the related reserves held with respect to such program or treaty (net of applicable recoverables from reinsurance) as of June 30, 2007 by not more than $500,000 (other than with respect to a certain specified reinsurance contract, which excess must not be more than $1.5 million) and (b) aggregate commutations where the aggregate settlement amount (net of applicable recoverables from reinsurance) exceeds the related reserves held with respect to such program or treaty (net of applicable recoverables from reinsurance) as of June 30, 2007, by not more than $5 million in the aggregate;

•	renew its ceded reinsurance program other than in the ordinary course of business substantially consistent with past practice;

•	make any capital expenditures or commitment for any capital expenditures in excess of $500,000 in the aggregate (other than pursuant to budgeted amounts in the ordinary course of business);

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settle any action or threatened action, except in the ordinary course of business substantially consistent with past practice and except for any such actions that would not reasonably be expected to have a material adverse effect on SCPIE;

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incur any material indebtedness for money borrowed in excess of $5 million in the aggregate, except for borrowings under existing lines of credit and refinancings of existing indebtedness and existing lines of credit;

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enter into any material line of business other than (a) providing medical malpractice insurance and related liability insurance products to physicians, oral surgeons, healthcare facilities and others engaged in the healthcare industry in Arizona, California and Delaware, and (b) other existing lines of business in run-off;

•	except in certain cases, make any material loan or advance to, guarantee any material indebtedness for money borrowed of, or otherwise incur such material indebtedness on behalf of, any third party;

•

except in certain cases, (a) grant or pay any increase, or announce or promise any increase, in the wages, salaries, compensation, bonuses, incentives, severance, pension or other direct or indirect compensation or benefits payable to any of its employees, officers, directors, agents or consultants or (b) establish or increase or promise to increase any benefits under any SCPIE benefit plan in existence;

•	except in certain cases, fail to timely file any filing with the SEC; or

•	authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Regulatory Approvals

Under the merger agreement, SCPIE and Parent have agreed to use their reasonable best efforts to obtain all required governmental approvals to avoid any action or proceeding by any governmental authority in connection with the merger agreement and the consummation of the merger. In addition, each of SCPIE and Parent has agreed to use its best efforts (a) to cause the expiration of the notice periods with respect to the HSR Act and any other laws with respect to the transactions completed by the merger agreement as promptly as is reasonably practicable, and (b) to resolve any objections asserted by any governmental authority with respect to the merger or other transactions contemplated by the merger agreement.

If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the transaction contemplated by the merger agreement as violative of any law, each of SCPIE and Parent must cooperate and use its best efforts to contest and resist any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the merger.

Solicitation of Alternate Acquisition Proposals

No Solicitation. From the date of the merger agreement until the effective date of the merger, SCPIE and its representatives may not directly or indirectly:

•	solicit, initiate or knowingly encourage any acquisition proposal;

•	participate in any way in discussions or negotiations with, or furnish any non-public information to, any person that has made an acquisition proposal;

•

withdraw or modify in a manner adverse to Parent the recommendation of SCPIE’s board of directors that adoption of the merger agreement by SCPIE’s stockholders is advisable and that the board has determined that the merger is fair to and in the best interests of SCPIE’s stockholders (referred to as the “board’s recommendation” or the “Company Recommendation”;

•	other than the merger, approve or recommend any acquisition proposal; or

•	enter into any agreement or letter of intent with respect to any acquisition proposal.

As used in the merger agreement, “acquisition proposal” means any bona fide offer or proposal concerning any (a) merger, consolidation, business combination, or similar transaction involving SCPIE, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of SCPIE or any of its subsidiaries representing 20% or more of the consolidated assets of SCPIE and its subsidiaries, taken as a whole, (c) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) equity interests representing 20% or more of the voting power of SCPIE, (d) transaction in which any person or group shall acquire beneficial ownership, or the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of SCPIE or (e) any combination of the foregoing (other than the merger), as the same may be amended or revised from time to time.

Fiduciary Out. Notwithstanding anything to the contrary referenced above, at any time prior to the adoption of the merger agreement by SCPIE’s stockholders, so long as SCPIE does not solicit, initiate or knowingly encourage any acquisition proposal, SCPIE will be permitted to:

•

take, and disclose to SCPIE’s stockholders, a position with respect to any tender or exchange offer by a third party or amend or withdraw such a position in accordance with Rules 14d-9 and 14e-2 promulgated under the Exchange Act;

•

effect a change in the board’s recommendation of the merger or enter into an agreement with respect to such acquisition proposal if SCPIE has received an acquisition proposal from a third party and SCPIE’s board of directors determines that such acquisition proposal constitutes a superior proposal;

•	effect a change in the board’s recommendation of the merger if SCPIE’s board of directors determines that failure to do so would be inconsistent with its fiduciary duties under applicable law; or

•

participate in any discussions or negotiations with, or provide any non-public information to, any person in response to an acquisition proposal by any such person, if SCPIE’s board of directors determines that there is a reasonable likelihood that such acquisition proposal would lead to a superior proposal (provided that SCPIE must notify Parent in writing of such determination and its intention to participate in discussions or negotiations with, or provide non-public information to, any person in response to an acquisition proposal).

As used in the merger agreement, “superior proposal” means an acquisition proposal, with references to 20% being changed to 50%, made by a third party which, in the good faith judgment of SCPIE’s board of directors (after consultation with its financial advisors and outside legal counsel), (a) is reasonably likely to be consummated taking into account the party making the proposal and all financial, legal, regulatory and other aspects of the proposal and (b) would, if consummated, result in a transaction that is more favorable to SCPIE’s stockholders than the transactions contemplated by the merger agreement taking into account all financial, legal, regulatory and other aspects of the respective proposals.

Parent Right to Notice / Match Right. Notwithstanding the foregoing, prior to taking any of the actions listed in the section directly above, SCPIE’s board of directors must provide Parent with three business days’ notice advising Parent that it intends to take such action, including (if such proposed action is in connection with the receipt of a superior proposal) the material terms and conditions of such superior proposal. Prior to taking any such action, SCPIE also must discuss with Parent and consider in good faith any changes to the terms of the merger agreement that are proposed by Parent in response to the acquisition proposal or otherwise.

Conditions to Completing the Merger

Conditions to Each Party’s Obligations. The obligations of SCPIE, Parent and Merger Sub to consummate the merger are subject to the satisfaction of the following conditions:

•	Stockholder Approval. The merger agreement must have been adopted by SCPIE’s stockholders at the special meeting.

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No Order. The consummation of the merger must not have been restrained, enjoined or prohibited by a court or other governmental authority. However, this condition will not be available to a party whose failure to fulfill its obligations to obtain regulatory approvals and other consents is the primary cause of or has primarily resulted in such prohibition.

•

Insurance Consents. Parent must have obtained and have delivered to SCPIE the written approval of the Forms A with respect to SCPIE’s insurance subsidiaries from the California, Delaware and Arkansas Departments of Insurance.

•	HSR Act. The waiting period applicable to the merger under the HSR Act must have expired or been terminated.

On November 28, 2007, the waiting period applicable to the consummation of the merger under the HSR Act expired.

Condition to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction of the following additional conditions:

•

Accuracy of Representations. The representations and warranties of SCPIE contained in the merger agreement that are qualified as to materiality must be true and correct, and those not so qualified must be true and correct in all material respects. However, this condition will be deemed to be satisfied so long as the failure of a representation and warranty to be true and correct (other than the representations and warranties relating to the capitalization of SCPIE) has not had a material adverse effect on SCPIE.

•

Performance of Covenants. SCPIE must have performed or complied in all material respects with all agreements and covenants required by the merger agreement. However, in the event of any failure to perform or comply with the covenant regarding SCPIE’s conduct during the pre-closing period, this condition will be satisfied so long as the failure to perform or comply has not had a material adverse effect on SCPIE.

•	No Company Material Adverse Effect. Since the date of the merger agreement, no change, event or circumstance must have occurred and be continuing that has had a material adverse effect on SCPIE.

Conditions to the Obligations of SCPIE. The obligations of SCPIE to consummate the merger are subject to the satisfaction of the following additional conditions:

•

Accuracy of Representations. The representations and warranties of Parent contained in the merger agreement that are qualified as to materiality must be true and correct, and those not so qualified must be true and correct in all material respects. However, this condition will be satisfied so long as any failure of such representations and warranties to be true and current, without giving effect to any qualifications as to materiality contained in any specific representation or warranty, has not had a material adverse effect on Parent and would not otherwise prevent or materially delay consummation of the merger. Notwithstanding the foregoing, Parent’s representation and warranty regarding its ability to fund the merger from its statutory surplus must be true and correct, whether or not it causes a material adverse effect on Parent.

•	Performance of Covenants. Parent must have performed or complied in all material respects with all agreements and covenants required by the merger agreement.

•	Closing Payments. Parent will make (or cause to be made) the payments required to be made in connection with the merger.

Certain Notices

Between the date of the merger agreement and the effective time of the merger, each of SCPIE and Parent must promptly notify the other party of the occurrence, or nonoccurrence, of any event that would reasonably be expected to result in any condition to closing not to be satisfied. However, the delivery of a notice of the occurrence or nonoccurrence of such event will not cure a breach of any representation or warranty requiring disclosure of the matter prior to the date of the merger agreement or otherwise limit or affect the remedies available under the merger agreement to the party given the notice.

Termination of the Merger Agreement

Under certain circumstances, SCPIE and/or Parent may terminate the merger agreement and abandon the merger prior to the effective time of the merger, whether before or after obtaining the required approval of SCPIE’s stockholders.

Termination by Either Party. Either party may terminate the merger agreement under the following circumstances:

•	Mutual Consent. The merger agreement may be terminated by the mutual written consent of Parent and SCPIE, by action of their respective boards of directors or similar governing bodies.

•

Outside Date. So long as the action or failure to act of the terminating party is not the primary cause of the failure of the merger to occur on or before such date, if the merger has not been consummated by October 15, 2008 (referred to as the “outside date”), subject to the extension of the outside date to April 15, 2009 if all conditions have been or are capable of being satisfied at the time of such extension, other than those relating to insurance regulatory and antitrust approval of the merger.

•

Court Order. So long as a breach of the merger agreement by the terminating party is not the primary cause of such action, any action taken by a court of competent jurisdiction or other governmental authority permanently restraining, enjoining or otherwise prohibiting the merger, if such action is taken and it has become final and nonappealable.

•	SCPIE Stockholder Approval. If the merger is not adopted by SCPIE’s stockholders at the special meeting.

Unilateral Termination by SCPIE. SCPIE may unilaterally terminate the merger agreement under the following circumstances:

•	Superior Proposal. Subject to compliance with the covenants described above under “—Solicitation of Alternate Acquisition Proposals,” if SCPIE accepts a superior proposal.

•

Breach of Agreement by Parent. If (a) any representation or warranty of Parent has become untrue or Parent has breached any covenant or agreement set forth in the merger agreement, (b) such breach or misrepresentation is not capable of being cured prior to the outside date of the merger and (c) such breach or misrepresentation would cause SCPIE’s conditions regarding the accuracy of Parent’s representations and the performance of covenants by Parent not to be satisfied.

•	Termination After Date Certain. At any time on or after October 15, 2008 if the merger has not been consummated prior to such date.

Unilateral Termination by Parent. Parent may unilaterally terminate the merger agreement under the following circumstances:

•

Adverse Recommendation Change. If SCPIE’s board of directors has withdrawn or adversely modified the board’s recommendation of the merger, or the board has recommended to SCPIE’s stockholders that they approve or accept an acquisition proposal other than the merger; or

•

Breach of Agreement by SCPIE. If (a) any representation or warranty of SCPIE has become untrue or SCPIE has breached any covenant or agreement set forth in the merger agreement, (b) such breach or misrepresentation is not capable of being cured prior to the outside date of the merger and (c) such breach or misrepresentation would cause Parent’s conditions regarding the accuracy of SCPIE’s representations and the performance of covenants by SCPIE not to be satisfied.

Termination Fees

Termination Fee Payable by SCPIE to Parent. In the event that either:

•	SCPIE terminates the merger agreement in order to accept a superior proposal; or

•

Parent terminates the merger agreement (a) because SCPIE’s board of directors has withdrawn or adversely modified the board’s recommendation of the merger or the board has recommended to SCPIE’s stockholders that they approve an acquisition proposal other than the merger and (b) an acquisition proposal has been publicly announced prior to the termination;

then SCPIE must pay Parent a termination fee of 3% of the aggregate merger consideration, which will be the sole and exclusive remedy of Parent in the event of such termination.

Termination Fee Payable by Parent to SCPIE. In the event that the merger agreement is terminated by Parent or SCPIE because the merger has not been consummated prior to the outside date of the merger as a result of the failure to satisfy specified conditions to obtain required antitrust and insurance regulatory approval for the merger and on the termination date:

•	the vote of SCPIE’s stockholders to adopt the merger agreement has been obtained;

•	no material adverse effect on SCPIE has occurred and is continuing; and

•	Parent’s closing conditions regarding the accuracy of SCPIE’s representations and warranties and the performance of its covenants are still capable of being satisfied;

then Parent must pay SCPIE a termination fee of 3% of the aggregate merger consideration. If the termination occurs despite Parent’s use of its best efforts to obtain all antitrust and insurance regulatory approvals for the merger, then this termination fee will be the sole and exclusive remedy of SCPIE in the event of such termination.

Limitation on Liability

In general, if the merger agreement is terminated, there will be no liability or obligation on SCPIE or Parent except with respect to certain provisions and the termination fees provided under the agreement. Except to the extent the termination fees are the sole and exclusive remedy of the party receiving the fees, each party will have the right to recover to the fullest extent permitted by applicable law any liabilities or damages incurred or suffered by it as a result of the material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in the merger agreement. This includes, in the case that SCPIE is the recovering party, a material breach by Parent of its obligations to pay the merger consideration at closing.

Definitions of Company Material Adverse Effect and Related Terms

Some of the representations and warranties of SCPIE in the merger agreement are qualified by a material adverse effect standard and certain of Parent’s conditions to closing and termination rights are based on whether or not a material adverse effect on SCPIE has occurred. The following is a description of the definitions of material adverse effect and related terms.

Company Material Adverse Effect. As used in the merger agreement or this proxy statement, a “material adverse effect on SCPIE” or a “Company Material Adverse Effect” means any change or event that has a material adverse effect on the business, financial condition or results of operations of SCPIE and its subsidiaries, taken as a whole. However, none of the following will be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a material adverse effect on SCPIE:

•

any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement, pendency or consummation of the merger or the transactions contemplated hereby, including without limitation, any rating agency downgrade of SCPIE resulting therefrom;

•

any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting any of the industries in which SCPIE participates, the U.S. economy or financial markets, except to the extent SCPIE or its subsidiaries, taken as a whole, are disproportionately affected thereby;

•

any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of the merger agreement, or action taken, or failure to act, to which Parent has expressly consented;

•	changes in laws after the date of the merger agreement;

•	changes in GAAP after the date of the merger agreement;

•

any failure by SCPIE to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of the merger agreement and prior to closing (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a material adverse effect on SCPIE if such facts and circumstances are not otherwise included in the provisions above);

•

a decline in the price of SCPIE’s common stock on the NYSE or any other trading market (but not any change, event or circumstance that may be underlying such decline to the extent such change, event or circumstance would otherwise constitute a material adverse effect on SCPIE);

•	any loss of customers or business by SCPIE or its subsidiaries to Parent or its subsidiaries;

•	any adverse change, effect, event, occurrence, state of facts or development relating to the matters discussed under “The Merger—Regulatory Approvals” beginning on page 48;

•	any decline in SCPIE’s stockholders’ equity (see below) to an amount not less than $198,061,200; or

•	any decline in SCPIE’s premiums written percentage (see below) to not less than 85%.

However, the occurrence of any of the following will be deemed in itself, presumptively and without reference to any other measure, to constitute a material adverse effect on SCPIE:

•	a decline in SCPIE’s stockholders’ equity to an amount less than $198,061,200; or

•	a decline in SCPIE’s premiums written percentage to less than 85%.

Company Stockholders’ Equity. As used in the merger agreement and this proxy statement, “SCPIE’s stockholders’ equity” or “Company Stockholders’ Equity” means, as of any date, the total stockholders’ equity of SCPIE, as reflected in the consolidated balance sheet contained in SCPIE’s most recent periodic report on Form 10-Q or 10-K, plus (a) the amount of accumulated other comprehensive loss reflected on such balance sheet, or minus (b) the amount of accumulated other comprehensive income reflected on such balance sheet, and plus (c) 65% of the amount by which the aggregate settlement amounts (net of applicable recoverables for reinsurance) for certain permitted commutations completed as of the end of the most recently completed quarter exceeds the related reserves held (net of applicable recoverables for reinsurance) as of June 30, 2007, with respect to the programs or treaties commuted, and minus (d) the amount of the Highlands cut-through adjustment as of such date, and minus (e) the amount of the reserves adjustment as of such date.

•

Highlands Cut-Through Adjustment. As used in the merger agreement and this proxy statement, the “Highlands cut-through adjustment” is an agreed upon deduction to SCPIE’s stockholders’ equity in the event that a court of competent jurisdiction determines Highlands Insurance Company to be insolvent and SCPIE becomes required to assume Highlands’ policy obligations pursuant to certain cut-through endorsements. Under the merger agreement, (a) if the insolvency has not occurred, the Highlands cut-through adjustment equals zero, and (b) if the insolvency has occurred, then the Highlands cut-through adjustment would equal 65% of the difference between (x) the greater of (1) $11.4 million and (2) SCPIE’s independent actuarial firm’s estimated net loss and loss adjustment expense reserves on a statutory basis for SCPIE’s obligations under the policies as of the relevant date, minus (y) SCPIE’s net loss and loss adjustment expense reserves on a statutory basis for its obligations under the policies as of the relevant date.

•

Reserves Adjustment. As used in the merger agreement and this proxy statement, the “reserves adjustment” is an agreed upon deduction to SCPIE’s stockholders’ equity that applies if SCPIE’s independent actuarial firm’s indicated amount of SCPIE’s statutory reserves exceeds the reserves reported by SCPIE. In such an event, the reserves adjustment would equal 65% of the difference between (a) the independent actuarial firm’s indicated amount of SCPIE’s net loss and loss adjustment expense reserves on a statutory basis (other than any reserves for the Highlands cut-through endorsements discussed above) as of the relevant date, minus (b) SCPIE’s net losses and loss adjustment expense reserves on a statutory basis (other than any reserves for the Highlands cut-through endorsements) as of the relevant date.

Company Premiums Written Percentage. As used in the merger agreement and this proxy statement, “SCPIE’s premiums written percentage” or “Company Premiums Written Percentage” means, as of any date on or after January 31, 2008, a fraction (expressed as a percentage), (a) the numerator of which is the amount of SCPIE’s premiums written for the period commencing on November 1, 2007 through the end of the most recently completed month, and (b) the denominator of which is the amount of SCPIE’s premiums written for the comparable period of the preceding year.

•

Company Premiums Written. As used in the merger agreement and this proxy statement “SCPIE’s premiums written” or “Company Premiums Written” means, for any period, the aggregate amount of the SCPIE’s gross premiums written on a statutory basis as reflected in its monthly internal written premium reports for each completed whole month in such period. For purposes of calculating Company Premiums Written for any period commencing on November 1, 2007, SCPIE is entitled to a credit for each lost insured in an amount equal to the lost insured credit. For purposes of the determination of SCPIE’s premiums written for any period commencing on November 1, 2007:

•	“lost insured” means any insured of SCPIE during the comparable period of the preceding year that is lost to Parent after the end of such comparable period; and

•

“lost insured credit” means, an amount per lost insured, equal to SCPIE’s reasonable calculation of the gross premiums written on a statutory basis attributable to such insured for the comparable period of the preceding year.

Access to Information; Confidentiality

Except as required under any confidentiality agreement to which SCPIE or its subsidiaries are a party, from the date of the merger agreement to the effective time of the merger, SCPIE and its subsidiaries are required to give Parent, Merger Sub, and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives, upon reasonable prior notice to SCPIE, reasonable access during normal business hours to the officers and books and records of SCPIE and its subsidiaries. In addition, SCPIE is required to provide information reasonably requested by Parent concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of SCPIE and its subsidiaries. However, such access must be conducted at a reasonable time, upon reasonable advance notice to SCPIE and in a manner that does not interfere unreasonably with the operation of the business conducted by SCPIE or its subsidiaries. All information so disclosed will be subject to the confidentiality agreement entered into between SCPIE and Parent on June 7, 2007. SCPIE will not be required to furnish competitively sensitive information or to allow access or furnish information to the extent that doing so would result in the loss of attorney-client privilege.

SCPIE is required to request its independent actuarial firm to prepare quarterly summaries of the net loss and loss adjustment expense reserves for all of the business segments of SCPIE’s insurance subsidiaries as of September 30 and December 31, 2007. In addition, if Parent so elects, SCPIE will be required to request such a summary for each quarter in 2008 ending prior to the effective time of the merger. Parent is obligated to reimburse the Company for certain expenses relating to the preparation of the summaries as provided in the merger agreement.

Brokers or Finders

No broker, finder or investment banker (other than Deutsche Bank, in the case of SCPIE, and Fox-Pitt Kelton, in the case of Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the merger based upon arrangements made by or on behalf of SCPIE or Parent.

Employee Benefit Matters

Parent will be required to recognize all service of SCPIE’s directors, officers and employees (referred to as “SCPIE employees”) with SCPIE or any of its subsidiaries for purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant, under any employee benefit plans maintained by Parent or its subsidiaries (referred to as “Parent benefit plans”) in which SCPIE employees may be eligible to participate after the effective time of the merger, other than benefit accruals under a defined benefit pension plan.

From and after the effective time of the merger, Parent will be required to honor, in accordance with their terms without amendment, all individual employment, deferred compensation, severance and change of control agreements, plans or policies between SCPIE or its subsidiaries and any current or former SCPIE employee. From and after the effective time of the merger, Parent also will be required to provide or pay when due to any current or former SCPIE employee all benefits and compensation pursuant to any compensatory programs and arrangements of SCPIE or its subsidiaries in effect on the date of the merger agreement earned or accrued through the effective time of the merger (or such later time as the programs and arrangements are terminated in accordance with the merger agreement).

For a period ending two years after the effective time of the merger, Parent will be required to provide to SCPIE employees benefits and compensation that are no less favorable in the aggregate to such persons than those provided to similarly situated employees of Parent. Under this provision, the titles and responsibilities of SCPIE employees in effect immediately prior to the effective time of the merger will be taken into account in order to determine the employees of Parent to whom the SCPIE employees are similarly situated.

Nothing in the merger agreement will require the continued employment of any person, and, except for as set forth in the covenant in the merger agreement relating to employee benefit matters, no provisions will prevent Parent from amending or terminating any SCPIE benefit plan.

Directors’ and Officers’ Indemnification and Insurance

Indemnification of Covered Persons. For not less than six years from and after the effective time, Parent is required to cause the surviving corporation in the merger (i.e., SCPIE) to indemnify and hold harmless all past and present directors, officers, employees and agents of SCPIE (referred to as the “covered persons”) to the same extent such persons are indemnified as of the date of the merger agreement by SCPIE pursuant to SCPIE’s certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date of the merger agreement with any covered persons for acts or omissions occurring at or before the effective time of the merger. However, Parent agrees to, and to cause the surviving corporation to, indemnify and hold harmless such persons to the fullest extent permitted by law for acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the transactions contemplated by the merger agreement.

Advancement of Expenses. Each covered person is entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification under this provision. Any person to whom expenses are advanced must repay such expenses if it is ultimately determined that such person is not entitled to indemnification.

Organizational Documents. For not less than six years from and after the effective time of the merger, the certificate of incorporation and by-laws of the surviving corporation must contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of covered persons than are currently in SCPIE’s certificate of incorporation and by-laws.

D&O Insurance. For six years from the effective time of the merger, the surviving corporation must provide to SCPIE’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring on or before the merger that is no less favorable than SCPIE’s existing policies in effect as of the date of the merger agreement.

The surviving corporation will be required to purchase the maximum “run-off coverage” available under the existing policies. However, the surviving corporation will not be required to pay an annual premium for such “run-off” coverage in excess of 300% of the last annual premium date prior to the date of the merger agreement, but will purchase as much coverage as is available for such amount. If the maximum “run-off coverage” does not extend fully to the required six-year period, the surviving corporation must first seek additional coverage from SCPIE’s insurers under the existing policies prior to seeking additional coverage from any other insurers.

Merger of Parent or Surviving Corporation. In the event Parent or the surviving corporation consolidates or merges into any other person and is not the continuing or surviving corporation or entity, or transfers all or substantially all of its properties and assets to any person, then proper provision must be made so that such continuing or surviving corporation or entity or transferee of such assets must assume the obligations set forth above in this section.

Public Announcements

Subject to certain identified exceptions, Parent and SCPIE must coordinate and consult with each other before issuing press releases or public statements with respect to the transactions contemplated by the merger agreement. Parent and SCPIE are required to coordinate and consult with each other and to give each other the opportunity to review and comment upon such press releases and public statements before they are issued.

Fees and Expenses

Subject to certain exceptions, all expenses incurred by the Parent and SCPIE with respect to the transactions contemplated by the merger agreement will be borne solely and entirely by the party which has incurred such expenses.

Amendment

The merger agreement may not be amended except by an instrument in writing signed by SCPIE, Parent and Merger Sub.

Waiver

At any time prior to the effective time of the merger, SCPIE, on one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement and (c) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. Any such extension or waiver must be set forth in an instrument in writing, signed by the party to be bound, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Assignment

The merger agreement cannot be assigned by operation of law or otherwise and any purported assignment will be null and void.

Parties in Interest

Nothing in the merger agreement, express or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement, except pursuant to the provisions described above under “—Employee Benefit Matters” and “—Directors’ and Officers’ Indemnification and Insurance.”

Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury

The merger agreement is governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles. Under the merger agreement, each of SCPIE, Parent and Merger Sub has irrevocably and unconditionally submitted itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any appellate court in the state, in any action or proceeding arising out of the merger agreement or the transactions contemplated thereby. Each of the parties has also unconditionally waived any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of the merger agreement or the transactions contemplated thereby.

Specific Performance

SCPIE, Parent and Merger Sub have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction to prevent breaches of the merger agreement and to enforce specifically its terms and provisions in addition to any other remedy to which they are entitled at law or in equity.

OTHER IMPORTANT INFORMATION REGARDING SCPIE

Price Range of Common Stock

SCPIE common stock is quoted on the New York Stock Exchange under the symbol “SKP.” The following table sets forth for the periods indicated the high and low sale prices per share of SCPIE common stock as reported on the New York Stock Exchange, the principal market in which the common stock is traded.

	Price
For the quarter ended:	High	Low
March 31, 2008 (through January 23, 2008)	$27.55	$25.65

For the quarter ended:	High	Low
March 31, 2007	$27.10	$20.89
June 30, 2007	25.82	20.71
September 30, 2007	25.62	18.80
December 31, 2007	28.75	20.73

For the quarter ended:	High	Low
March 31, 2006	$25.70	$21.41
June 30, 2006	25.51	20.60
September 30, 2006	25.20	22.05
December 31, 2006	28.89	23.01

On October 15, 2007, the last trading day prior to the public announcement of the execution of the merger agreement, the high and low sales prices of SCPIE common stock were $23.16 and $21.38 per share, respectively, and the closing price was $22.09 per share. On January 23, 2008, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of SCPIE common stock were $25.91 and $25.65, respectively, and the closing price was $25.79 per share. You are urged to obtain a current market price quotation for SCPIE common stock.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of SCPIE common stock as of January 15, 2008, for:

•	each person who is known by us to own beneficially more than 5% of any class of SCPIE’s voting securities;

•	each of our current directors and executive officers;

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the business address of each named person is c/o SCPIE Holdings Inc., 1888 Century Park East, Los Angeles, California 90067, and, to SCPIE’s knowledge, each beneficial owner named in the table has sole voting and sole investment power over the shares indicated as owned by such person, subject to applicable community property laws. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days.

Name	Number of Shares Beneficially Owned (1)(2)	Percent of Total (1)(2)	Deferred Stock Units (3)
The Stilwell Group (4)	950,100	9.91%	—
Dimensional Fund Advisors LP (5)	610,690	6.37%	—
SuNOVA, L.P. (6)	502,012	5.24%	—
Donald J. Zuk	272,302	2.78%	—
Joseph P. Henkes	107,094	1.11%	—
Robert B. Tschudy	103,363	1.07%	—
Ronald L. Goldberg	70,000	*	—
Mitchell S. Karlan, M.D.	66,405	*	8,000
Willis T. King, Jr.	63,634	*	—
Jack E. McCleary, M.D.	43,320	*	4,000
Wendell L. Moseley, M.D.	42,804	*	8,000
William A. Renert, M.D.	38,334	*	8,000
Henry L. Stoutz, M.D.	36,929	*	6,000
Ronald H. Wender, M.D.	29,333	*	2,000
Kaj Ahlmann	2,000	*	—
Marshall S. Geller	—	*	4,000
All directors and executive officers as a group	967,603	9.38%	40,000

*	Less than 1%.

(1)	As to each of the following persons (and all directors and executive officers as a group), the table includes the following shares issuable upon exercise of options that are exercisable as of January 15, 2008: Mitchell S. Karlan, M.D., 26,334; Donald J. Zuk, 204,000; Willis T. King, Jr., 26,334; Jack E. McCleary, M.D., 26,334; Wendell L. Moseley, M.D., 26,334; William A. Renert, M.D., 26,334; Henry L. Stoutz, M.D., 26,334; Ronald H. Wender, M.D., 23,333; Robert B. Tschudy, 100,000; Joseph P. Henkes, 90,000; Ronald Goldberg, 70,000.

(2)	Based on 9,583,165 shares of SCPIE common stock issued and outstanding as of January 15, 2008. This figure does not include 500,000 shares of SCPIE common stock held by a wholly owned subsidiary of SCPIE that are neither voted nor counted for purposes of a quorum under applicable provisions of the DGCL.

(3)	Deferred stock units are not included in the beneficial ownership totals or in the percent of ownership (columns 1 and 2) because they are not yet issued shares and do not have voting or investment power.

(4)

Based solely upon information contained in a report on Schedule 13D/A jointly filed by Stilwell Value Partners III, L.P., Stilwell Value LLC and Joseph D. Stilwell (referred to collectively as the “Stilwell Group”) with the Securities and Exchange Commission (the “SEC”) on January 8, 2008. According to this filing, each of Stilwell Value Partners III, L.P., Stilwell Value LLC and Mr. Stilwell has shared voting and dispositive power with respect to 950,100 shares. The business address of Stilwell Value Partners III, L.P., Stilwell Value LLC and Mr. Stilwell is 26 Broadway, 23rd Floor, New York, New York 10004.

(5)

Based solely upon information contained in a report on Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 9, 2007. According to this filing, Dimensional Fund Advisors LP has sole voting and dispositive power with respect to 610,690 shares; however, Dimensional Fund Advisors LP disclaims beneficial ownership of such securities, which are owned by various investment companies, trusts and accounts which it advises. The business address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(6)

Based solely upon information contained in a report on Schedule 13G, jointly filed by SuNOVA Holdings, LLC, SuNOVA Partners, L.P., SuNOVA Long-Term Opportunity Fund, L.P., SuNOVA, LLC, SuNOVA Capital, LP, Matthew Byrnes and Felice Gelman with the SEC on March 12, 2007. According to this filing, SuNOVA Partners, L.P. has shared voting and dispositive power with respect to 157,050 shares; SuNOVA Long-Term Opportunity Fund, L.P. has shared voting and dispositive power with respect to 24,700 shares; SuNOVA Holdings, LLC has shared voting and dispositive power with respect to 181,750 shares; each of SuNOVA Capital, LP and SuNOVA LLC has shared voting and dispositive power with respect to 320,262 shares; Matthew Byrnes has shared voting and dispositive power with respect to 502,012 shares; and Felice Gelman has shared voting and dispositive power with respect to 502,012 shares. The business address of each of the reporting persons is 780 Third Avenue, 5th Floor, New York, New York 10017.

PROPOSAL TO ADJOURN THE SPECIAL MEETING

Adjournment Proposal

If at the special meeting of stockholders the number of shares of SCPIE common stock represented and voting in favor of adoption of the merger agreement is insufficient to adopt that proposal under Delaware law, SCPIE intends to move to adjourn the special meeting in order to enable its board of directors to solicit additional proxies in respect of such proposal. In that event, SCPIE will ask its stockholders to vote only upon the adjournment proposal, and not the proposal regarding adoption of the merger agreement.

In this proposal, SCPIE is asking you to authorize the holder of any proxy solicited by its board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, SCPIE could adjourn any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if SCPIE had received proxies representing a sufficient number of votes against adoption of the merger agreement to defeat that proposal, SCPIE could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement.

Vote Required and Board Recommendation

The adjournment proposal requires the affirmative vote of the holders of a majority of the shares of SCPIE common stock present or represented by proxy at the meeting. Abstentions and broker non-votes will have the same effect as a vote AGAINST the adjournment proposal.

SCPIE’s board of directors recommends that you vote FOR the adjournment proposal.

DISSENTERS’ APPRAISAL RIGHTS

Holders of shares of SCPIE common stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware, or the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Appendix C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, holders of shares of SCPIE common stock who do not vote in favor of the adoption of the merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Appendix C. Any holder of SCPIE common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Appendix C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, SCPIE believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Filing Written Demand. Any holder of SCPIE common stock wishing to exercise appraisal rights must deliver to SCPIE, before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote in favor of the adoption of the merger agreement. A holder of shares of SCPIE common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective date of the merger. The holder must not vote in favor of the adoption of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. The demand must reasonably inform SCPIE of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of SCPIE common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of SCPIE common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of SCPIE common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to SCPIE at 1888 Century Park East, Los Angeles, CA 90067, Attention: Corporate Secretary.

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to SCPIE, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation. Within ten days after the effective date of the merger, the surviving corporation must notify each holder of SCPIE common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective.

Filing a Petition for Appraisal. Within 120 days after the effective date of the merger, but not thereafter, the surviving corporation or any holder of SCPIE common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The surviving corporation is under no obligation to, and has no present intention to, file a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of SCPIE common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of SCPIE common stock within the time prescribed in Section 262. Within 120 days after the effective date of the merger, any holder of SCPIE common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of SCPIE common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from SCPIE the statement described in this paragraph.

If a petition for an appraisal is timely filed by a holder of shares of SCPIE common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

Determination of Fair Value. After the Delaware Court of Chancery determines the holders of SCPIE common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value of the shares. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although SCPIE believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither The Doctors Company nor SCPIE anticipate offering more than the applicable merger consideration to any stockholder of SCPIE exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of SCPIE common stock is less than the applicable merger consideration. The Delaware courts have stated that the methods which are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of SCPIE common stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of SCPIE common stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as described above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will not hold a 2008 annual meeting of stockholders. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2008 annual meeting of stockholders. If the merger is not completed and SCPIE holds a 2008 annual meeting of stockholders, SCPIE’s management will have discretionary authority to vote on any matter of which SCPIE does not receive notice pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, with respect to proxies submitted to such 2008 annual meeting of stockholders. Pursuant to Rule 14a-8(e) of the Exchange Act, to be included in the board of director’s solicitation of proxies relating to such 2008 annual meeting, a stockholder proposal must have been received by the Corporate Secretary of SCPIE at 1888 Century Park East, Los Angeles, California 90067, pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act.

OTHER MATTERS

Other Business at the Special Meeting

Management and the SCPIE board of directors are not aware of any matters to be presented for action at the special meeting other than those set forth in this proxy statement. However, should any other matter properly come before the special meeting, or any adjournment or postponement thereof, the enclosed proxy confers upon the persons entitled to vote the shares represented by such proxy, discretionary authority to vote the same in respect of any such other matter in accordance with the recommendations of the board of directors of SCPIE.

Multiple Stockholders Share One Address

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless SCPIE has received contrary instructions from one or more of the stockholders. SCPIE will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to the Corporate Secretary of SCPIE at SCPIE Holdings Inc., 1888 Century Park East, Los Angeles, California 90067, telephone: (310) 551-5900. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting SCPIE at the address and phone number set forth in the prior sentence.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

SCPIE files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

SCPIE’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by SCPIE at the Investors/Media section on its corporate website at www.scpie.com. Reports or other information concerning us may also be inspected at the offices of The New York Stock Exchange, 11 Wall Street, New York, NY 10005.

The SEC allows us to “incorporate by reference” into this proxy statement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement, and information that we file later with the SEC will automatically update and supersede this information. Some documents or information, such as that called for by Item 2.02 and Item 7.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement. We incorporate by reference the documents listed below (unless the information is deemed furnished and not filed) and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of this proxy statement and before the date of the special meeting:

•	SCPIE’s Annual Report on Form 10-K/A for the year ended December 31, 2006; and

•	SCPIE’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

•	SCPIE’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 18, 2007; and

•	SCPIE’s Current Reports on Form 8-K, filed on March 30, 2007, May 25, 2007, August 29, 2007, October 16, 2007, October 18, 2007 and December 28, 2007.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us by written or telephonic request directed to the communications department at SCPIE Holdings Inc., 1888 Century Park East, Suite 800, Los Angeles, California 90067-1712, telephone: (310) 551-5900, or to our proxy solicitor, MacKenzie Partners, Inc., telephone 800-322-2885. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. If you would like to request documents, please do so by March 19, 2008, in order to receive them before the special meeting.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained in this proxy statement or incorporated by reference in this proxy statement to vote your shares at the special meeting. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated January 29, 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

The merger agreement is a commercial document that establishes and governs the legal relations between SCPIE, Parent and Merger Sub with respect to the transactions described in the proxy statement. The representations, warranties and covenants made by SCPIE, Parent and Merger Sub in the merger agreement are qualified and subject to important limitations agreed to by SCPIE, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. Furthermore, the representations and warranties may be subject to standards of materiality applicable to SCPIE, Parent and Merger Sub that may be different from those that are applicable to stockholders.

APPENDIX A

MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

THE DOCTORS COMPANY,

SCALPEL ACQUISITION CORP.

AND

SCPIE HOLDINGS INC.

DATED AS OF OCTOBER 15, 2007

A-i

A-ii

Exhibit A	Certificate of Incorporation of the Surviving Corporation
Exhibit B	By-Laws of the Surviving Corporation
Exhibit C-1	Officers of Parent
Exhibit C-2	Officers of the Company
Exhibit D	Example Calculation of Company Stockholders’ Equity

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 15, 2007 (this “Agreement”), is by and among The Doctors Company, a California-domiciled reciprocal inter-insurance exchange (“Parent”), Scalpel Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and SCPIE Holdings Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors or comparable governing bodies of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, the respective Boards of Directors or comparable governing bodies of Parent, Merger Sub and the Company have determined that the Merger is in the best interest of their respective stockholders.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1.

The Merger

Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 633 West Fifth Street, Los Angeles, California 90071 (or such other place as agreed by the parties) not later than the second Business Day following the date on which all of the conditions set forth in Article 6 are satisfied or, if permissible, waived (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver thereof), unless the parties hereto agree to another date.

Section 1.3 Effective Time. At the Closing, subject to the terms and conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or at such later date and time as Parent and the Company shall agree and specify in the Certificate of Merger, such specified date and time, being the “Effective Time”).

Section 1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation; By-laws. The Company Certificate, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to read in the form of Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law, subject to Section 5.11.2. The Company By-laws, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to read in the form of Exhibit B hereto and, as so amended, shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law, subject to Section 5.11.2.

Section 1.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Article 2.

Conversion of Securities; Exchange of Securities

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

Section 2.1.1 Conversion of Company Common Stock. Each share of common stock, par value $.0001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (x) any shares of Company Common Stock to be canceled pursuant to Section 2.1.2, (y) shares of Company Common Stock to be converted and exchanged pursuant to Section 2.1.3 and (z) and Dissenting Shares) shall be converted into the right to receive $28.00 in cash, payable to the holder thereof, without interest (the “Merger Consideration”). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Certificate (or evidence of book-entry form) previously representing any such share shall thereafter represent the right to receive the Merger Consideration therefor.

Section 2.1.2 Cancellation of Certain Company Common Stock. Each share of Company Common Stock held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, in the treasury of the Company or owned by any wholly-owned subsidiary of the Company immediately prior to the Effective Time (other than the shares of Company Common Stock held by SCPIE Indemnity Company) shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 2.1.3 Company Common Stock Held by SCPIE Indemnity Company. Each share of Company Common Stock held by SCPIE Indemnity Company shall be converted into and be exchanged for $28.00 in cash.

Section 2.1.4 Merger Sub. Each share of common stock, par value $0.00001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 2.1.5 Change in Company Common Stock. If between the date of this Agreement and the Effective Time the outstanding shares of the Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares; provided, that the aggregate Merger Consideration payable shall not exceed the aggregate amount contemplated pursuant to Section 2.1.1 as of the date hereof.

Section 2.2 Company Options. Prior to the Effective Time, the Board of Directors of the Company (the “Company Board”) (or if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised option or similar rights to purchase Company Common Stock (the “Company Options”) then outstanding, under any stock option plan of the Company, including the SCPIE Holdings Inc. 2003 Amended and Restated Equity Participation Plan, as amended and restated, or any other plan, agreement or arrangement, including those pursuant to which shares of Company Restricted Stock or Company Deferred Stock have been or may be issued (the “Company Stock Option Plans”), shall become fully vested and exercisable, and that effective as of the Effective Time, each such Company Option shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to Section 2.4.8 hereof) of an amount equal to the product of (A) the total number of shares of Company Common Stock previously subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to such Company Option (such amounts payable hereunder being referred to as the “Option Consideration”). From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Consideration without interest. To the extent then in effect, after the Effective Time, all Company Stock Option Plans shall be terminated and no further Company Options, shares of Company Restricted Stock or other awards shall be granted thereunder.

Section 2.3 Restricted Stock; Deferred Stock. The restrictions on each share of restricted Company Common Stock (“Company Restricted Stock”) and each share of deferred Company Common Stock (“Company Deferred Stock”) granted under the Company Stock Option Plans or otherwise shall lapse immediately prior to, and effective upon the occurrence of, the Effective Time, and each share of Company Restricted Stock and each share of Company Deferred Stock shall be fully vested in each holder thereof at such time, and each such share of Company Restricted Stock and each share of Company Deferred Stock will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions (including the conditions set forth in Section 2.4) hereunder as, each share of Company Common Stock not subject to any restrictions or deferral as provided in Section 2.1.1.

Section 2.4 Exchange Procedures.

Section 2.4.1 Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”), to act as agent for Parent for purposes of, among other things, mailing and receiving letters of transmittal, and distributing the Merger Consideration to the Company’s stockholders.

Section 2.4.2 Exchange Procedures for Company Common Stock. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock (including Company Restricted Stock and Company Deferred Stock) for payment in accordance with this Article 2, cash in U.S. dollars in an amount sufficient to pay the Merger Consideration (the “Exchange Fund”). No later than two Business Days after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Shares as of immediately prior to the Effective Time (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate or Book-Entry Shares shall pass, only upon proper delivery of the Certificate or Book-Entry Shares to the Paying Agent and shall be in customary form) and (B) instructions for use in effecting the surrender of the Certificate or Book-Entry Shares in exchange for the Merger Consideration, to which such holder is entitled pursuant to this Agreement. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed (or, in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in such letter of transmittal for surrendering such shares), and upon surrender of such other documents as may be required by the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration, that such holder has the right to receive in respect of the Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Merger Consideration, payable upon surrender of any Certificate or Book-Entry Share. In the event of a permitted transfer of ownership of shares of Company Common Stock represented by a Certificate which is not registered in the transfer records of the Company or the

Company’s transfer agent on behalf of the Company, the Merger Consideration may be paid to a transferee if the Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.4.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

Section 2.4.3 Payment for Company Options. At the Closing, Parent will deposit (or cause to be deposited) with the Paying Agent, for the benefit of the holders of Company Options, cash in U.S. dollars in an amount sufficient to pay the aggregate Option Consideration, to the extent payable as provided in Section 2.2, plus the amount of any employment Taxes payable by the Surviving Corporation in respect of the payment of such Option Consideration. At the Effective Time, or as soon as practicable thereafter (but not later than two Business Days thereafter), the Paying Agent shall pay the Option Consideration in respect of each such Company Option to each holder of a Company Option entitled to receive the consideration specified in Section 2.2.

Section 2.4.4 Further Rights in Company Securities. All Merger Consideration and Option Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock and Company Options with respect to which such payments are made, respectively.

Section 2.4.5 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for twelve months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent (subject to abandoned property, escheat and similar Laws) as general creditors thereof for payment of the Merger Consideration without any interest thereon.

Section 2.4.6 No Liability. Neither Parent nor the Company shall be liable to any holder of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 2.4.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration without interest thereon.

Section 2.4.8 Withholding. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Restricted Stock, Company Deferred Stock and Company Options, such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), the treasury regulations thereunder or any other provision of U.S. Tax Law, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Company Restricted Stock, Company Deferred Stock or Company Options in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 2.5 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by a holder (a “Dissenting Stockholder”) who shall not have voted to adopt this Agreement and has the right to demand and has properly demanded an appraisal of such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but shall be converted into the right to receive such consideration as may be due such Dissenting Stockholder pursuant to Section 262 of the DGCL unless such Dissenting Stockholder fails to perfect, withdraws or otherwise loses such Dissenting Stockholder’s right to such payment or appraisal of such shares. If, after the Effective Time, such Dissenting Stockholder fails to perfect, withdraws or otherwise loses any such right to appraisal, each such share of such Dissenting Stockholder shall no longer be considered a Dissenting Share and shall be deemed to have converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1. At the Effective Time, all Dissenting Shares shall automatically be canceled, cease to exist and no longer be outstanding, and each holder of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented any Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive either payment of the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL or the per share Merger Consideration, as the case may be, upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.4 (without interest). The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands or agree to do or commit to do any of the foregoing except to the extent required by applicable Law.

Section 2.6 Stock Transfer Books. At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock or Company Options that were outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent or Parent for any reason shall be cancelled and exchanged as provided in this Article 2.

Article 3.

Representations and Warranties of the Company

Except as set forth in the Disclosure Schedule delivered by the Company to Parent at or prior to the execution of this Agreement (the “Company Disclosure Schedule”), or as expressly permitted by this Agreement or by Parent, the Company hereby represents and warrants to Parent as follows:

Section 3.1 Organization and Qualification; Subsidiaries.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. The Company and each of the Company Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business (except with respect to insurance regulatory matters, which are the subject solely of Section 3.19), and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that has not and would not reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the subsidiaries of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), together with the jurisdiction of incorporation of each Company Subsidiary, the authorized capitalization and equity holders of each Company Subsidiary. None of the Company or any Company Subsidiary holds an Equity Interest in any other person.

Section 3.2 Certificate of Incorporation and By-laws. The copies of the Company’s Restated Certificate of Incorporation, as amended (the “Company Certificate”), and Amended and Restated Bylaws (the “Company By-laws”) which were previously furnished or made available to Parent are true, complete and correct. The Company has made available to Parent a true, complete and correct copy of the charter and bylaws (or equivalent organizational documents) of each of the Company Subsidiaries.

Section 3.3 Capitalization.

Section 3.3.1 The authorized capital stock of the Company consists of 35,000,000 shares of capital stock, of which 30,000,000 are designated Company Common Stock and 5,000,000 are designated preferred stock, par value $1.00 per share (“Company Preferred Stock”). As of September 30, 2007 and, except as set forth on Section 3.3.1 of the Company Disclosure Schedule, as of the Effective Time (A) 9,579,333 shares of Company Common Stock were (or will be) issued and outstanding, all of which were (or will be) validly issued, fully paid, nonassessable and free of preemptive rights, (B) 2,714,758 shares of Company Common Stock were (or will be) held in the treasury of the Company or by the Company Subsidiaries (other than SCPIE Indemnity Company, (C) 500,000 shares of Company Common Stock were (or will be) held by SCPIE Indemnity Company and (D) 768,100 shares of Company Common Stock were (or will be) reserved for issuance upon exercise of Company Options granted under the Company Stock Option Plans. As of September 30, 2007 and as of the Effective Time, (i) 250,000 shares of Company Preferred Stock were (or will be) designated as Series A Junior Participating Preferred Stock, no shares of which were (or will be) issued or outstanding and (iii) no shares of Company Preferred Stock were (or will be) issued and outstanding. There are no bonds, debentures, notes or other debt securities issued by the Company that have the right to vote (or are convertible into, or exchange for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote.

Section 3.3.2 As of September 30, 2007 and as of the Effective Time, except for Company Options to purchase not more than 768,100 shares of Company Common Stock in the aggregate, 40,000 shares of Company Common Stock in the aggregate distributable upon the vesting of Company Deferred Stock and except as set forth on Section 3.3.2 of the Company Disclosure Schedule, there are no options, warrants or other rights to acquire capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company. Since September 30, 2007 and through the date hereof, the Company has not issued any shares of its capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company, other than Company Options, Company Deferred Stock and Company Restricted Stock issued pursuant to the Company Stock Option Plans, and the issuance of shares pursuant to Company Options or Company Deferred Stock. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be validly issued, fully paid, nonassessable and free of preemptive rights.

Section 3.3.3 Except as set forth in Section 3.3.3 of the Company Disclosure Schedule and with respect to the Company Options, the Company Deferred Stock and the Company Restricted Stock pursuant to the Company Stock Option Plans and the related stock option, deferred stock or restricted stock agreements, there are no outstanding contractual obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Except as set forth in Section 3.3.3 of the Company Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, liens, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever, in each case, other than Permitted Liens.

Section 3.4 Authority.

Section 3.4.1 The Company has requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by the Required Company Stockholders, to consummate the transactions contemplated by this Agreement to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby subject, with respect to the Merger, to the adoption of this Agreement by the Required Company Stockholders. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law.

Section 3.4.2 Assuming the accuracy of the representation and warranty set forth in the first sentence of Section 4.11, the action taken by the Company Board in approving this Agreement and the Merger is sufficient to render inapplicable to the Merger the restrictions on business combinations contained in Section 203 of the DGCL or other similar applicable anti-takeover statute or regulation enacted under state or federal laws.

Section 3.5 No Conflict; Required Filings and Consents.

Section 3.5.1 The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, (A) assuming the Required Company Stockholders adopt this Agreement, conflict with or violate any provision of the Company Certificate or the Company By-laws or any equivalent organizational documents of any Company Subsidiary, (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2(A) have been obtained and all filings and notifications described in Section 3.5.2(A) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or (C) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2(A) have been obtained and all filings and notifications described in Section 3.5.2(A) have been made and any waiting periods thereunder have terminated or expired or except as set forth in Section 3.5.1 of the Company Disclosure Schedule, require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit or other legally binding obligation to which the Company or any Company Subsidiary is a party, except, as to clauses (B) and (C), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which has not or would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5.2 The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (A) as may be required under the Exchange Act, the rules and regulations of the NYSE, the HSR Act, the filing and recordation of the Certificate of Merger as required by the DGCL and as may be required under applicable insurance regulatory Laws and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Permits; Compliance With Law. Except for employee benefit plans, labor and other employment matters, which are the subjects solely of Sections 3.10 and 3.11, for environmental matters, which are the subject solely of Section 3.15, tax matters, which are the subject solely of Section 3.18 and insurance regulatory matters, which are the subject solely of Section 3.19, or except as set forth on Section 3.6 of the Company Disclosure Schedule, as of the date hereof, each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits has not or would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, none of the Company or any Company Subsidiary is in conflict with, or in default or violation of (except for Laws or Company Permits with respect to matters that are the subject of Sections 3.10, 3.11, 3.15, 3.18 or 3.19, which matters are the subject solely of such respective sections), any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or any Company Permits, except in each case for any such conflicts, defaults or violations that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 SEC Filings; Financial Statements.

Section 3.7.1 Except as set forth in Section 3.7.1 of the Company Disclosure Schedule, the Company has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, from and after January 1, 2004 (collectively, the “Company SEC Filings”). Each Company SEC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is separately a registrant with the SEC or subject to the periodic reporting requirements of the Exchange Act.

Section 3.7.2 Each of the consolidated financial statements contained in the Company SEC Filings, including, in each any notes thereto, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each of such consolidated financial statements, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal and immaterial year-end adjustments). This representation and warranty shall not be deemed to be breached as a result of any change in GAAP or Law after the date of this Agreement.

Section 3.7.3 Section 3.7.3 of the Company Disclosure Schedule sets forth a list of the audited statutory financial statements for the Company Subsidiaries that are insurance subsidiaries as of and for the periods ended December 31, 2006 and 2005 (the “STAT Financial Statements”). The STAT Financial Statements of each such Company Subsidiary present fairly in all material respects the financial position and results of operations of such Company Subsidiary as of the respective dates thereof and for the respective periods set forth therein, in each case in accordance with Statutory Accounting Practices. This representation and warranty shall not be deemed to be breached as a result of any change in Statutory Accounting Principles or Law after the date of this Agreement.

Section 3.7.4 Except as and to the extent set forth (A) on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2006 included in the Company’s annual report filed on Form 10-K/A for the year ended December 31, 2006, including the notes thereto, (B) in the Company SEC Filings filed after December 31, 2006 or (C) in Section 3.7.4 of the Company Disclosure Schedule, none of the Company or any consolidated Company Subsidiary had at the relevant balance sheet date, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP and none have arisen since such date, except in each case for liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) (i) contemplated by or under this Agreement or incurred in connection with the transactions contemplated hereby or (ii) incurred in the ordinary course of business and in a manner consistent with past practice or (iii) that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect (it being understood by Parent and Merger Sub that in making the representations and warranties in this Section 3.7.4 the Company his not representing and warranting that the Company’s reserves or the assets supporting such reserves have been or will be sufficient or adequate for the purposes for which they were established or that reinsurance recoverables taken into account in determining the amount of such reserves will be collectible).

Section 3.7.5 Section 3.7.5 of the Company Disclosure Schedule sets forth a list of any material joint venture, off balance sheet partnership or any similar contract or arrangement to which the Company or any Company Subsidiary is a party (including any contract relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate of the Company or any of the Company Subsidiaries, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)).

Section 3.7.6 The audit committee of the Company Board has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3 in all material respects, and has made available to Parent true, complete and correct copies of such procedures. Neither the Company nor any Company Subsidiary has received any material “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To the Company’s knowledge, no material complaint seeking relief under Section 806 of the Sarbanes-Oxley Act of 2002 (“SOX”) has been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint.

Section 3.7.7 The Company’s Chief Executive Officer and Chief Financial Officer have made all certifications and statements required by Sections 302 and 906 of SOX and the related rules and regulations promulgated thereunder with respect to the Company SEC Filings. The Company and the Company’s Subsidiaries maintain a system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is, in all material respects, recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Since January 1, 2004, the Company and the Company Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures in material compliance with Rule 13a-15 of the Exchange Act.

Section 3.7.8 Except as set forth in Section 3.7.8 of the Company Disclosure Schedule, the Company and the Company Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply in all material respects with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Except as would not have a Company Material Adverse Effect, the Company and the

Company Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.8 Disclosure Documents.

Section 3.8.1 The Proxy Statement and any Other Filings, and any amendments or supplements thereto, that the Company is responsible for filing at (A) the time the Proxy Statement or such Other Filing (or any amendment thereof or supplement thereto) is first made publicly available to the stockholders of the Company, and (B) the time of the Company Stockholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.

Section 3.8.2 The Proxy Statement or any Other Filing, and any amendments or supplements thereto, that the Company is responsible for filing, insofar as it reflects information supplied by the Company for use in the Proxy Statement, at (A) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first made publicly available to the stockholders of the Company, and (B) the time of the Company Stockholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.8.3 The representations and warranties contained in this Section 3.8 will not apply to the failure of the Proxy Statement or any Other Filing to comply as to form as a result of, or statements or omissions included in the Proxy Statement or any Other Filings based upon, information supplied to the Company by Parent or Merger Sub.

Section 3.9 Absence of Certain Changes or Events. Since December 31, 2006 through the date of this Agreement, except as (A) disclosed in the Company SEC Filings filed after December 31, 2006, (B) expressly contemplated by, expressly permitted by or expressly disclosed pursuant to this Agreement, (C) expressly permitted by Parent or (D) as set forth in Section 3.9 of the Company Disclosure Schedule, there has not been (i) any Company Material Adverse Effect or (ii) any action taken by the Company or any Company Subsidiary during the period from December 31, 2006 through the date of this Agreement, other than in the ordinary course of business.

Section 3.10 Employee Benefit Plans.

Section 3.10.1 The Company Disclosure Schedule sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company), which are, or at any time during the prior six (6) years have been, maintained, sponsored or contributed to by the Company or any other organization which together with the Company is treated as a single employer under Code §§ 414(b), (c), (m) or (o) (each such organization, an “ERISA Affiliate”), or under which the Company or any ERISA Affiliate could have any material obligation or liability, including, without limitation, all incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plans, policies or programs (each a “Company Benefit Plan”).

Section 3.10.2 The Company has heretofore made available to the Parent, (i) current, accurate and complete copies of each material Company Benefit Plan (including any amendments thereto), trust agreement, insurance or annuity contract, and all summary plan descriptions, summaries of material modification, material general notices to employees or beneficiaries and other material agreements, documents or instruments relating thereto; (ii) the most recent audited financial statement with respect to each Company Benefit Plan required to have an audited financial statement; (iii) copies of the most recent determination letters with respect to any Company Benefit Plan which is intended to qualify under Code § 401(a) (a “Qualified Plan”); (iv) copies of the three most recent actuarial reports with respect to each Company Benefit Plan required to have an actuarial report; and (v) copies of the three most recent annual reports (Forms 5500) with respect to each Company Benefit Plan required to file an annual report.

Section 3.10.3 Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. With respect to the Company Benefit Plans, to the knowledge of the Company, and except as set forth on Section 3.10.3 of the Company Disclosure Schedule, as of the date hereof, no event has occurred and there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other Law applicable to such Company Benefit Plans.

Section 3.10.4 Except as set forth in Section 3.10.4 of the Company Disclosure Schedule, (A) each Qualified Plan has either received a current favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, as of the date hereof, no event has occurred that could reasonably be expected to adversely affect the qualified status of any such plan, (B) to the Company’s knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in material liability to the Company, and (C) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), and, to the knowledge of the Company, there are no facts which could give rise to any such suit, administrative proceeding, action or other litigation that could result in material liability to the Company.

Section 3.10.5 No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA). With respect to each Company Benefit Plan subject to Title IV of ERISA, except as has not had a Company Material Adverse Effect or as set forth on Section 3.10.5 of the Company Disclosure Schedule: (A) no such plan or related trust has been terminated or partially terminated; (B) no liability to the PBGC has been or, to the Company’s knowledge, is expected to be incurred; (C) to the Company’s knowledge, the PBGC has not instituted and is not expected to institute any termination proceedings; (D) there has been no reportable event for which the 30-day reporting requirement has not been waived (within the meaning of ERISA § 4043); (E) to the knowledge of the Company, there exists no condition or set of circumstances that presents a material risk of the termination by the PBGC; (F) no accumulated funding deficiency (within the meaning of ERISA § 302 and Code § 412), whether or not waived, exists; and (G) the current value of all vested accrued benefits did not as of the last day of the most recently ended fiscal year of such plan exceed the current value of assets allocable to such vested accrued benefits and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

Section 3.10.6 Except as set forth in Section 3.10.6 of the Company Disclosure Schedule, or as expressly permitted by this Agreement or by Parent, no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer or director of the Company who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 3.10.7 Except as set forth in Section 3.10.7 of the Company Disclosure Schedule and as required by Law, no Company Benefit Plan provides any post-employment medical or life insurance benefits.

Section 3.10.8 With respect to each Company Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code, (A) each such plan has been operated and administered in good faith compliance in all material respects under published guidance under Section 409A from the period beginning January 1, 2005 through the date hereof; and (B) as of the date of the balance sheet included in the Company’s most recent annual report on Form 10-K, all benefits accrued are fully reflected on such balance sheet.

Section 3.10.9 Except as set forth in Section 3.10.9 of the Company Disclosure Schedule, as expressly permitted by this Agreement or by Parent, or as required by Law or pursuant to the terms of any Company Benefit Plan in existence as of the date hereof, neither the Company nor any ERISA Affiliate is subject to any requirement under applicable Law or legally binding contractual obligation to (1) establish as of any date any employee benefit plan that would be a Company Benefit Plan or (2) to modify, change or terminate in any material respect any Company Benefit Plan. The Company and each ERISA Affiliate may, subject to the limitations imposed by applicable Law and the applicable Company Benefit Plan, prospectively terminate, modify or amend any such Company Benefit Plan effective as of any date on or after the date hereof.

Section 3.10.10 This Section 3.10 contains the sole representations and warranties of the Company with respect to the Company Benefit Plans.

Section 3.11 Labor and Other Employment Matters.

Section 3.11.1 Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect or as set forth in Section 3.11.1 of the Company Disclosure Schedule, (A) each of the Company and each Company Subsidiary is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours, (B) neither the Company nor any Company Subsidiary is a party to a collective bargaining agreement and no labor union has been certified to represent any employee or the Company or any Company Subsidiary, or has applied to represent or is attempting to organize so as to represent such employees and (C) there is no pending or, to the knowledge of the Company, threatened work stoppage, slowdown or labor strike against the Company or any Company Subsidiary.

Section 3.11.2 Except as set forth in Section 3.11.2 of the Company Disclosure Schedule, there are no (A) severance or employment agreements with directors, officers or employees of to the Company or any Company Subsidiary; (B) severance programs of the Company or any Company Subsidiary with or relating to its employees; or (C) plans, programs or other agreements of the Company or any Company Subsidiary with or relating to its directors, officers or employees which contain change in control provisions.

Section 3.11.3 This Section 3.11 contains the sole representations and warranties with respect to labor and other employment matters.

Section 3.12 Material Contracts.

Section 3.12.1 Except for contracts set forth on the “Exhibit Index” included in the Company’s Form 10-K/A for the year ended December 31, 2006, or in Section 3.13 of the Company Disclosure Schedule, or as otherwise set forth in Section 3.12.1 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any contract which, as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). Each contract of the type described in this Section 3.12.1 is referred to herein as a “Company Material Contract.”

Section 3.12.2 Except as set forth in Section 3.12.2 of the Company Disclosure Schedule, each Company Material Contract is legally valid and binding on the Company and each Company Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at law. Except as has not had or would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract. To the Company’s knowledge and except as has not had or would not reasonably be expected to have a Company Material Adverse Effect, each other party to each Company Material Contract has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. None of the Company or any Company Subsidiary has received notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that have not or would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.13 Reinsurance Contracts.

Section 3.13.1 The Company Subsidiaries that are United States insurers are parties to that certain Amended and Restated Inter-Company Pooling Agreement effective as of January 1, 2006 (“Pooling Agreement”), a correct and complete copy of which has been made available to Parent.

Section 3.13.2 Section 3.13.2 of the Company Disclosure Schedule sets forth a true and complete list of all reinsurance agreements pursuant to which the Company or the Company Subsidiaries have ceded risk to third parties as of the date hereof, excluding the Pooling Agreement (“Third Party Reinsurance Contracts”).

Section 3.13.3 Except as set forth in Section 3.13.3 of the Company Disclosure Schedule, or as expressly contemplated hereunder, no reinsurer under any Third Party Reinsurance Contract has given any written notice to the Company or the Company Subsidiaries of termination with respect to any such arrangement.

Section 3.13.4 The Company and the Company Subsidiaries have made available to Parent a correct and complete copy of each Third Party Reinsurance Contract. Except as set forth in Section 3.13.3 of the Company Disclosure Schedule, or as expressly contemplated hereunder, each Third Party Reinsurance Contract is legally valid and binding in accordance with its terms in all material respects on each Company Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at law. With respect to the Third Party Reinsurance Contracts, except as set forth in Section 3.13.3 of the Company Disclosure Schedule, neither the Company nor the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in material default under any such contract (it being understood that correspondence regarding the interpretation of terms of such contracts or claims handling activities by any party to such contracts in the ordinary course of business or the reservation of rights under such contracts do not constitute a default for purposes of this sentence). Each of the Third Party Reinsurance Contracts is in material compliance with applicable Law regarding reinsurance agreements for the coverages provided thereunder. Except as set forth in Section 3.13.3 of the Company Disclosure Schedule, each Company Subsidiary that is a party to any Third Party Reinsurance Contract has complied in all material respects with all reinsurer loss notification requirements for each claim subject to any Third Party Reinsurance Contracts (it being understood that correspondence regarding the interpretation of terms of such contracts or claims handling activities by any party to such contracts in the ordinary course of business or the reservation of rights under such contracts do not constitute non-compliance with reinsurer loss notification requirements for purposes of this sentence).

Section 3.14 Litigation. Except as set forth in Section 3.14 of the Company Disclosure Schedule and except for matters arising out of or with respect to Insurance Contracts, there is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is there any investigation pending, in each case, against the Company or any Company Subsidiary and none of the Company or any Company Subsidiary is subject to any outstanding judgment, order, writ, injunction or decree, in each case, which has had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.14 of the Company Disclosure Schedule, there is no bad faith claim against the Company arising out of the Insurance Contracts which has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.15 Environmental Matters. Except as has not had or would not reasonably be expected to have a Company Material Adverse Effect:

Section 3.15.1 Each of the Company and each Company Subsidiary is in compliance with applicable Environmental Laws and hold all Environmental Permits necessary to conduct their current operations.

Section 3.15.2 Neither the Company nor any Company Subsidiary has received any written notice of violation from any Governmental Authority alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law.

Section 3.15.3 Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

Section 3.15.4 This Section 3.15 contains the sole representations and warranties of the Company with respect to environmental matters.

Section 3.16 Intellectual Property. Except for matters that, individually or in the aggregate, have not had or are not reasonably expected to have a Company Material Adverse Effect or as set forth on Section 3.16 of the Company Disclosure Schedule, (i) each of the Company and the Company Subsidiaries owns or possesses valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as is currently conducted, (ii) the business of the Company and the Company Subsidiaries as currently conducted (including the use of the Intellectual Property) does not infringe, misappropriate, conflict with or otherwise violate any person’s Intellectual Property and there is no such claim pending or, to the Company’s knowledge, threatened against any of the Company or the Company Subsidiaries, (iii) to the Company’s knowledge, no third party is infringing, misappropriating, conflicting with or otherwise violating any material Intellectual Property owned by the Company or the Company Subsidiaries, and no such claims are pending or threatened against any Person by any of the Company or the Company Subsidiaries and (iv) all Intellectual Property owned by the Company or the Company Subsidiaries is owned free and clear of all liens (other than licenses with third parties entered into in the ordinary course of business), except liens which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and except for Permitted Liens.

Section 3.17 Assets and Properties.

Section 3.17.1 Neither the Company nor any Company Subsidiary owns any real property. Except as set forth in Section 3.17 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has a valid leasehold interest in all of its leased real property (including all rights and privileges pertaining or relating thereto) free and clear of any and all liens, except for liens, defects or failures to be in full force and effect which, individually or in the aggregate, would not reasonably be expected to have a Company

Material Adverse Effect and except for Permitted Liens. Each of the foregoing real property leases (i) constitutes a legally valid and binding obligation of the Company or Company Subsidiary party thereto and assuming such lease is a legally valid and binding obligation of, and enforceable against, the other parties thereto, is enforceable against the Company or the Company Subsidiary party thereto, in each case, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding at law or in equity; and (ii) to the Company’s knowledge is a legally valid and binding obligation of the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding at law or in equity, and except, with respect to clauses (i) and (ii) above, as has not had or would not reasonably be expected to have a Company Material Adverse Effect. Except as have not had or would not reasonably be expected to have a Company Material Adverse Effect, (a) none of the Company or the Company Subsidiaries is in breach or default under any such lease and (b) to the Company’s knowledge, none of the landlords or sublandlords under any such lease is in material breach or default of its obligations under such lease. Except as has not had a Company Material Adverse Effect, the Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under each such lease. Copies of all such leases together with any amendments thereto have heretofore been made available to Parent.

Section 3.17.2 Each of the Company and the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses free and clear of any and all liens, except for liens, defects in title or failures to be in full force and effect which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and except for Permitted Liens. Such personal property and owned or leased property are in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.18 Taxes.

Section 3.18.1 The Company and each Company Subsidiary have timely filed with the appropriate taxing authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject in each case to such exceptions as would not reasonably be expected to have a Company Material Adverse Effect. All Taxes that are shown as due on such filed Tax Returns have been paid.

Section 3.18.2 Except as set forth in Section 3.18.2 of the Company Disclosure Schedule: to the knowledge of the Company, as of the date hereof (A) there are no audits or other proceedings pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary; (B) neither the Company nor any Company Subsidiary has received a written notice or announcement of any audits or proceedings, subject to such exceptions as would not reasonably be expected to have a Company Material Adverse Effect; and (C) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

Section 3.18.3 There are no Tax liens upon any property or assets of the Company or any Company Subsidiary except (i) liens for current Taxes not yet due and payable and (ii) liens for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

Section 3.18.4 Neither the Company nor any Company Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise, except with respect to sales, use or similar Tax liabilities incurred in connection with leases, contracts and commercial agreements entered into in the ordinary course of business.

Section 3.18.5 This Section 3.18 contains the sole representations and warranties of the Company with respect to Tax matters.

Section 3.19 Insurance Practices; Compliance With Laws.

Section 3.19.1 Except as would not reasonably be expected to have a Company Material Adverse Effect, all policies, binders, slips, certificates and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company Subsidiaries that are United States insurers (the “Insurance Contracts”) and any and all marketing materials, are, to the extent required under applicable Law, on forms approved by the applicable Governmental Authority which have been filed and not objected to by such Governmental Authority within the period provided for objection (the “Forms”). Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Forms comply with the insurance regulatory Laws applicable thereto and (ii) as to premium rates established by such Company Subsidiaries which are required to be filed with or approved by the applicable Governmental Authority, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the insurance regulatory Laws applicable thereto.

Section 3.19.2 The respective businesses of the Company Subsidiaries that are United States insurers are being conducted in compliance with all insurance regulatory Laws and orders of any Governmental Authority, and all notices, reports, documents and other information required to be filed thereunder since January 1, 2006 were properly filed and were in compliance with such Laws, except as set forth on Section 3.19.2 of the Company Disclosure Schedule or where failure to be so conducted, to have been so filed or to have been in such compliance would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.19.3 Except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect, each of the Company Subsidiaries that is a United States insurer has marketed, sold and issued insurance products in compliance with all applicable insurance regulatory Laws and any market conduct recommendations resulting from market conduct examinations by any Governmental Authority in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with all applicable insurance regulatory Laws relating to (i) the disclosure of the nature of insurance products as policies of insurance and (ii) the underwriting, marketing, sale and issuance of, or refusal to sell, any insurance product to insureds or potential insureds of any race, color, creed or national origin.

Section 3.19.4 This Section 13.9 contains the sole representations and warranties of the Company with respect to insurance regulatory matters.

Section 3.20 Vote Required. The affirmative vote of the holders of a majority in voting power of the outstanding shares of Company Common Stock (the “Required Company Stockholders”), is necessary to adopt this Agreement. The affirmative vote of the Required Company Stockholders is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to adopt this Agreement, and to consummate the transactions contemplated hereby.

Section 3.21 Brokers. No broker, finder or investment banker (other than Deutsche Bank Securities Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

Section 3.22 Opinion of Financial Advisor. Prior to the date hereof, the Company Board has received the opinion of Deutsche Bank Securities Inc., financial advisor to the Company Board, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

Article 4.

Representations and Warranties of Parent and Merger Sub

Except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company at or prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Parent is an inter-insurance exchange duly formed, validly existing and in good standing under the laws of the State of California. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or materially delay consummation of the Merger.

Section 4.2 Authority. Each of Parent and Merger Sub has requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by it. The execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law.

Section 4.3 No Conflict; Required Filings and Consents.

Section 4.3.1 The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not (A) conflict with or violate any provision of Parent’s organizational documents, Merger Sub’s Certificate of Incorporation or Merger Sub’s By-laws, (B) assuming that all consents, approvals, authorizations and permits described in Section 4.3.2(A) have been obtained and all filings and notifications described in Section 4.3.2(A) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or (C) require any consent or approval under, result in any breach of, or any loss of or any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, Parent Permit or other legally binding obligation to which Parent, Merger Sub or any Parent Subsidiary is party, except, as to clauses (B) and (C), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which has not or would not reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or materially delay consummation of the Merger.

Section 4.3.2 The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (A) as may be required under the Exchange Act and the HSR Act and the filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or materially delay consummation of the Merger.

Section 4.4 Disclosure Documents.

Section 4.4.1 The Proxy Statement or any Other Filing, or amendments or supplements thereto, that the Company is responsible for filing, insofar as it reflects information supplied by Parent or Merger Sub for use therein, at (A) the time the Proxy Statement or Other Filing (or any amendment thereof or supplement thereto) is first made publicly available to the stockholders of the Company, and (B) the time of the Company Stockholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.4.2 The representations and warranties contained in this Section 4.4 will not apply to failure of any Other Filing to comply as to form as a result of, or statements or omissions included in any Other Filings based upon, information supplied to Parent or Merger Sub by the Company.

Section 4.5 Litigation. There is no suit, claim, action or proceeding pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, is there any investigation pending, in each case, against Parent or any Parent Subsidiary, and none of Parent or any Parent Subsidiary is subject to any outstanding order, writ, injunction or decree, in each case, which has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6 Ownership of Merger Sub; No Prior Activities.

Section 4.6.1 Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

Section 4.6.2 All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other Equity Interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other Equity Interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

Section 4.6.3 Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 4.7 Vote Required. No vote of the holders of any class or series of capital stock or other Equity Interests of Parent is necessary to adopt this Agreement, or to consummate the transactions contemplated hereby.

Section 4.8 Brokers. No broker, finder or investment banker (other than Cochran Caronia Waller) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent.

Section 4.9 No Financing. As of the Closing, Parent shall have available cash sufficient from its statutory surplus to enable Parent to pay the Merger Consideration and to consummate the transactions contemplated by this Agreement. Parent is not required to cause any Parent Subsidiary to pay it a dividend in order to fund the Merger Consideration.

Section 4.10 Management Arrangements. As of the date hereof, none of Parent, Merger Sub nor any of their affiliates has entered into any contract, agreement, arrangement or understanding with any of the officers or directors of the Company that is currently in effect or that would become effective in the future (upon consummation of the Merger or otherwise) and has not been disclosed.

Section 4.11 Ownership of Company Common Stock. None of Parent, Merger Sub nor any Parent Subsidiary is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. None of Parent, Merger Sub nor any Parent Subsidiary owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

Section 4.12 Investigation by Parent; Limitation on Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company and the Company Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to personnel, properties, premises and records of the Company and the Company Subsidiaries for such purposes. In entering into this Agreement, except as expressly provided herein, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and the Company Subsidiaries.

Article 5.

Covenants

Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly permitted or contemplated by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of the NYSE, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), the Company will, and will cause each Company Subsidiary to, (A) conduct its operations in the ordinary course of business substantially consistent with past practice (including with respect to underwriting matters, except that the Company and the Company Subsidiaries may make changes in underwriting matters or reduce prices in response to competitive activities by Parent or the Parent Subsidiaries or otherwise arising from announcement of the transactions contemplated hereby), (B) use its commercially reasonable efforts to maintain its relationships with officers, key employees and customers and to renew policies with current insureds and (C) use its commercially reasonable efforts to preserve intact its business organization and goodwill. Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly permitted or contemplated by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of the NYSE, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

Section 5.1.1 amend its certificate of incorporation or by-laws or equivalent organizational documents (other than as necessary to make shares of Company Common Stock eligible to participate in a direct registration program);

Section 5.1.2 except as set forth on Section 5.1.2 of the Company Disclosure Schedule (A) issue or authorize the issuance of any shares of capital stock of, or other Equity Interests in, the Company or any

Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any Company Subsidiary, other than the issuance of Company Common Stock upon the exercise of Company Options outstanding on the date hereof or the settlement of any deferred stock awards outstanding on the date hereof or granted or sold in the ordinary course of business pursuant to existing plans or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company or any Company Subsidiary, except in the ordinary course of business substantially consistent with past practice;

Section 5.1.3 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or, subject to Section 5.6, enter into any agreement with respect to the voting of its capital stock;

Section 5.1.4 other than in the case of Company Subsidiaries and other than cashless exercises of Company Options or repurchases of Company Deferred Stock or Company Restricted Stock or in connection with investment management in the ordinary course of business, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

Section 5.1.5 acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or all or substantially all of the assets of any person, other than in connection with investment management in the ordinary course of business;

Section 5.1.6 make any material change in accounting policies or procedures (including making any material change in actuarial policies or procedures or ceasing to use a third party consulting actuary), other than in the ordinary course of business substantially consistent with past practice or except as required by GAAP, Statutory Accounting Practices, applicable Law or a Governmental Authority;

Section 5.1.7 (i) make, change or revoke any material election in respect of Taxes, (ii) adopt or change any material accounting method in respect of Taxes, (iii) enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, (iv) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes or (v) surrender any right to claim a material refund of Taxes;

Section 5.1.8 enter into, amend, renew or exercise any option to terminate or extend, in each case in any material respect, any material real estate lease (as lessor or lessee) other than as described on Section 5.1.8 of the Company Disclosure Schedule; enter into, amend or terminate, in each case in any material respect, any Company Material Contract to which it is a party or by or to which it or its assets, properties or business are bound or subject, except as otherwise permitted by this Section 5.1 or in the ordinary course of business substantially consistent with past practice (it being understood that correspondence regarding interpretation of such contracts or claims handling activities by any party to such contracts in the ordinary course of business or the reservation of rights under such contracts do not constitute an amendment or termination for purposes of this Section 5.1.8); or enter into or amend any change in control or indemnification agreement with any director or officer of the Company (other than a new director appointed or elected after the date hereof or a new hire under Section 5.1.16(C)) or any Company Material Contract pursuant to which it agrees to refrain from competing with any third party (other than confidentiality agreements or licenses of Intellectual Property);

Section 5.1.9 other than as required by any judgment, order or arbitral award, enter into any agreement relating to the commutation of any assumed reinsurance program or assumed reinsurance treaty existing on the date hereof, except for (i) individual commutations where the aggregate settlement amount (net of applicable recoverables from reinsurance) exceeds the related reserves held with respect to such program or treaty (net of applicable recoverables from reinsurance) as of June 30, 2007 by not more than $500,000 (other than with respect to the assumed reinsurance program identified on Section 5.1.9 of the Company Disclosure Schedule, which excess shall not be more than $1,500,000) and (ii) aggregate commutations where the aggregate settlement amount (net of applicable recoverables from reinsurance) exceeds the related reserves held with respect to such program or treaty (net of applicable recoverables from reinsurance) as of June 30, 2007 by not more than $5,000,000 in the aggregate;

Section 5.1.10 renew its ceded reinsurance program other than in the ordinary course of business substantially consistent with past practice;

Section 5.1.11 make any capital expenditures or commitment for any capital expenditures in excess of $500,000 in the aggregate (other than pursuant to budgeted amounts in the ordinary course of business);

Section 5.1.12 settle any Action or threatened Action, except in the ordinary course of business substantially consistent with past practice and except for any such Actions that would not reasonably be expected to have a Company Material Adverse Effect;

Section 5.1.13 incur any material indebtedness for money borrowed in excess of $5,000,000 in the aggregate, except for borrowings under existing lines of credit and refinancings of existing indebtedness and existing lines of credit;

Section 5.1.14 enter into any material line of business other than (a) providing medical malpractice insurance and related liability insurance products (including directors and officers liability insurance for healthcare entities, errors and omissions coverage for managed care organizations, billing errors and omissions coverage for the medical profession and professional excess liability insurance) to physicians, oral surgeons, healthcare facilities and others engaged in the healthcare industry in Arizona, California and Delaware (hospital and dental liability insurance being specifically excluded from the permitted lines of business under this Section 5.1.14(a)); and (b) other existing lines of business in run-off;

Section 5.1.15 make any material loan or advance to, guarantee any material indebtedness for money borrowed of, or otherwise incur such material indebtedness on behalf of, any third party, in each case, except for obligations of any Company Subsidiary and other than in the ordinary course of business substantially consistent with past practice;

Section 5.1.16 except as described on Section 5.1.16 of the Company Disclosure Schedule (i) grant or pay any increase, or announce or promise any increase, in the wages, salaries, compensation, bonuses, incentives, severance, pension or other direct or indirect compensation or benefits payable to any of its employees, officers, directors, agents or consultants (other than legal counsel, investment bankers, actuaries and accountants), including, without limitation, any increase or change pursuant to any Company Benefit Plan, or (ii) establish or increase or promise to increase any benefits under any Company Benefit Plan, in either case except (A) as required by the terms of any Company Benefit Plan in existence on the date hereof, or any law, rule or regulation, (B) involving ordinary increases substantially consistent with past practice or (C) in connection with the hiring of an individual to replace any existing executive officer of the Company the base salary of whom is not in excess of 150% of the base salary of the executive officer whom such individual replaces (and in any case provided that the Company shall be permitted to amend any existing Company Benefit Plans to bring them into compliance with or to secure an exemption from Section 409A of the Code);

Section 5.1.17 fail to timely file any Company SEC Filing other than (i) any report filed after the applicable deadline in accordance with Rule 12b-25 of the Exchange Act, which has been filed within the time period prescribed by that rule; and (ii) with respect to any matter that is required to reported solely pursuant to

Item 1.01, 1.02, 2.03, 2.04, 2.05, 2.06, 4.02(a) or 5.02(e) of Form 8-K and which is reported in the next periodic report on Form 10-Q or Form 10-K required to be filed after the event giving rise to the requirement to report under such item; or

Section 5.1.18 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.2 Cooperation. The Company and Parent shall coordinate and cooperate in connection with (A) the preparation of the Proxy Statement and any Other Filings, including, without limitation, responding to comments made by the SEC with respect thereto, (B) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger; and (C) seeking to obtain any such actions, consents, approvals or waivers or making any such filings required in connection therewith or with the Proxy Statement or any Other Filings; provided, however, that except as expressly provided in Article 6, no such actions, consents, approvals, waivers or filings shall constitute conditions to Closing. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts (i) to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act promptly after the Effective Time; and (ii) to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part to enable Parent to terminate each of the LOC Agreements promptly after the Effective Time.

Section 5.3 Proxy Statement.

Section 5.3.1 As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). In addition, the Company shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. The Company will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement and any Other Filings. Each of the Company and Parent shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement and any Other Filings. As promptly as reasonably practicable, the Company shall mail the Proxy Statement to its stockholders. Subject to Section 5.6 hereof, the Proxy Statement shall include the recommendation of the Company Board that adoption of this Agreement by the Company’s stockholders is advisable and that the Company Board has determined that the Merger is fair to and in the best interests of the Company’s stockholders (the “Company Recommendation”). Subject to applicable Law, the Company shall provide Parent with the opportunity to review the Proxy Statement and any Other Filings that relate to the transactions contemplated hereby and consider any comments Parent has on such filings in good faith prior to the filing thereof with the SEC (other than any Other Filing announcing any action taken by the Company pursuant to, or as permitted by, Section 5.6 hereof).

Section 5.3.2 Subject to Section 5.6 hereof and other than pursuant to Rule 425 of the Securities Act or Rule 14a-12 of the Exchange Act with respect to releases made in compliance with Section 5.9 of this Agreement, no amendment or supplement to the Proxy Statement or any Other Filings, nor any response to any comments or inquiry from the SEC, will be made by the Company or Parent without the approval of the other party, which approval shall not be unreasonably withheld or delayed. The Company and Parent each will advise the other promptly after it receives notice of any request by the SEC for amendment of the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

Section 5.3.3 Parent shall promptly inform the Company if, at any time prior to the Effective Time, any event or circumstance relating to Parent, any Parent Subsidiary or Merger Sub, or any of their respective officers or directors, should be discovered by Parent that is required to be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing. The Company shall promptly inform Parent if, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or any of their respective officers or directors, should be discovered by the Company that is required to be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing.

Section 5.4 Company Stockholders’ Meeting; Consent of Parent as Sole Stockholder of Merger Sub.

Section 5.4.1 The Company shall call and hold a meeting of its stockholders (including any adjournments thereof, the “Company Stockholders’ Meeting”) as promptly as reasonably practicable after January 31, 2008 for the purpose of voting upon the adoption of this Agreement. Notwithstanding anything to the contrary in the preceding sentence, at any time prior to the Company Stockholders’ Meeting and subject to compliance with Section 5.6, the Company may adjourn or postpone the Company Stockholders’ Meeting in response to an Acquisition Proposal if the Company Board determines that there is a reasonable likelihood that such Acquisition Proposal could lead to a Superior Proposal.

Section 5.4.2 Parent, as sole stockholder of Merger Sub, shall prepare, execute and deliver to Merger Sub, a copy of which shall be provided to the Company, a written consent to adopt this Agreement within one (1) Business Day after the date hereof. Parent will take all action necessary (i) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (ii) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or activities or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

Section 5.5 Access to Information; Confidentiality.

Section 5.5.1 Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party, and subject to applicable Law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to: (A) provide to Parent and Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives”), upon reasonable prior notice to the Company, reasonable access during normal business hours to the officers of the Company and the Company Subsidiaries and to the books and records thereof; and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or the Parent Representatives may reasonably request; provided, however, that any such access shall be conducted at a reasonable time, upon reasonable advance notice to the Company and in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary; provided further, that the Company shall not be required to (or cause any Company Subsidiary to) so afford such access or furnish such information to the extent that doing so would result in the loss of attorney-client privilege; provided, further, however, that the Company shall in no case be required to furnish competitively sensitive information, such as the identity of insureds or the pricing of individual policies.

Section 5.5.2 With respect to the information disclosed pursuant to Section 5.5.1, the parties shall comply with, and cause their respective representatives to comply with, all of their obligations under the letter agreement, dated as of June 7, 2007, entered into by the Company and Parent (as has been or may be amended from time to time, the “Confidentiality Agreement”).

Section 5.5.3 The Company shall request its independent actuarial firm (the “Independent Actuary”) (a) to prepare a summary of the net loss and loss adjustment expense reserves on a statutory basis for all of the business segments of SCPIE Indemnity Company, American Healthcare Indemnity Company and American Healthcare Specialty Insurance Company (a “Reserves Summary”) as of September 30, 2007 and December 31, 2007; and (b) to deliver each such Reserves Summary to Parent promptly after it is completed. A form of Reserves Summary as of December 31, 2006 is included in Section 5.5.3 of the Company Disclosure Schedule. If the Effective Time shall not have occurred prior to March 31, 2008, then, at Parent’s election, the Company shall promptly request the Independent Actuary (i) to prepare a Reserves Summary as of such date and as of the end of any subsequent calendar quarter that is completed prior to the Effective Time and (ii) to deliver each such Reserves Summary to Parent as promptly as reasonably practicable after it is completed. If Parent so elects for the Company to request a Reserves Summary as of the end of any quarter ending on or after March 31, 2008, then it shall do so by delivering to the Company written notice of its election at least ten Business Days prior to the end of such quarter. The Company shall reasonably cooperate with the Independent Actuary in preparation of the Reserves Summaries, including, without limitation, by providing information reasonably requested by the Independent Actuary relating to the Company’s reserves. Parent shall reimburse the Company for any fees and costs it is required to pay to the Independent Actuary with respect to each of the Reserves Summaries prepared pursuant to this Section 5.5.3 (other than the Reserves Summary as of December 31, 2007) in an amount not to exceed $50,000 (with respect to the assumed reinsurance portion of the Reserves Summary as of September 30, 2007) and $150,000 (with respect to each Reserves Summary as of any quarter ending on or after March 31, 2008). The Company shall promptly deliver to Parent a copy of any invoice it receives from the Independent Actuary including fees and expenses Parent is required to reimburse to the Company. Within five Business Days after receipt thereof, Parent shall pay the Company all invoiced but unpaid amounts it is required to reimburse by wire transfer in immediately available funds to an account designated by the Company. Notwithstanding anything to the contrary in this Agreement, so long as the Company has complied with its obligations under this Section 5.5.3, it shall not be deemed to have violated or failed to comply with any agreement or covenant required by this Agreement by virtue of any delay or failure by the Independent Actuary to deliver any Reserves Summary.

Section 5.6 Acquisition Proposals

Section 5.6.1 Subject to Section 5.6.2, from the date hereof until the Effective Time, the Company agrees that it shall not, and shall not authorize any Company Subsidiary or any of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Company Representatives”) to, directly or indirectly, take any action to (A) solicit, initiate or knowingly encourage any Acquisition Proposal, (B) participate in any way in discussions or negotiations with, or furnish any non-public information to, any person that has made an Acquisition Proposal, (C) withdraw or modify the Company Recommendation in a manner adverse to Parent, (D) other than the Merger, approve or recommend any Acquisition Proposal, or (E) enter into any agreement or letter of intent with respect to any Acquisition Proposal. Subject to Section 5.6.2, on the date hereof, the Company shall immediately cease and cause to be terminated any negotiations with any person conducted theretofore by the Company, the Company Subsidiaries or any Company Representative with respect to any Acquisition Proposal, and shall use its (and will cause the Company Representatives to use their) reasonable best efforts to require other parties thereto to promptly return or destroy in accordance with the terms of such agreement any confidential information previously furnished by the Company, the Company Subsidiaries or the Company Representatives thereunder.

Section 5.6.2 Notwithstanding anything to the contrary contained in Section 5.6.1, at any time prior to the adoption of this Agreement by the Required Company Stockholders, so long as the Company is not in breach of Section 5.6.1(A), the Company shall be permitted to:

(i) take, and disclose to the Company’s stockholders, a position with respect to any tender or exchange offer by a third party or amend or withdraw such a position in accordance with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act;

(ii) if the Company has received an Acquisition Proposal from a third party and the Company Board determines that such Acquisition Proposal constitutes a Superior Proposal, effect a change in the Company Recommendation or enter into an agreement with respect to such Acquisition Proposal;

(iii) effect a change in the Company Recommendation if the Company Board determines that failure to do so would be inconsistent with its fiduciary duties under applicable Law; or

(iv) participate in any discussions or negotiations with, or provide any non-public information to, any person in response to an Acquisition Proposal by any such person, if the Company Board determines that there is a reasonable likelihood that such Acquisition Proposal would lead to a Superior Proposal; provided, that the Company shall notify Parent in writing of such determination and its intention to participate in discussions or negotiations with, or provide non-public information to, any person in response to an Acquisition Proposal;

provided, however, that with respect to the foregoing the Company Board shall not take any action until after the third Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to take such action, including (if such proposed action is in connection with receipt of a Superior Proposal) the material terms and conditions of such Superior Proposal (it being understood and agreed that, prior to taking any such action, the Company shall discuss with Parent and consider in good faith any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise).

Section 5.7 Appropriate Action; Consents; Filings.

Section 5.7.1 Subject to Section 5.6, each of the Company and Parent shall use reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable, (B) obtain from Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Authority (including, without limitation, those in connection with Antitrust Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated herein, (C) make or cause to be made the applications or filings required to be made by Parent or the Company or any of their respective Subsidiaries under or with respect to the HSR Act or any other Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated herein, and to pay any fees due of it in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within ten Business Days after the date hereof, (D) comply at the earliest practicable date with any request under or with respect to the HSR Act and any such other Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with such applications or filings or the Merger and the other transactions contemplated by this Agreement and (E) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested in connection with, making (1) any filing under or with respect to the HSR Act or any such other Laws, and (2) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Authority. Each of the Company and Parent shall, and shall cause their respective affiliates to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Merger or other transactions contemplated by this Agreement. Each of the Company and Parent shall promptly inform the other of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of, and the opportunity to participate in, such meeting. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

Section 5.7.2 Within 10 Business Days following the date of this Agreement, Parent shall, at its own expense, make all reasonably necessary filings with state insurance regulatory authorities and applicable insurance Laws (the “Applicable Insurance Laws”), including, without limitation, (i) the filing with the California Department of Insurance of a Form A Information Statement (“Form A”) pursuant to California

Insurance Code § 1215 et seq. with respect to SCPIE Indemnity Company, (ii) the filing with the California Department of Insurance of a Form A pursuant to California Insurance Code § 1215 et seq. with respect to American Healthcare Indemnity Company, (iii) the filing with the Delaware Department of Insurance of a Form A pursuant to Delaware Code Annotated title 18, § 5001 et seq. with respect to American Healthcare Indemnity Company, (iv) the filing with the Arkansas Insurance Department of a Form A pursuant to Arkansas Code Annotated § 23-63-501 et seq. with respect to American Healthcare Specialty Insurance Company and (v) if required, the filing with the Arizona Department of Insurance of a Form E pre-acquisition notification pursuant to Arizona Revised Statutes § 20-481.25 with respect to American Healthcare Indemnity Company, in order to obtain the necessary authorizations, approvals and consents in order to consummate the transactions contemplated hereby. In connection therewith, the parties shall use their respective reasonable best efforts to promptly resolve any objections and respond to any inquiries that may arise in connection with any such filings.

Section 5.7.3 The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any third party consents necessary, proper or advisable to consummate the transactions contemplated in this Agreement; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Merger and seeking any such actions, consents, approvals or waivers; provided further, that except as expressly provided in Article 6, no such actions, consents, approvals or waivers shall constitute conditions to Closing. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.7.3, such party shall use reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to mitigate any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

Section 5.7.4 From the date of this Agreement until the Effective Time, each of Parent and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Parent or the Company (as the case may be), threatened action, suit or other proceeding or investigation by any Governmental Authority or any other Person (A) challenging or seeking material damages in connection with the Merger or the other transactions contemplated by this Agreement or (B) seeking to restrain or prohibit the consummation of the Merger.

Section 5.7.5 Each of the Company and Parent shall, and shall cause their respective affiliates to, use their best efforts to (A) cause the expiration of the notice periods under or with respect to the HSR Act and any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable after the execution of this Agreement and (B) resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Merger or other transactions contemplated by this Agreement. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the transaction contemplated by this Agreement as violative of any Law, each of the Company and Parent shall, and shall cause their respective affiliates to, cooperate and use their best efforts to contest and resist, except insofar as the Company and Parent may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or other transactions contemplated by this Agreement.

Section 5.7.6 Subject to Section 5.1, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.8 Certain Notices. From and after the date of this Agreement until the Effective Time, each party shall promptly notify the other party of the occurrence, or non-occurrence, of any event that would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 5.9 Public Announcements. Parent and the Company shall, as promptly as practicable on the first Business Day following the date of this Agreement, with respect to the transactions contemplated by this Agreement, including the Merger (or if this Agreement is executed on a Business Day, such Business Day), issue a mutually agreed press release. In connection with press releases or public statements with respect to the transactions contemplated by this Agreement, including the Merger, other than any press release by the Company to announce action taken by the Company pursuant to, or as permitted by, Section 5.6 hereof, Parent and the Company shall coordinate and consult with each other before issuing, and give each other the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, such press releases or public statements. Parent and the Company shall not issue any such press release (other than any press release by the Company to announce action taken by the Company pursuant to, or as permitted by, Section 5.6 hereof) or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or any listing agreement; provided that Parent and the Company shall coordinate and consult with respect to the timing, basis and scope of such disclosure requirement.

Section 5.10 Employee Benefit Matters.

Section 5.10.1 With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any Parent Subsidiary (collectively, “Parent Benefit Plans”) in which any director, officer or employee of the Company or any Company Subsidiary (the “Company Employees”) will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or a Company Subsidiary, as the case may be, for purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant in any Parent Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time, other than benefit accruals under a defined benefit pension plan. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by Law, any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) that are treated as dispositions under such rule and result from the Merger or other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 5.10.2 From and after the Effective Time, the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, will, and Parent will cause the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, to honor, in accordance with their terms without amendment, all individual employment, deferred compensation, severance and change of control agreements, plans or policies between the Company or any Company Subsidiary and any current or former director, officer or employee of the Company or any Company Subsidiary, including, without limitation, bonuses, incentives or deferred compensation, in existence on the date hereof. Parent acknowledges that consummation of the Merger shall constitute a “Change of Control” as defined in such agreements, plans of policies.

Section 5.10.3 From and after the Effective Time, the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, will, and Parent will cause the Company, the Surviving Corporation or any Parent Subsidiary to, provide or pay when due to any current or former director, officer or employee of the Company or any Company Subsidiary, all benefits and compensation pursuant to the Company Benefit Plans or any other compensatory programs and arrangements of the Company or any Company Subsidiary in effect on the date hereof earned or accrued through, and to which such individuals are entitled as of, the Effective Time (or such later time as such Company Benefit Plans as in effect at the Effective Time are terminated or canceled by the Surviving Corporation subject to compliance with this Section 5.10).

Section 5.10.4 For a period ending two (2) years after the Effective Time, the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, will, and Parent will cause the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, to, provide to the Company Employees benefits and compensation that are no less favorable in the aggregate to such persons than those provided to similarly situated employees of Parent (with titles and responsibilities of the Company Employees in effect immediately prior to the Effective Time taken into account in order to determine the employees of Parent to whom such employees are similarly situated).

Section 5.10.5 Nothing in this Agreement shall require the continued employment of any person, and, except as set forth in this Section 5.10, no provision of this Agreement shall prevent Parent or Surviving Corporation from amending or terminating any Company Benefit Plan.

Section 5.11 Indemnification of Directors and Officers.

Section 5.11.1 For not less than six years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers, employees and agents of the Company (“Covered Persons”) to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Certificate, the Company By-laws and indemnification agreements, if any, in existence on the date of this Agreement with any Covered Persons for acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Each Covered Person shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder, provided that any person to whom expenses are advanced undertakes, to the extent required by the DGCL, to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Person with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.11 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

Section 5.11.2 For not less than six years from and after the Effective Time, the Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons than are currently set forth in the Company Certificate and the Company By-laws. Any indemnification agreements with Covered Persons in existence on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without any further action, and shall survive the Merger and continue in full force and effect in accordance with their terms.

Section 5.11.3 For six years from the Effective Time, the Surviving Corporation shall provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring on or before the Effective Time (“D&O Insurance”) that is no less favorable than the Company’s existing policies in effect as of the date of this Agreement (the “Existing Policies”). The Surviving Corporation shall be required to purchase the maximum “run-off coverage” available under the Existing Policies; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such “run-off” coverage in excess of 300% of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount. If such maximum “run-off” coverage does not extend fully to the required six year period, the Surviving Corporation shall first seek the additional coverage from the Company’s insurers under the Existing Policies prior to seeking such additional coverage from any other insurers. The provisions of the immediately preceding sentences shall be deemed to have been satisfied if prepaid policies have been obtained by Parent or the Company at or prior to the Effective Time for purposes of this Section 5.11.3, which policies provide such directors and officers with coverage no less favorable than the

Existing Policies for an aggregate period of at least six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in connection with the approval of this Agreement and the transactions contemplated hereby. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

Section 5.11.4 In the event Parent or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.11.

Section 5.11.5 The obligations under this Section 5.11 shall not be terminated or modified in such a manner as to affect adversely any Covered Person without the consent of such affected Covered Person. The provisions of this Section 5.11 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Covered Persons and their respective successors, heirs and personal representatives.

Section 5.12 Certain Tax Matters. At or prior to the Closing, the Company shall have delivered to Parent a certificate complying with the Code, in form and substance reasonably satisfactory to Parent, duly executed and acknowledged, certifying that shares of Company Common Stock are not “United States real property interests” for purposes of Section 1445 of the Code.

Article 6.

Closing Conditions

Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 7.4 and applicable Law:

Section 6.1.1 Stockholder Approval. This Agreement shall have been adopted by the Required Company Stockholders.

Section 6.1.2 No Order. No court of competent jurisdiction or other Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; provided, however, that the condition in this Section 6.1.2 shall not be available to any party whose failure to fulfill its obligations pursuant to Sections 5.2 or 5.7 has been the primary cause of, or has primarily resulted in, such order, decree, judgment, injunction or other ruling.

Section 6.1.3 Insurance Consents. Parent shall have obtained and shall have delivered to the Company (i) the written approval of the Form A issued by the California Department of Insurance with respect to SCPIE Indemnity Company, (ii) the written approval of the Form A issued by the California Department of Insurance with respect to American Healthcare Indemnity Company, (iii) the written approval of the Form A issued by the Delaware Department of Insurance with respect to American Healthcare Indemnity Company, (iv) the written approval of the Form A issued by the Arkansas Insurance Department with respect to American Healthcare Specialty Insurance Company and (v) if required, the written approval of the Form E issued by the Arizona Insurance Department with respect to American Healthcare Indemnity Company.

Section 6.1.4 HSR Act. Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 7.4 and applicable Law:

Section 6.2.1 Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date that are qualified as to materiality need only be true and correct as of such date and those not so qualified shall be true and correct in all material respects on and as of such date); provided, however, that, except with regard to the representations and warranties of the Company set forth in Section 3.3, which shall not be subject to the following proviso, the condition in this Section 6.2.1 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct, without giving effect to any qualifications as to materiality contained in any specific representation and warranty, has not had a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

Section 6.2.2 Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; provided, however, in the event of any failure to perform or comply with Section 5.1, the condition in this Section 6.2.2 shall be deemed to be satisfied so long as the failure to perform or comply with Section 5.1 has not had a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

Section 6.2.3 Company Material Adverse Effect. Since the date of this Agreement, no change, event or circumstance shall have occurred that has had a Company Material Adverse Effect that is continuing.

Section 6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 7.4 and applicable Law:

Section 6.3.1 Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date that are qualified as to materiality need only be true and correct as of such date and those not so qualified shall be true and correct in all material respects on and as of such date); provided, however, that the condition in this Section 6.3.1 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct, without giving effect to any qualifications as to materiality contained in any specific representation or warranty, has not had a Parent Material Adverse Effect and would not otherwise prevent or materially delay consummation of the Merger; provided further, however, that notwithstanding the foregoing, Parent’s and Merger Sub’s representations and warranties contained in Section 4.9 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

Section 6.3.2 Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

Section 6.3.3 Closing Payments. Parent will make (or cause to be made) the payments required to be made pursuant to Article 2.

Article 7.

Termination, Amendment and Waiver

Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

Section 7.1.1 By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

Section 7.1.2 (A) By the Company at any time on or after October 15, 2008 if the Merger shall have not been consummated prior to such date; or (B) by the Company or Parent if the Merger shall not have been consummated prior to October 15, 2008, provided that for purposes of clause (B) such date shall be extended to April 15, 2009 in the event all conditions to effect the Merger other than those set forth in Section 6.1.2 (No Order), (to the extent that the order, judgment, decree, injunction or ruling relates to a violation or alleged violation of Antitrust Laws or Applicable Insurance Laws), Section 6.1.3 (Insurance Consents) and Section 6.1.4 (HSR Act) (together, the “Specified Conditions”) have been or are capable of being satisfied at the time of such extension (such date, as it may be so extended pursuant to clause (B), shall be referred to herein as the “Outside Date”); provided further, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose breach of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to occur on or before such date.

Section 7.1.3 By either the Company or Parent if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1.3 shall not be available to any party whose breach of this Agreement has been the primary cause of, or primarily resulted in, any such order, decree, ruling or other action, including, without limitation, such party’s obligation to use its reasonable best efforts to resist, resolve or lift, as applicable, any such order, decree, ruling or other action;

Section 7.1.4 By either Parent or the Company if the adoption of this Agreement by the Required Company Stockholders shall not have been obtained at the Company Stockholders’ Meeting at which a vote on this Agreement is taken by reason of the failure to obtain the required vote;

Section 7.1.5 By Parent if (A) the Company Board shall have withdrawn or adversely modified the Company Recommendation, or (B) the Company Board shall have recommended to the Company’s stockholders that they approve or accept an Acquisition Proposal other than the Merger;

Section 7.1.6 By the Company, subject to compliance with Section 5.6, if the Company accepts a Superior Proposal (with such termination becoming effective on the earlier to occur of (A) the Company notifying the Parent that the Company is exercising its termination right under this Section 7.1.6, which notification shall be made promptly upon the Company accepting a Superior Proposal or (B) upon the Company entering into a binding written agreement with respect to such Superior Proposal);

Section 7.1.7 By Parent, if (A) any representation or warranty of the Company set forth in this Agreement shall have become untrue or the Company has breached any covenant or agreement of the Company set forth in this Agreement, (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date, and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied; and

Section 7.1.8 By the Company, if (A) any representation or warranty of Parent or Merger Sub set forth in this Agreement shall have become untrue or Parent or Merger Sub has breached any covenant or agreement of Parent or Merger Sub set forth in this Agreement, (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date, and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.3.1 or Section 6.3.2 not to be satisfied.

Section 7.2 Effect of Termination.

Section 7.2.1 Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors except (A) with respect to Section 5.5.2, Section 5.9, this Section 7.2 and Article 8 and (B) subject to Section 7.2.2.1 and Section 7.2.2.2, each party shall have the right to recover to the fullest extent permitted by applicable Law any liabilities or damages incurred or suffered by it as a result of the material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement (including, in the case that the Company is the recovering party, a material breach by Parent of any of its representations and warranties set forth in Section 4.9, or its covenants and other agreements to pay the Merger Consideration as set forth herein).

Section 7.2.2 Termination Fee.

Section 7.2.2.1 In the event that this Agreement is terminated by the Company pursuant to Section 7.1.6, then the Company shall pay Parent the Termination Fee within three (3) Business Days after such termination is effective, which shall be the sole and exclusive remedy of the Parent in the event of such a termination.

Section 7.2.2.2 In the event that (A) this Agreement is terminated by Parent pursuant to Section 7.1.5 and (B) an Acquisition Proposal had been publicly announced prior to the occurrence of the events giving rise to Parent’s right to terminate pursuant to Section 7.1.5 and not withdrawn prior to the date of such termination, then the Company shall pay Parent, an amount equal to the Termination Fee, within three (3) Business Days after the consummation of such Acquisition Proposal, which shall be the sole and exclusive remedy of the Parent in the event of such a termination.

Section 7.2.2.3 In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.1.2(B) as a result of the failure to satisfy the Specified Conditions and provided that on the date this Agreement is terminated (i) the vote of the Required Company Stockholders to adopt this Agreement has been obtained, (ii) no Company Material Adverse Effect shall have occurred and be continuing and (iii) the conditions in Sections 6.2.1 and 6.2.2 are still capable of being satisfied, then Parent shall pay the Company, within three (3) Business Days after such termination, an amount equal to the Termination Fee, which, subject to Parent complying with its obligations under Section 5.7, shall be the sole and exclusive remedy of the Company in the event of such a termination.

Section 7.2.3 All Payments. All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

Section 7.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.4 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (A) extend the time for the performance of any of the obligations or other acts of the other, (B) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (C) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article 8.

General Provisions

Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties to the extent its terms contemplate performance after the Effective Time, but any other covenants and agreements shall not survive the Effective Time.

Section 8.2 Fees and Expenses. Subject to Section 7.2 of this Agreement, or as otherwise expressly contemplated by this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

Section 8.3 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon electronic confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

The Doctors Company
185 Greenwood Road
Napa, California 94558-0900
Facsimile: (707) 226-0370
Attention: General Counsel

with a copy to:
Thelen Reid Brown Raysman & Steiner LLP
101 Second Street, Suite 1800
San Francisco, California 94105
Tel: 415.369.7009
Fax: 415.369.8705
Attention: Philip W. Peters, Esq.
Marc A. Greendorfer, Esq.

If to the Company, addressed to it at:

SCPIE Holdings Inc.
1888 Century Park East
Suite 800
Los Angeles, California 90067

with copies to:

Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, California 90071
Tel: 213.485.1234
Fax: 213.891.8763
Attention: Milton A. Miller, Esq.
Julian T.H. Kleindorfer, Esq.

Section 8.4 Certain Definitions. For purposes of this Agreement, the term:

“Action” means any action, claim, prosecution, investigation, suit, litigation, grievance, arbitration or other proceedings, whether civil, criminal or administrative, at Law or in equity, by or before any Governmental Authority.

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“Acquisition Proposal” means any bona fide offer or proposal concerning any (A) merger, consolidation, business combination, or similar transaction involving the Company, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any Company Subsidiary representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) Equity Interests representing 20% or more of the voting power of the Company or (D) transaction in which any person or group shall acquire beneficial ownership, or the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of the Company or (E) any combination of the foregoing (other than the Merger), as the same may be amended or revised from time to time.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other applicable competition, merger control, antitrust, trade regulation or similar transnational, national, federal or state, domestic or foreign Laws, and other Laws and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Book-Entry Shares” shall mean shares of Company Common Stock evidenced in book-entry form on the records of the Company, or the Company’s transfer agent on behalf of the Company, immediately prior to the Effective Time.

“Business Day” shall mean any day other than a day on which the SEC shall be closed.

“Certificate” shall mean, with respect to shares of Company Common Stock, certificates that, immediately prior to the Effective Time, represented any such shares.

“Company Insurance Subsidiaries” mean, collectively, SCPIE Indemnity Company, American Healthcare Indemnity Company and American Healthcare Specialty Insurance Company.

“Company Material Adverse Effect” means any change or event that has a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement, pendency or consummation of the Merger or the transactions contemplated hereby, including without limitation, any rating agency downgrade of the Company resulting therefrom; (B) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting any of the industries in which the Company participates, the U.S. economy or financial markets, except to the extent the Company or the Company Subsidiaries, taken as a whole, are disproportionately affected thereby; (C) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which Parent has expressly consented; (D) changes in Laws after the date hereof; (E) changes in GAAP after the date hereof; (F) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement and prior to Closing (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether this has been a Company Material Adverse Effect if such facts and circumstances are not otherwise included in clauses (A)-(E) of the definition); (G) a decline in the price of the Company Common Stock on the NYSE or any other trading market (but not any change, event or circumstance that may be underlying such decline to the extent such change, event or circumstance would otherwise constitute a Company Material Adverse Effect); (H) any loss of customers or business by the Company or the Company Subsidiaries to Parent or the Parent Subsidiaries; (I) any adverse change, effect, event, occurrence, state of facts or development disclosed on Section 8.4(a) of the Company Disclosure Schedule; (J) any decline in Company Stockholders’ Equity to an amount not less than $198,061,200; or (K) any decline in the Company Premiums Written Percentage to not less than 85%; provided, further, that the occurrence of any of the following shall be deemed in itself, presumptively and without reference to any other measure, to constitute a Company Material Adverse Effect: (i) a decline in Company Stockholders’ Equity to an amount less than $198,061,200; or (ii) a decline in Company Premiums Written Percentage to less than 85%.

“Company Premiums Written” means, for any period, the aggregate amount of the Company Insurance Subsidiaries’ gross premiums written on a combined statutory basis as reflected in the Company’s monthly internal written premium reports for each completed whole month in such period. For purposes of calculating Company Premiums Written for any period commencing on November 1, 2007, the Company shall receive a credit for each Lost Insured in an amount equal to the Lost Insured Credit. For purposes of the determination of Company Premiums Written for any period commencing on November 1, 2007, (A) “Lost Insured” means any insured of the Company or the Company Subsidiaries during the comparable period of the preceding year that is lost to Parent or the Parent Subsidiaries after the end of such comparable period; and (B) “Lost Insured Credit” means, an amount per Lost Insured, equal to the Company’s reasonable calculation of the gross premiums written on a statutory basis attributable to such insured for the comparable period of the preceding year.

“Company Premiums Written Percentage” means, as of any date on or after January 31, 2008, a fraction (expressed as a percentage), (A) the numerator of which is the amount of Company Premiums Written for the period commencing on November 1, 2007 through the end of the most recently completed month, and (B) the denominator of which is the amount of Company Premiums Written for the comparable period of the preceding year.

“Company Statutory Financial Statements” means, as applicable (A) the statutory financial statements contained in the quarterly statements of condition and affairs of the Company Insurance Subsidiaries; or (B) the statutory financial statements contained in the combined annual statement of the condition and affairs of SCPIE Indemnity Company.

“Company Stockholders’ Equity” means, as of any date, the total stockholders’ equity of the Company, as reflected in the consolidated balance sheet contained in the Company’s most recent periodic report on Form 10-Q or 10-K, plus (A) the amount of accumulated other comprehensive loss reflected on such balance sheet, or minus (B) the amount of accumulated other comprehensive income reflected on such balance sheet, and plus (C) 65% of the amount by which the aggregate settlement amounts (net of applicable recoverables for reinsurance) for all Permitted Commutations completed as of the end of the most recently completed quarter exceeds the related reserves held (net of applicable recoverables for reinsurance) as of June 30, 2007 with respect to the programs or treaties commuted, and minus (D) the amount of the Highlands Cut-Through Adjustment as of such date, and minus (E) the amount of the Reserves Adjustment as of such date. For purposes of the determination of Company Stockholders’ Equity, (i) “Highlands Cut-Through Adjustment” means, as of any date, as applicable (a) if a Highlands Insolvency Event has not occurred on or prior to such date, an amount equal to zero, (b) if a Highlands Insolvency Event has occurred on or prior to such date but after the date of the consolidated balance sheet contained in the Company’s most recent periodic report on Form 10-Q or 10-K, an amount equal to $7,400,000, or (c) if a Highlands Insolvency Event has occurred on or prior to such date and on or prior to the date of the consolidated balance sheet contained in the Company’s most recent periodic report on Form 10-Q or 10-K, an amount equal to 65% of the difference between (x) the greater of (1) $11,400,000 and (2) the Independent Actuary’s Cut-Through Estimate as of such balance sheet date, and (y) the Company’s Cut-Through Reserves as of such balance sheet date, provided that if such difference is a negative number, then for purposes of this clause (c) the Highlands Cut-Through Adjustment shall be deemed to be zero, and provided, further, that if the Independent Actuary’s Cut-Through Estimate with respect to such balance sheet date has not been provided by the Independent Actuary, then the Independent Actuary’s Cut-Through Estimate shall be deemed to be the same amount as the Independent Actuary’s Cut-Through Estimate most recently provided; (ii) “Independent Actuary’s Cut-Through Estimate” means the Independent Actuary’s indicated amount of the Company Insurance Subsidiaries’ net loss and loss adjustment expense reserves on a combined statutory basis attributable to the Highlands Cut-Through Endorsements; (iii) “Company’s Cut-Through Reserves” means the Company’s net loss and loss adjustment expense reserves on a combined statutory basis attributable to the Highlands Cut-Through Endorsements; (iv) “Highlands Cut-Through Endorsements” means the cut-through endorsements listed on Section 8.4(b) of the Company Disclosure Schedule; (v) “Highlands Insolvency Event” means the entry of an order by a court of competent jurisdiction declaring Highlands Insurance Company to be insolvent under applicable Law; (vi) “Reserves Adjustment” means, as of any date, an amount equal to 65% of the difference between (a) the Independent Actuary’s indicated amount of the Company Insurance Subsidiaries’ net loss and loss adjustment expense reserves on a combined statutory basis as of the end of the period covered by the Company’s most recent periodic report on Form 10-Q or 10-K as reflected in the Reserves Summary as of the end of such period or as set forth on the most recent Reserves Summary if a Reserves Summary as of the end of such period has not been delivered as of such date (less the amount of the most recent Independent Actuary’s Cut-Through Estimate), and (b) the aggregate amount of the Company Insurance Subsidiaries’ net losses and loss adjustment expense reserves on a combined statutory basis as of the end of the period covered by the Company’s most recent periodic report on Form 10-Q or 10-K as reflected on the statement of liabilities, surplus and other funds in the Company Statutory Financial Statements as of the end of such period (less the amount of the Company’s Cut-Through Reserves as of the end of such period), provided that if such difference is a negative number then the Reserves Adjustment shall be deemed to be zero; and (vii) “Permitted Commutations” means, collectively (a) any commutation to the extent permitted under Section 5.1.9 and (b) any commutation expressly permitted by Parent. An example of the calculation of Company Stockholders’ Equity is attached as Exhibit D.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or otherwise.

“Environmental Laws” means any Law relating to the pollution, protection, investigation or restoration of the environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, license or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any State of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction.

“group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means any chemical, material or other substance defined or regulated as “toxic” or “hazardous” under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including patents, inventions (whether or not patentable), processes, methodologies, products, technologies, discoveries, copyrightable and copyrighted works (whether or not registered), apparatus, trade secrets, trademarks and service marks (whether or not registered), domain names, trade names, know-how, trade dress, customer lists, confidential marketing and customer information, confidential technical information, software, and documentation related thereto, and any registrations or applications for registration of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be present with respect to Parent or the Company, as applicable, when the matter in question was actually known to any executive officer of Parent listed in Exhibit C-1 hereto (in the case of Parent) or to any executive officer of the Company listed in Exhibit C-2 hereto (in the case of the Company).

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

“LOC Agreements” mean, collectively, (a) the Credit Agreement, dated July 18, 2007, by and between the Company, SCPIE Indemnity Company, American Healthcare Indemnity Company and American Healthcare Specialty Insurance Company, on one hand, and Union Bank of California, on the other hand; and (b)(i) the Amended and Restated Facility Letter, dated June 28, 2005, by and between the Company, SCPIE Indemnity Company, American Healthcare Indemnity Company, American Healthcare Specialty Insurance Company and

SCPIE Underwriting Limited, on one hand, and Barclay Bank PLC, on the other hand; and (ii) the Insurance Letters of Credit Agreement, dated as of June 28, 2005, by and between the Company, SCPIE Indemnity Company, American Healthcare Indemnity Company, American Healthcare Specialty Insurance Company and SCPIE Underwriting Limited, on one hand, and Barclay Bank PLC, on the other hand, each as amended, modified or supplemented from time to time.

“NYSE” means the New York Stock Exchange.

“Other Filings” means all filings made by, or required to be made by, the Company, Parent or Merger Sub with the SEC other than the Proxy Statement.

“Parent Material Adverse Effect” means any change or event that has a material adverse effect on the business, financial condition, or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (A) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger or the transactions contemplated hereby; (B) any adverse change, effect, event, occurrence, state of facts or development after the date hereof, attributable to conditions affecting any of the industries in which Parent participates, the U.S. economy or financial markets; or (C) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement.

“Parent Permit” means all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for Parent, Merger Sub and each Parent Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date hereof.

“Permitted Liens” means (i) liens or other encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (ii) liens or other encumbrances in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of law, (iii) liens for utilities and other governmental charges that, in each case, are not yet due or payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without giving rise to any material penalty or material additional cost or liability, (iv) matters of record or registered liens affecting title to any owned or leased real property of a Person and its Subsidiaries, (v) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities that do not individually or in the aggregate materially and adversely affect the use of the owned or leased real property of a Person and its Subsidiaries affected thereby as currently used in the business of such Person and its Subsidiaries, (vi) statutory liens of landlords for amounts not yet due and payable, (vii) liens arising under reinsurance agreements existing on the date hereof or entered into in the ordinary course of business, (viii) defects, irregularities or imperfections of title and other liens which, individually or in the aggregate, do not materially impair the continued use of the asset or property to which they relate, (ix) rabbi trusts established by a Person or its Subsidiaries for the benefit of its directors, officers or other employees prior to the date hereof, (ix) with respect to a Person and its Subsidiaries, liens arising under any credit agreement existing as of the date hereof or any refinancing or replacement thereof in the ordinary course of business, (x) liens for judgments not yet due and payable or that are being contested in good faith by appropriate proceedings and (xi) statutory deposits of cash, securities or other assets pursuant to applicable insurance Laws.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity or group.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“subsidiary” or “subsidiaries” of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Statutory Accounting Practices” means statutory accounting principles prescribed or permitted by the California Department of Insurance, Delaware Department of Insurance and Arkansas Insurance Department, as appropriate, applicable to insurers domiciled in the States of California, Delaware and Arkansas, respectively, in a manner consistent with the principles, practices, methodologies and procedures used by the Company and the Company Subsidiaries in the preparation of their statutory financial statements

“Superior Proposal” means an Acquisition Proposal, with references to 20% being changed to 50%, made by a third party which, in the good faith judgment of the Company Board (after consultation with its financial advisors and outside legal counsel), (i) is reasonably likely to be consummated taking into account the party making the proposal and all financial, legal, regulatory and other aspects of the proposal and (ii) would, if consummated, result in a transaction that is more favorable to the Company’s stockholders than the transactions contemplated by this Agreement taking into account all financial, legal, regulatory and other aspects of the respective proposals.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

“Tax Returns” means any report, return, claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Authority or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Fee” means 3% of the Aggregate Merger Consideration.

Section 8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble

“Applicable Insurance Laws”	Section 5.7.2

“Certificate of Merger”	Section 1.3

“Closing”	Section 1.2

“Code”	Section 2.4.8

“Company”	Preamble

“Company Benefit Plan”	Section 3.10.1

“Company Board”	Section 2.2

“Company By-laws”	Section 3.2

“Company Certificate”	Section 3.2

“Company Common Stock”	Section 2.1.1

“Company Disclosure Schedule”	Article 3

“Company Employees”	Section 5.10.1

“Company Material Contract”	Section 3.12.1

“Company Options”	Section 2.2

“Company Permits”	Section 3.6

“Company Preferred Stock”	Section 3.3.1

“Company Recommendation”	Section 5.3.1

“Company Representatives”	Section 5.6.1

“Company Deferred Stock”	Section 2.3

“Company Restricted Stock”	Section 2.3

“Company SEC Filings”	Section 3.7.1

“Company Stock Option Plans”	Section 2.2.

“Company Stockholders’ Meeting”	Section 5.4.1

“Company Subsidiary”	Section 3.1

“Confidentiality Agreement”	Section 5.5.2

“Covered Person”	Section 5.11.1

“D&O Insurance”	Section 5.11.3

“DGCL”	Recitals

“Dissenting Shares”	Section 2.5

“Dissenting Stockholder”	Section 2.5

“Effective Time”	Section 1.3

“ERISA”	Section 3.10.1

“ERISA Affiliate”	Section 3.10.1

“Exchange Fund”	Section 2.4.2

“Excluded Party”	Section 5.6.1

“Existing Policies”	Section 5.11.3

“Form A”	Section 5.7.2

“Forms”	Section 3.19.1

“Independent Actuary”	Section 5.5.3

“Insurance Contracts”	Section 3.19.1

“Merger”	Recitals

“Merger Consideration”	Section 2.1.1

“Merger Sub”	Preamble

“Option Consideration”	Section 2.2.

“Outside Date”	Section 7.1.2

“Parent”	Preamble

“Parent Benefit Plans”	Section 5.10.1

“Parent Common Stock”	Section 2.1.3

“Parent Disclosure Schedule”	Article 4

“Parent Representatives”	Section 5.5.1

“Parent Subsidiary”	Section 4.3.1

“Paying Agent”	Section 2.4.1

“Pooling Agreement”	Section 3.13.1

“Proxy Statement”	Section 5.3.1

“Required Company Stockholders”	Section 3.21

“Reserves Summary”	Section 5.5.3

“SOX”	Section 3.7.5

“Specified Conditions”	Section 7.1.2

“STAT Financial Statements”	Section 3.7.3

“Surviving Corporation”	Section 1.1

“Third Party Reinsurance Contracts”	Section 3.13.2

Section 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.8 Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto), and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. Each party hereto acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the other parties, or any of their respective directors, officers, shareholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

Section 8.9 Assignment. This Agreement shall not be assigned by operation of law or otherwise and any purported assignment hereof shall be null and void.

Section 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.10 and Section 5.11, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.11 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

Section 8.12.1 This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

Section 8.12.2 Each of the parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any appellate court therefrom, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.12.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.3.

Section 8.13 Disclosure. Each party hereto has or may have set forth information in its respective Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Disclosure Schedule need not be set forth in any other section of the Disclosure Schedule so long as its relevance to the latter section of the Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed in the Disclosure Schedule. The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Agreement to the other party.

Section 8.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.15 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE DOCTORS COMPANY

By:	/s/ Richard E. Anderson, M.D.
Richard E. Anderson, M.D.
Chairman And Chief Executive Officer

SCALPEL ACQUISITION CORP.

By:	/s/ Richard E. Anderson, M.D.
Richard E. Anderson, M.D.
Chairman And Chief Executive Officer

SCPIE HOLDINGS INC.

By:	/s/ Donald J. Zuk
Donald J. Zuk
Chief Executive Officer

APPENDIX B

OPINION OF DEUTSCHE BANK SECURITIES INC.

October 15, 2007

Board of Directors SCPIE Holdings Inc.

1888 Century Park East

Los Angeles, CA 90067

Members of the Board:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to SCPIE Holdings Inc. (the “Company”) in connection with the proposed merger of the Company and Scalpel Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of The Doctors Company (“Parent”), pursuant to the Agreement and Plan of Merger, dated as of October 15, 2007, among the Company, Merger Sub and Parent (the “Merger Agreement”). The Merger Agreement provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”). As a result of the Merger, the Company will become a wholly owned subsidiary of Parent and each share of common stock, par value $.0001 per share (“Company Common Stock”), of the Company (other than shares of Company Common Stock owned by Parent, Merger Sub, any wholly owned subsidiary of Parent or Merger Sub, in the treasury of the Company or owned by any wholly owned subsidiary of the Company (other than the shares of Company Common Stock held by SCPIE Indemnity Company) and Dissenting Shares as defined in the Merger Agreement) will be converted into the right to receive $28.00 in cash (the “Merger Consideration”). Each share of Company Common Stock held by SCPIE Indemnity Company shall be converted into and be exchanged for $28.00 in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested Deutsche Bank’s opinion, as investment bankers, as to the fairness, from a financial point of view, to holders of outstanding shares of Company Common Stock of the Merger Consideration.

In connection with Deutsche Bank’s role as financial advisor to the Company, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and certain internal analyses, financial forecasts and other information furnished to it by the Company. Representatives of Deutsche Bank have also held discussions with members of the senior managements of the Company regarding the business and prospects of the Company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Company Common Stock, (ii) compared certain financial and stock market information for the Company with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed relevant, to the extent publicly available, (iv) reviewed the terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or Parent, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank

B-1

expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Parent, Merger Sub and the Company contained in the Merger Agreement are true and correct, Parent, Merger Sub and the Company will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Parent, Merger Sub and the Company to consummate the Merger will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Parent or the Company is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Parent or the Company or materially reduce the contemplated benefits of the Merger.

This opinion is addressed to, and for the sole use and benefit of, the Board of Directors of the Company in connection with its consideration of the Merger. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent, except as set forth in our engagement letter with the Company. This letter does not constitute a recommendation to the Board of Directors of the Company in connection with the Merger and is not a recommendation to the stockholders of the Company to approve the Merger. This opinion is limited to the fairness, from a financial point of view, to the holders of outstanding shares of Company Common Stock of the Merger Consideration, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by the Company to engage in the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for the Company, including remaining independent, the financing for the Merger, the effects of any other transaction in which the Company might engage or as to how any holder of shares of Company Common Stock should vote or act with respect to the Merger or any matter relating thereto.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Merger, a portion of which was payable upon our engagement, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon consummation of the Merger. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement.

We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). Members of the DB Group may, in the future, provide investment and commercial banking services to Parent or the Company, for which we would expect DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to holders of outstanding shares of Company Common Stock.

Very truly yours,

DEUTSCHE BANK SECURITIES, INC.

B-2

APPENDIX C

DGCL SECTION 262

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SCPIE HOLDINGS INC.

PROXY VOTING INSTRUCTION CARD

Control Number:	→
Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all shares of SCPIE Holdings Inc. that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote:

Via Internet Accessing the World Wide Web site http://www.cesvote.com and following the instructions to vote via the Internet.

By Phone

Using a touch-tone telephone to vote by phone from the U.S. or Canada toll free. Have your proxy card ready. Simply dial 1-888-693-8683, enter the Control Number shown above and follow the instructions. When you are finished voting, your vote will be confirmed, and the call will end.

By Mail Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement.

+ FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL +

SCPIE HOLDINGS INC.

SPECIAL MEETING OF SHAREHOLDERS, MARCH 26, 2008

Revocable Proxy

PROXY/AUTHORIZATION AND DIRECTION FOR EXECUTION

OF PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned Stockholder(s) of SCPIE HOLDINGS INC. (the “Company”) hereby constitutes and appoints Mitchell S. Karlan, M.D., Wendell L. Moseley, M.D., and Donald J. Zuk, and each of them, attorneys and proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Special Meeting of Stockholders of the Company to be held at 1888 Century Park East, Los Angeles, California 90067, on March 26, 2008, at 10:00 a.m., Pacific Time, and at any adjournments or postponements thereof for all of the number of shares of Common Stock of the Company that the undersigned has the power to vote, and with all the powers that the undersigned would possess if personally present, as indicated on the reverse side.

The proxies are directed to vote as specified on the reverse side. Except as specified to the contrary on the reverse side, the shares represented by this proxy will be voted FOR the adoption of the Agreement and Plan of Merger, dated October 15, 2007, by and among The Doctors Company, Scalpel Acquisition Corp. and SCPIE Holdings Inc., and FOR granting management’s proxies the authority to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies to adopt the merger agreement and in the discretion of the proxies upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The undersigned revokes any prior proxy granted in respect of any and all of the undersigned’s shares of Common Stock of the Company for such meeting. Receipt of the Notice of Special Meeting of Stockholders and Proxy Statement is hereby acknowledged.

PLEASE SIGN, DATE, AND MAIL THIS PROXY CARD TODAY.

(continued and to be signed on reverse side)

IMPORTANT:

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD

IN THE ENCLOSED ENVELOPE!

+ FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL +

Receipt of the Proxy Statement is hereby acknowledged.

A vote FOR Item 1 is recommended by the Board of Directors.	A vote FOR Item 2 is recommended by the Board of Directors.

1. To adopt the Agreement and Plan of Merger, dated October 15, 2007, by and among The Doctors Company, Scalpel Acquisition Corp. and SCPIE Holdings Inc.

2.      To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger, dated October 15, 2007, by and among The Doctors Company, Scalpel Acquisition Corp. and SCPIE Holdings Inc.

FOR ☐ AGAINST ☐ ABSTAIN ☐	FOR ☐ AGAINST ☐ ABSTAIN ☐

Dated _____________________________________, 2008

_______________________________________________

Signature(s)

_______________________________________________

Title (see instructions below, e.g. President, Partner, Trustee)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

SIGN ABOVE - Please sign exactly as your name appears hereon. If shares are registered in more than one name, all should sign but if one signs, it binds the others. When signing as attorney, executor, administrator, agent, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized person. If a partnership, please sign partnership name by an authorized person.